Exhibit 2.1

ARRANGEMENT AGREEMENT

AMONG

MOLYCORP, INC.

0934634 B.C. LTD.

AND

NEO MATERIAL TECHNOLOGIES INC.

March 8, 2012

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Currency	18
1.3	Interpretation Not Affected by Headings	18
1.4	Knowledge and Disclosure	18
1.5	Extended Meanings, Etc.	18
1.6	Date of any Action	19
1.7	Performance of the Purchaser’s Obligations	19
1.8	Schedules	19

ARTICLE 2 THE ARRANGEMENT		19

2.1	The Arrangement	19
2.2	Implementation Steps by the Company	20
2.3	Implementation Steps by the Purchaser and the Parent	21
2.4	Interim Order	21
2.5	Circular and Preparation of Filings	22
2.6	Court Proceedings	23
2.7	Articles of Arrangement	24
2.8	List of Securityholders	24
2.9	Options, RSUs, Performance Units, SARs and DSUs	25
2.10	Dissenting Shareholders and Other Proceedings	25
2.11	Securityholder Communications	26

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		26

3.1	Representations and Warranties of the Company	26
3.2	Representations and Warranties of the Purchaser and the Parent	55
3.3	Survival of Representations and Warranties	63

ARTICLE 4 COVENANTS REGARDING THE CONDUCT OF BUSINESS		64

4.1	Covenants of the Company	64
4.2	Covenants of the Parent	70

ARTICLE 5 ADDITIONAL COVENANTS		71

5.1	Pre-Acquisition Reorganizations	71
5.2	Access to Information	73
5.3	Covenants of the Company Regarding the Arrangement	74
5.4	Covenants of the Purchaser and the Parent Regarding the Arrangement	76
5.5	Additional Covenants with Respect to Exchangeable Share Structure	77
5.6	Additional Covenants with Respect to Financing	78
5.7	Mutual Covenants	80
5.8	Employment Agreements; Options; Convertible Debentures	81
5.9	Indemnification and Insurance	81

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ARTICLE 6 ACQUISITION PROPOSALS		82

6.1	Non-Solicitation	82
6.2	Right to Match	84

ARTICLE 7 TERMINATION		87

7.1	Termination	87
7.2	Termination Fee	89
7.3	Void upon Termination	90
7.4	Notice and Cure Provisions	90

ARTICLE 8 CONDITIONS PRECEDENT		91

8.1	Mutual Conditions Precedent	91
8.2	Additional Conditions Precedent to the Obligations of the Company	92
8.3	Additional Conditions Precedent to the Obligations of the Purchaser and the Parent	93

ARTICLE 9 GENERAL		95

9.1	Notices	95
9.2	Expenses	96
9.3	No Assignment	96
9.4	Benefit of Agreement	97
9.5	Time of Essence	97
9.6	Public Announcements	97
9.7	Governing Law; Attornment; Service of Process; Waiver of Jury Trial	97
9.8	Entire Agreement	98
9.9	Third Party Beneficiaries	98
9.10	Amendment	99
9.11	Waiver and Modifications	100
9.12	Severability	100
9.13	Mutual Interest	100
9.14	Further Assurances	100
9.15	Injunctive Relief	101
9.16	No Personal Liability	101
9.17	Lender Liability	101
9.18	Counterparts	101

SCHEDULE A FORM OF PLAN OF ARRANGEMENT		A-1

SCHEDULE B ARRANGEMENT RESOLUTION		B-1

SCHEDULE C REQUIRED REGULATORY APPROVALS		C-1

SCHEDULE D FORM OF SUPPORT AGREEMENT		D-1

SCHEDULE E FORM OF VOTING AND EXCHANGE TRUST AGREEMENT		E-1

ii

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of March 8, 2012

AMONG

MOLYCORP, INC., a corporation incorporated under the laws of the State of Delaware (the “Parent”)

-  and  -

0934634 B.C. LTD., a corporation incorporated under the laws of the Province of British Columbia (the “Purchaser”)

-  and  -

NEO MATERIAL TECHNOLOGIES INC., a corporation continued under the laws of Canada (the “Company”).

WHEREAS the Parent, through the Purchaser, proposes to acquire all of the outstanding Common Shares of the Company pursuant to the Arrangement, as provided in this Agreement;

AND WHEREAS the Board of Directors of the Company has unanimously determined that the Arrangement is fair to the Shareholders and that it is in the best interests of the Company to enter into this Agreement and has unanimously resolved, subject to the terms of this Agreement, to recommend that the Shareholders vote in favour of the Arrangement Resolution;

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

In this Agreement and the Schedule C hereto, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:

“1933 Securities Act” means the United States Securities Act of 1933;

“1934 Exchange Act” means the United States Securities Exchange Act of 1934;

“Acquisition Agreement” has the meaning ascribed thereto in Section 6.1(a)(v);

“Acquisition Financing” has the meaning ascribed thereto in Section 5.6(a);

“Acquisition Proposal” means, at any time, whether or not in writing, any proposal (including any modification or proposed modification of any such proposal) with respect to (a) any acquisition by any person or group of persons of Common Shares (or securities convertible into or exchangeable or exercisable for Common Shares) representing 20% or more of the Common Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Common Shares) or (b) any acquisition by any person or group of persons of any assets of the Company and/or one or more of the Company Entities (including shares or other equity interests of any Company Entity) individually or in the aggregate contributing 20% or more of the consolidated revenue or representing 20% or more of the assets of the Company and the Company Entities taken as a whole (in each case based on the consolidated financial statements of the Company most recently filed prior to such time as part of the Company Public Disclosure Record) (or any lease, license, royalty, long-term supply agreement or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multi-step transaction or series of transactions, directly or indirectly involving the Company or any Company Entity, and in each case excluding the Arrangement and the other transactions contemplated by this Agreement and any transaction between the Company and/or one or more of its wholly-owned subsidiaries;

“affiliate” and “associate” have the meanings respectively ascribed thereto under the Securities Act;

“Agreement” means this Arrangement Agreement (including the Schedules attached hereto) as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof;

“Alternative Financing” has the meaning ascribed thereto in Section 5.6(a);

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set forth in the Plan of Arrangement as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

“Arrangement Resolution” means the special resolution to be considered and, if thought fit, passed by the Shareholders at the Company Meeting to approve the Arrangement, to be substantially in the form and content of Schedule B hereto;

“Board of Directors” means the board of directors of the Company as constituted from time to time;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Toronto, Ontario or New York City, New York are closed for business;

“Callco” means 0934632 B.C. Ltd., a subsidiary of the Parent existing under the laws of the Province of British Columbia, or any other direct or indirect wholly-owned subsidiary of the Parent designated by the Parent from time to time in replacement thereof;

“Canadian GAAP” means, in relation to any financial year beginning on or before December 31, 2010, accounting principles generally accepted in Canada as adopted by the Canadian Institute of Chartered Accountants, and, in relation to any financial year beginning after December 31, 2010, International Financial Reporting Standards;

“Canadian Plans” has the meaning ascribed thereto in Section 3.1(z)(ii);

“Canadian Securities Laws” means the Securities Act and all other applicable Canadian provincial securities Laws and the rules, regulations and published policies made thereunder;

“CBCA” means the Canada Business Corporations Act and all regulations made thereunder, as promulgated or amended from time to time;

“Change of Recommendation” has the meaning ascribed thereto in Section 7.1(c)(i);

“Circular” means the notice of meeting and accompanying information circular (including all schedules, appendices and exhibits thereto) to be sent to the Shareholders in connection with the Company Meeting, including any amendments or supplements thereto;

“Code” means the United States Internal Revenue Code of 1986;

“commercially reasonable efforts” means, with respect to any Party, the cooperation of such Party and the use by such Party of its reasonable efforts consistent with reasonable commercial practice without: (a) payment or incurrence of any monetary liability or obligation, other than filing fees incurred in connection with the transactions contemplated by this Agreement and other reasonable expenses; or (b) the requirement to initiate or commence litigation;

“Commitment Letter” has the meaning ascribed thereto in Section 3.2(v);

“Common Shares” means the common shares without par value in the capital of the Company;

“Company Annual Financial Statements” means the audited consolidated financial statements of the Company for the years ending December 31, 2010 and 2009, together with the notes thereto;

“Company Beneficiaries” has the meaning ascribed thereto in Section 9.9;

“Company Data Room” means the Company’s electronic data room posted on the RR Donnelley Venue website at www.rrdvenue.com;

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Company and delivered to the Purchaser prior to the execution of this Agreement;

“Company Entity” means, with respect to the Company, any of its material subsidiaries or Joint Ventures, as set forth in Section 1.1 of the Company Disclosure Letter;

“Company Financial Statements” means the Company Annual Financial Statements and the Company Interim Financial Statements;

“Company Interim Financial Statements” means the unaudited interim consolidated financial statements of the Company for the nine months ended September 30, 2011, together with the notes thereto;

“Company Meeting” means the special meeting of the Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement;

“Company Plans” has the meaning ascribed thereto in Section 3.1(z)(i), and “Company Plans” excludes the Canadian Plans;

“Company Public Disclosure Record” means all documents filed by or on behalf of the Company on the System for Electronic Document Analysis Retrieval (SEDAR) since December 31, 2010;

“Company Senior Management” means Geoff Bedford, Alex Caldwell, Michael Doolan, Jeff Hogan, Constantine Karayannopoulos, Shannon Song, Martin Sun and Frank Timerman;

“Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the 1933 Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) for offerings of debt securities on a registration statement on Form S-1, (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Required Information, (iv) with respect to any interim financial statements, such interim financial statements have been reviewed by the Company’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722, (v) the Company’s auditors have delivered drafts of customary comfort letters, including as to customary negative assurances and change period, and such auditors have confirmed they are prepared to issue any such comfort letter throughout the Marketing Period and (vi) the financial statements and other financial information (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period and (B) the Lenders (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial statements and financial information contained in any offering memoranda, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on the last day of the Marketing Period;

“Confidential Data” has the meaning ascribed thereto in Section 5.2(b);

“Consideration Shares” means, collectively, the Exchangeable Shares to be issued to Shareholders pursuant to Section 3.1(c) of the Plan of Arrangement and the Molycorp Shares to be issued to Shareholders pursuant to Section 3.1(d) of the Plan of Arrangement;

“Contract” means any legally binding contract, agreement, indenture, note, instrument, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (whether written or oral) to which the Company or any Company Entity is a party or by which the Company or any Company Entity is bound or affected or to which any of their respective properties or assets is subject;

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code;

“Convertible Debentures” means, at any time, convertible debentures of the Company issued pursuant to the Debenture Indenture which are, at such time, issued and outstanding;

“Court” means the Ontario Superior Court of Justice (Commercial List) or other court with jurisdiction to consider and issue the Interim Order and the Final Order;

“Debenture Indenture” means the debenture indenture dated as of June 2, 2011 between the Company and Computershare Trust Company of Canada, as trustee;

“Debentureholder” means a holder of Convertible Debentures;

“Debt Financing” has the meaning ascribed thereto in Section 3.2(v);

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including the Lender, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns;

“Depositary” means Computershare Trust Company of Canada;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Dissent Rights” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Dissenting Shareholder” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“DSU Plan” means the Directors Share Unit Plan established by the Company on November 6, 2008, as thereafter amended and restated from time to time;

“DSUs” means, at any time, deferred share units granted pursuant to the DSU Plan which are, at such time, outstanding;

“Effective Date” means the date upon which all of the conditions to the completion of the Arrangement as set out in Article 8 have been satisfied or waived in accordance with the provisions of this Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and the Arrangement becomes effective in accordance with the CBCA and the Final Order; provided that the Effective Date shall not occur if the Marketing Period has not commenced and been completed unless the Parent so agrees;

“Effective Time” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Eligible Holder” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Eligible Share” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Environment” means the natural environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource);

“Environmental Approvals” means all Permits or other authorizations issued or required by any Governmental Authority pursuant to any Environmental Law;

“Environmental Laws” means Laws aimed at or relating to reclamation or restoration of property; abatement of pollution; protection of the Environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, treatment, storage, disposal or control of, or exposure to, Hazardous Substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances, including to ambient air, surface water or groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or otherwise protecting human health and safety or the Environment;

“ERISA” means the Employee Retirement Income Security Act of 1974;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions will be in substantially the form set out in Appendix I to the Plan of Arrangement;

“Exchangeable Shares” means the exchangeable shares in the capital of the Purchaser, as more particularly described in Appendix I to the Plan of Arrangement;

“Exemptive Relief” has the meaning ascribed thereto in Section 5.5(a)(i);

“Export Approvals” has the meaning ascribed thereto in Section 3.1(ii)(i);

“Export Control Laws” has the meaning ascribed thereto in Section 3.1(ii);

“Fairness Opinion” means the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the consideration to be received by the Shareholders under the Arrangement is fair, from a financial point of view, to such Shareholders;

“Final Order” means the order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement under section 192(4) of the CBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

“Financial Advisor” means GMP Securities L.P.;

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including the TSX or any other stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing;

“Hazardous Substances” means any waste or other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutation or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any applicable Environmental Laws including petroleum and all derivatives thereof or synthetic substitutes therefor, hydrogen sulphide, arsenic, cadmium, lead, mercury, polychlorinated biphenyls (“PCBs”), PCB-containing equipment and material, mould, asbestos, asbestos-containing material, urea-formaldehyde, urea-formaldehyde-containing material and any other material or substance that may impair the Environment, the health of any individual, property or plant or animal life;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“HSR Approval” means any waiting period, and any extension thereof, under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or have been early terminated;

“Indemnified Parties” has the meaning ascribed thereto in Section 5.9(a);

“Intellectual Property Rights” has the meaning ascribed thereto in Section 3.1(aa)(i);

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, to be issued following the application therefor contemplated by Section 2.2(a) providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of both the Company and the Purchaser, each acting reasonably;

“Internal Controls” has the meaning ascribed thereto in Section 3.1(i);

“Investment Canada Act” means the Investment Canada Act (Canada);

“Investment Canada Act Approval” means the Purchaser or the Parent shall have received notice from the responsible Minister under the Investment Canada Act that he or she is satisfied, or the Minister shall by expiry of the applicable review period under the Investment Canada Act be deemed to be satisfied, that the transactions contemplated by this Agreement are of net benefit to Canada on terms and conditions satisfactory to the Parent, acting reasonably;

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, contractual or other legal form, in which the Company or any of its subsidiaries holds voting shares, equity interests or other rights of participation but which is not a subsidiary of the Company, and any subsidiary or downstream affiliate of any such entity;

“Laws” means any and all laws, statutes, codes, ordinances (including zoning), decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;

“Lease” has the meaning ascribed thereto in Section 3.1(q);

“Leased Real Property” has the meaning ascribed thereto in Section 3.1(q);

“Lender” has the meaning ascribed thereto in Section 3.2(v);

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, right to possession or any other encumbrance, right or restriction of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“LTIP” means the long-term incentive plan of the Company effective as of September 21, 2006, as thereafter amended and restated from time to time;

“Marketing Period” means a single consecutive 10 Business Day period commencing after all conditions set forth in Article 8 have been satisfied (other than (a) the conditions set forth in Sections 8.1(a) and 8.1(b) and (b) the conditions that, by their terms, are to be satisfied at closing, each of which is then capable of being satisfied) on the date of delivery of a final Offering Document (as defined in the Commitment Letter) which contains all Required Information that is Compliant (at no time during which period the financial information in the Offering Document shall be “stale” and the Offering Document shall continue to satisfy the requirements set forth in the Commitment Letter) and ending no later than the Outside Date; provided that such 10 Business Day period shall not include, and shall be extended by any of the following days that occur during such period:  (x) any days from and including June 29, 2012 to and including July 9, 2012, and (y) any days from and including August 17, 2012 to and including September 4, 2012.  Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such consecutive 10 Business Day period, (x) the Company shall have announced any intention to restate any financial statements or financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements described in the immediately preceding sentence would be satisfied on the first day, throughout and on the last day of such new consecutive 10 Business Day period or (y) the Required Information would not be Compliant on the first day, throughout and on the last day of such consecutive 10 Business Day period, in which case a new 10 Business Day period shall commence upon Parent and its Lender receiving updated Required Information that would be Compliant, and the requirements in described in the immediately preceding sentence would be satisfied on the first day, throughout and on the last day of such new consecutive 10 Business Day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred);

“Material Adverse Effect” means, in respect of the Company or the Parent, as the case may be, any result, fact, change, effect, event, circumstance, occurrence or development that, taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments, has or would reasonably be expected to have a material and adverse effect on the business, operations, results of operations or condition (whether financial or otherwise) of such Party and its subsidiaries (or, with respect to the Company, the Company Entities), taken as a whole;  provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development that arises out of, relates directly or indirectly to, results directly or indirectly from or is attributable to any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect:

(a)                                  changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions, or political, economic or financial or capital market conditions in any jurisdiction in which the applicable Party or any of the subsidiaries (or, with respect to the Company, the Company Entities) operate or carry on business;

(b)                                 changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c)                                  any earthquake, hurricane, tornado or other similar natural disaster;

(d)                                 changes or developments in or relating to currency exchange or interest rates or changes in the price of rare earth materials or products incorporating any such rare earth materials;

(e)                                  changes or developments generally affecting the rare earth mining industry in general or the supply or processing of rare earth materials or products incorporating any such rare earth materials;

(f)                                    any actual or proposed change in quotas of rare earth permitted to be exported from the People’s Republic of China;

(g)                                 any adoption, change or proposed change in any Laws or the interpretation, application or non-application of any Laws by any Governmental Authority;

(h)                                 any adoption, change or proposed change in Canadian GAAP or U.S. GAAP;

(i)                                     any change in the market price or trading volume of any securities of the Company or the Parent (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Effect has occurred) or any suspension of trading in securities generally on any securities exchange on which any securities of the Company or the Parent trade;

(j)                                     (i) with respect to the Company, any actions taken (or omitted to be taken) by the Company upon the request of the Parent or the Purchaser and (ii) with respect to the Parent, any actions taken (or omitted to be taken) by the Parent upon the request of the Company;

(k)                                  any failure by such Party to meet any internal or publicly disclosed projections, forecasts or estimates of, or guidance relating to, revenue, earnings or cash flow of such Party, whether made by or attributed to such Party or any financial analyst or other person;

(l)                                     the announcement of the execution of this Agreement or the transactions contemplated hereby, the pendency of the completion of the transactions contemplated hereby, the performance of any obligation contemplated hereunder or the completion of any of the transactions contemplated hereby; or

(m)                               any legal proceeding commenced by or involving any current or former securityholders of the Parent or the Company arising out of or relating to this Agreement;

provided, however, that each of clause (a) through (e) above shall not apply to the extent that any of the changes, developments, conditions or occurrences referred to therein relate primarily to (or have the effect of relating primarily to) such Party or any of its subsidiaries (or, with respect to the Company, the Company Entities) or disproportionately adversely affect such Party and its subsidiaries (or, with respect to the Company, the Company Entities), taken as a whole, in comparison to other persons who operate in the same industry as such Party and its subsidiaries (or, with respect to the Company, the Company Entities); and provided, further, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Material Adverse Effect has occurred;

“Material Contract” has the meaning ascribed to that term in Section 3.1(u)(i);

“material fact” with respect to the Company and the Company Entities, has the meaning attributed to such term under the Securities Act, and with respect to the Parent and the Parent Material Subsidiaries, has the meaning attributed to such term under the 1933 Securities Act;

“Material Properties” means, collectively, each of the properties identified in Sections 3.1(p) and 3.1(q) of the Company Disclosure Letter;

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions;

“misrepresentation” with respect to the Company and the Company Entities, has the meaning attributed to such term under the Securities Act, and with respect to the Parent and the Parent Material Subsidiaries, has the meaning attributed to such term under the 1933 Securities Act;

“Molycorp Shares” means shares of common stock of the Parent, par value US$0.001 per share;

“Mountain Pass Mine” has the meaning ascribed thereto in Section 3.2(q);

“NI 52-109” means National Instrument 52-109 — Certification of Disclosure in Issuers’ Annual And Interim Filings;

“Non-Disclosure Agreement” means the non-disclosure agreement dated as of March 24, 2010 between the Company and the Parent, as it may be amended, restated, supplemented or otherwise modified from time to time;

“NYSE” means the New York Stock Exchange;

“OFAC” has the meaning ascribed thereto in Section 3.1(ii);

“Optionholder” means a holder of one or more Options;

“Options” means, at any time, options to acquire Common Shares granted pursuant to the Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested;

“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any person, that such action is consistent with the past practices of such person (including with respect to amount and frequency) and is taken in the ordinary course of the normal day-to-day business and operations of such person;

“Outside Date” means the date that is 180 days after the date of this Agreement or such later date as may be agreed to in writing by the Parties;

“Owned Real Property” has the meaning ascribed thereto in Section 3.1(p);

“Parent Data Room” means the Parent’s electronic data room posted on the Merrill Datasite at http://datasite.merrillcorp.com;

“Parent Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Parent and delivered to the Company prior to the execution of this Agreement;

“Parent Financial Statements” means the audited consolidated financial statements of the Parent as at, and for the years ended December 31, 2011 and 2010, together with the notes thereto;

“Parent Material Subsidiaries” has the meaning ascribed thereto in Section 3.2(f);

“Parent Public Disclosure Record” means all documents filed by or on behalf of the Parent on the Electronic, Data-Gathering, Analysis and Retrieval (EDGAR) system since December 31, 2010;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Performance Units” means, at any time, performance awards and performance units granted pursuant to the LTIP which are, at such time, outstanding, whether or not earned or vested;

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority;

“Permitted Liens” means, for the Company or any Company Entity, or the Parent or any Parent Material Subsidiary, as the context requires:

(a)                                  Liens for current real estate taxes and assessments not yet due and payable or Liens for income and similar taxes that are being contested in good faith and for which the Company has made adequate provision in accordance with Canadian GAAP;

(b)                                 inchoate mechanics’ and materialmen’s and/or construction Liens for construction in progress and in respect of which payments are not past due;

(c)                                  to the extent such Liens would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Company Entity consistent with past practice, (ii) all matters of record, whether or not registered, which do not individually or in the aggregate render title to any real estate asset invalid or unmarketable, and (iii) all Liens and other imperfections of title and encumbrances which would not reasonably be expected to interfere with the conduct of the business of the Company or such Company Entity;

(d)                                 rights reserved to or vested in any Governmental Entity by the terms of any lease, licence, franchise, grant or permit, or by any statutory provision, to terminate the same, to take action which results in an expropriation or condemnation, or to require annual or other payments as a condition to the continuance thereof;

(e)                                  deposits of cash or securities in connection with any appeal, review or contestation of any Lien or any matter giving rise to an Lien described in (a) or (c) above and for which adequate reserves have been provided for in the books of such person in accordance with Canadian GAAP;

(f)                                    the provisions of applicable Laws including zoning, land use and building restrictions, by laws, regulations and ordinances of federal, state, provincial, municipal or other Governmental Authorities, including municipal by-laws and regulations, airport zoning regulations, restrictive covenants and other land use limitations, public or private, by-laws and regulations and other similar Liens or privileges in respect of real property which in the aggregate do not materially impair the use of such property by the Company or such Company Entity in the operation of its business, and which are not violated in any material respect by existing or proposed structures or land use;

(g)                                 Permits, reservations, water course, right of access or user licenses, easements, rights of way, restrictions, building schemes, licenses, restrictive covenants and servitudes, rights of access or user, airport zoning regulations and other similar rights in land (including licenses, easements, rights of way, servitudes and rights in the nature of easements for walkways, sidewalks, public ways, sewers, drains, gas, soil, steam and water mains or pipelines, electrical lights and power, telephone, television and cable conduits, poles, wires or cables) granted to, reserved or taken by any person which would not materially impair the use of the real property to which they relate and any rights reserved or vested in any Governmental Authority or public or private utility or railway company by the terms of any lease, licence, franchise, grant, agreement or permit, subdivision, development, servicing, encroachment, site plan or other similar agreement with any Governmental Authority or public or private utility or railway company that would not materially impair the use of the real property to which they relate;

(h)                                 purchase money security interests securing indebtedness in the ordinary course of business;

(i)                                     security given by the Company or such Company Entity to a public utility or any Governmental Authority, when required by such utility or Governmental Authority in connection with the operations of such person, in the ordinary course of its business; and

(j)                                     any other Lien identified as a “Permitted Lien” in Section 3.1(p) of the Company Disclosure Letter or in Section 3.2(l) of the Parent Company Disclosure Letter, as the context requires;

“person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture,  joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content set out in Schedule A hereto, as the same may be amended, supplemented or varied from time to time in accordance with Article 6 of the Plan of Arrangement or at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably;

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 5.1(a);

“Proceedings” has the meaning ascribed thereto in Section 3.1(n);

“Registration Statement” has meaning ascribed thereto in Section 5.5(a)(v);

“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment;

“Representatives” means, collectively, with respect to a person, any officers, directors, employees, consultants, advisors, agents or other representatives (including, solicitors, accountants, investment bankers and financial advisors) of that person or any subsidiary of that person;

“Required Information” means such financial and other pertinent information regarding the Company and the Company Entities as may be reasonably requested, including, without limitation, information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of the Parent, the Company and their respective subsidiaries customary for or reasonably necessary for the completion of the Debt Financing by the Debt Financing Sources, and such financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by the Parent to consummate the Acquisition Financing;

“Required Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set forth in Schedule C hereto;

“Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any Taxes and including any other filings relating to Taxes, including all returns in respect of Taxes and other material reports and information under the Tax Act, the income tax or corporation capital tax legislation of any province of Canada or any foreign country or political subdivision thereof in which the relevant person carries on business or to a jurisdiction of which it is otherwise subject, any sales or excise tax legislation of a province of Canada or any foreign country, or political subdivision thereof or legislation affecting any other Taxes, applicable to such person pursuant to which it is liable or required to pay or remit Taxes;

“Right to Match Period” has the meaning ascribed thereto in Section 6.2(b)(iv);

“RSUs” means, at any time, restricted share units granted pursuant to the LTIP which are, at such time, outstanding;

“SARs” means stock appreciation rights, granted pursuant to the LTIP, whether or not in tandem with Options under the Stock Option Plan;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder;

“Securities Regulatory Authorities” means the securities regulatory authorities in each of the Provinces of Canada;

“Shareholder” means a holder of one or more Common Shares;

“Shareholder Rights Plan” means the Shareholder Rights Plan Agreement dated as of February 5, 2004 between the Company and Computershare Trust Company of Canada, as rights agent;

“Special Committee” means the Special Committee established by the Board of Directors in connection with the transactions contemplated by this Agreement;

“Stock Option Plan” means the Amended and Restated Stock Option Plan of the Company effective November 11, 2010, as amended;

“subsidiary” means, with respect to a specified entity, any:

(a)                                  corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at all times owned by such specified entity;

(b)                                 partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)                                  a subsidiary (as defined in clauses (a) and (b) above) of any subsidiary (as so defined) of such specified entity;

“Superior Proposal” means a bona fide written Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Acquisition Proposal” shall be changed to “100%”) made by a third party or third parties acting jointly (other than the Purchaser and its affiliates) and which or in respect of which:

(a)                                  the Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)                                     would, taking into account all of the terms and conditions of such Acquisition Proposal, and if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Shareholders from a financial point of view than the Arrangement; and

(ii)                                  is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or persons making such Acquisition Proposal;

(b)                                 is not subject to any due diligence condition or due diligence termination right in favour of the acquirer; or

(c)                                  is made available to all of the Shareholders on the same terms and conditions;

“Superior Proposal Notice” has the meaning ascribed thereto in Section 6.2(b)(iii);

“Support Agreement” means the support agreement to be entered into among the Parent, the Purchaser and Callco in substantially the form of Schedule D hereto;

“Surviving Corporation” means any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of the Company with or into one or more other entities (pursuant to a statutory procedure or otherwise);

“Tax” or “Taxes” means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including (i) all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes (including all withholdings on amounts paid to or by the relevant person), sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, licence taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, and other taxes, fees, imposts, assessments or charges of any kind whatsoever together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof, (ii) any tax imposed, assessed, collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, and (iii) any liability for any of the foregoing of a transferee, successor, guarantor or by contract or by operation of law;

“Tax Act” means the Income Tax Act (Canada);

“Technology” has the meaning ascribed thereto in Section 3.1(aa)(xv);

“Termination Fee” has the meaning ascribed thereto in Section 7.2(a);

“Termination Fee Event” has the meaning ascribed thereto in Section 7.2(b);

“Transaction Expenses” means all costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, printing and other administrative or professional fees, costs and expenses of third parties incurred by the Company, including in connection with the consideration of any alternative transactions in relation to the Company prior to or after the execution of this Agreement, the negotiation and settlement of this Agreement, the preparation and mailing of the Circular, the convening of the Company Meeting, applications for the Interim Order and the Final Order, the solicitation of proxies in respect of the Company Meeting and structuring and completion of the transactions contemplated by this Agreement;

“TSX” means the Toronto Stock Exchange;

“U.S. GAAP” means accounting principles generally accepted in the United States;

“U.S. Securities Laws” means the 1933 Securities Act, the 1934 Exchange Act and all other state and federal securities Laws and the rules, regulations and published policies made thereunder; and

“Voting and Exchange Trust Agreement” means the voting and exchange trust agreement to be entered into among the Parent, Callco, the Purchaser and the Trustee (as defined in the Exchangeable Share Provisions) in substantially the form of Schedule E hereto.

1.2                               Currency

Except where otherwise specified, all references to currency herein are to lawful money of Canada and “$” refers to Canadian dollars.

1.3                               Interpretation Not Affected by Headings

The division of this Agreement into Articles, sections, paragraphs and subparagraphs and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, section or other portion hereof.  Unless something in the subject matter or context is clearly inconsistent therewith, references herein to an Article, section, subsection, paragraph, clause, subclause or schedule by number or letter or both are to that Article, section, subsection, paragraph, clause, subclause or schedule in this Agreement.

1.4                               Knowledge and Disclosure

Any reference in this Agreement to the “knowledge” or the “awareness” of the Company means to the best of the actual knowledge, information and belief of Constantine Karayannopoulos, Michael Doolan and Geoff Bedford, in their capacities as officers of the Company and not in their personal capacities or in any other capacity, as of the date of this Agreement after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual or any constructive, implied or imputed knowledge or awareness.  Any reference in this Agreement to the “knowledge” or the “awareness” of the Purchaser or the Parent means to the best of the actual knowledge, information and belief of Mark Smith, James Allen, Dr. John Burba and John Ashburn, in their capacities as officers of the Parent and not in their personal capacities or in any other capacity, as of the date of this Agreement after making reasonable inquiry regarding the relevant matter, and does not include any knowledge or awareness of any other individual or any constructive, implied or imputed knowledge or awareness.

1.5                               Extended Meanings, Etc.

Unless the context otherwise requires, words importing only the singular number also include the plural and vice versa; words importing any gender include all genders.  The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words

“only” or “solely”, mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing”.  Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, restated, supplemented or otherwise modified, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.6                               Date of any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

1.7                               Performance of the Purchaser’s Obligations

The Parent unconditionally guarantees the due and punctual performance of each and every obligation of the Purchaser arising under this Agreement and the Arrangement.

1.8                               Schedules

The following are the Schedules to this Agreement:

Schedule A	-	Form of Plan of Arrangement
Schedule B	-	Arrangement Resolution
Schedule C	-	Required Regulatory Approvals
Schedule D	-	Form of Support Agreement
Schedule E	-	Form of Voting and Exchange Trust Agreement

ARTICLE 2
THE ARRANGEMENT

2.1                               The Arrangement

The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.  The closing of the transactions contemplated hereby and by the Plan of Arrangement will take place at 8:30 a.m. (Toronto time) on the Effective Date at the offices in Toronto, Ontario of Fogler, Rubinoff LLP, or at such other time on the Effective Date or such other place as may be agreed to by the Parties.

2.2                               Implementation Steps by the Company

The Company covenants in favour of the Purchaser and the Parent that, subject to the terms of this Agreement, the Company will:

(a)                                 subject to the Purchaser and the Parent complying with Section 2.5(d), as soon as reasonably practicable after the execution of this Agreement and, in any event, in sufficient time to hold the Company Meeting in accordance with Section 2.2(b), apply to the Court for the Interim Order in a manner and form acceptable to the Purchaser, acting reasonably, and thereafter proceed with such application and diligently pursue obtaining the Interim Order;

(b)                                 subject to the Purchaser and the Parent complying with Section 2.5(d), lawfully convene and hold the Company Meeting in accordance with the Interim Order, the Company’s articles and by-laws and applicable Laws, as soon as reasonably practicable after the Interim Order is issued and, in any event, not later than 90 days from the date of this Agreement, and will not, and will not propose to adjourn, postpone or cancel the Company Meeting except with the written consent of the Purchaser or as otherwise permitted by this Agreement;

(c)                                  subject to the terms of this Agreement, including compliance by the Board of Directors with its fiduciary duties, the Company will use its commercially reasonable efforts to solicit from the Shareholders proxies in favour of the approval of the Arrangement Resolution including, if so requested by the Purchaser, acting reasonably, and at the Purchaser’s expense, using the services of investment dealers and proxy solicitation agents, and cooperating with any persons engaged by the Purchaser, to solicit proxies in favour of the approval of the Arrangement Resolution and take all other action reasonably requested by the Purchaser that are reasonably necessary or desirable to obtain the approval of the Arrangement by the Shareholders and permit the Purchaser to assist, and consult with the Purchaser and keep the Purchaser apprised, with respect to such solicitation and other actions;

(d)                                 subject to obtaining such approvals as are required by the Interim Order, as soon as reasonably practicable after the Company Meeting and, in any event, not later than two Business Days thereafter, apply to the Court pursuant to section 192(4) of the CBCA for the Final Order in a manner and form acceptable to the Purchaser, acting reasonably, and thereafter proceed with such application and diligently pursue obtaining the Final Order; and

(e)                                  subject to obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 8 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities (including the TSX) necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to it prior to the Outside Date.

2.3                               Implementation Steps by the Purchaser and the Parent

Subject to the terms of this Agreement, the Purchaser and the Parent will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 8 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities (including the NYSE) necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to each of them prior to the Outside Date.

2.4                               Interim Order

The application referred to in Section 2.2(a) shall, unless the Company and the Purchaser otherwise agree, include a request that the Interim Order provide, among other things:

(a)                                 for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)                                 for the record date for the purposes of determining the Shareholders entitled to receive notice of and to vote at the Company Meeting;

(c)                                  that the Company Meeting may be adjourned or postponed from time to time by the Company without the need for any additional approval by the Court;

(d)                                 that the record date for the Shareholders entitled to receive notice of and to vote at the Company Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Meeting;

(e)                                  that the requisite and sole approval of the Arrangement Resolution will be:

(i)                                     66 2/3% of the votes cast on the Arrangement Resolution by the Shareholders present in person or by proxy at the Company Meeting (with each Shareholder being entitled to one vote for each Common Share held by such Shareholder); and

(ii)                                  if required by MI 61-101, minority approval in accordance with MI 61-101;

(f)                                   for the grant of Dissent Rights to Shareholders who are registered holders of Common Shares;

(g)                                  for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(h)                                 that, in all other respects, the terms, restrictions and conditions of the constating documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

and, subject to the consent of the Company (such consent not to be unreasonably withheld or delayed), shall also include a request that the Interim Order provide for such other matters as the Purchaser may reasonably require.

2.5                               Circular and Preparation of Filings

(a)                                 Subject to the Purchaser and the Parent complying with Section 2.5(d), the Company will, in consultation with the Purchaser:

(i)                                     as promptly as reasonably practicable after the execution of this Agreement, prepare the Circular together with any other documents required by the CBCA or applicable Laws in connection with the Company Meeting; and

(ii)                                  as promptly as reasonably practicable after the issuance of the Interim Order and, in any event, within five Business Days, cause the Circular to be sent to the Shareholders and filed as required by the Interim Order and applicable Laws.

(b)                                 Subject to the Purchaser and the Parent complying with Section 2.5(d), the Company shall ensure that the Circular complies in all material respects with applicable Laws, and, without limiting the generality of the foregoing, that the Circular (including with respect to any information incorporated therein by reference) will not, at the time of mailing, contain any misrepresentation (other than in each case with respect to any information furnished by the Purchaser and the Parent) and will provide the Shareholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Company Meeting.

(c)                                  The Company and the Purchaser will cooperate in the preparation, filing and mailing of the Circular.  The Company will provide legal counsel to the Purchaser with a reasonable opportunity to review and comment on drafts of the Circular and other documents related thereto prior to filing the Circular with applicable Governmental Authorities and mailing the Circular to the Shareholders and will give reasonable consideration to such comments.  The Purchaser acknowledges that whether or not any revisions will be made to the Circular as a result of such comments will be determined solely by the Company acting reasonably, provided, however, that all information relating to the Purchaser and the Parent included in the Circular shall be in form and content satisfactory to the Purchaser, acting reasonably, and the Circular shall include a copy of the Fairness Opinion and a statement that the Board of Directors has unanimously determined that the Arrangement is fair to the Shareholders and is in the best interests of the Company and the unanimous recommendation of the Board of Directors that the Shareholders vote in favour of the Arrangement Resolution and the rationale for that recommendation and a statement that, to the knowledge of the Company, each director and executive officer of the Company intends to vote all Common Shares held by him or her in favour of the Arrangement Resolution (unless such recommendation of the Board of Directors has been withdrawn, modified or amended in accordance with the terms of this Agreement).

(d)                                 The Purchaser will furnish the Company with all such information regarding the Parent and its subsidiaries as may be required to be included by the Company in the Circular pursuant to applicable Laws and/or which is reasonably requested by the Company and any other documents related thereto.  Such information furnished by the Purchaser, as it relates to the Parent or its subsidiaries, will not, at the time of mailing, contain any misrepresentation.  In particular but without limitation, the Purchaser shall provide the Company with (i) all information required in order for the Company to prepare the pro forma financial statements required to be included in the Circular and all consents from its auditors required in connection with the financial information of the Purchaser required to be included in the Circular and (ii) all technical information regarding its material properties and all consents from the authors of such information required in connection with the disclosure contained in the Circular.

(e)                                  The Purchaser hereby indemnifies and saves harmless the Company, the Company Entities and their respective Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Company, any Company Entity or any of their respective Representatives may be subject or may suffer as a result of, or arising from, any misrepresentation contained in any information included in the Circular that was provided by the Purchaser, including as a result of any order made, or any inquiry, investigation or proceeding instituted by any Governmental Authority based on such a misrepresentation.

(f)                                   The Company and the Purchaser will each promptly notify the other if at any time before the Effective Date it becomes aware (in the case of the Company only with respect to the Company and the Company Entities and in the case of the Purchaser only with respect to the Parent and its subsidiaries) that the Circular or any other document referred to in Section 2.5(d) contains any misrepresentation or otherwise requires any amendment or supplement and promptly deliver written notice to the other Party setting out full particulars thereof. In any such event, the Company and the Purchaser will cooperate with each other in the preparation, filing and dissemination of any required supplement or amendment to the Circular or such other document, as the case may be, and any related news release or other document necessary or desirable in connection therewith.

(g)                                  The Company will advise the Purchaser as the Purchaser may reasonably request, and on a daily basis commencing five Business Days prior to the Company Meeting, as to the aggregate tally of the proxies and votes received in respect of the Company Meeting.

(h)                                 The Company will promptly provide the Purchaser with any notice relating to the Company Meeting and allow Representatives of the Purchaser and the Parent to attend the Company Meeting.

2.6                               Court Proceedings

The Company will provide legal counsel to the Purchaser with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials and will give reasonable consideration to such comments.  The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement.  Subject to applicable Laws, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.6 or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing herein shall require the Purchaser to agree or consent to any increase in the consideration payable under the terms of the Plan of Arrangement or any modification or amendment to such filed or served materials that expands or increases the obligations of the Purchaser or the Parent set forth in any such filed or served materials or under this Agreement or the Arrangement.  In addition, the Company will not object to legal counsel to the Purchaser making such submissions on the hearing of the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably, provided that the Company or its legal counsel is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.  The Company will also provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance and evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether or not in writing, received by the Company or its legal counsel indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.

2.7                               Articles of Arrangement

The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement and subject to the provisions of the Plan of Arrangement, consummate the Plan of Arrangement.  On the Effective Date, the Articles of Arrangement shall be filed with the Director.  The Articles of Arrangement shall be in form satisfactory to the Purchaser and the Company, each acting reasonably.

2.8                               List of Securityholders

Upon the reasonable request from time to time of the Purchaser, the Company will provide the Purchaser with lists (in both written and electronic form) of the registered Shareholders and Debentureholders, together with their addresses and respective holdings of Common Shares and Convertible Debentures, as applicable, lists of the names and addresses and holdings of all persons having rights (other than the Convertible Debentures) issued or granted by the Company to acquire or otherwise related to Common Shares (including Optionholders and holders of DSUs and SARs) and lists of non-objecting beneficial owners of Common Shares and Convertible Debentures and participants in book-based nominee registers (such as CDS & Co. and CEDE and Co.), together with their addresses and respective holdings of Common Shares and Convertible Debentures.  The Company will from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Shareholders and Debentureholders, information regarding beneficial ownership of Common Shares and Convertible Debentures and lists of holdings and other assistance as the Purchaser may reasonably request.

2.9                               Options, RSUs, Performance Units, SARs and DSUs

(a)                                 The Parties acknowledge that the completion of the Arrangement will result in a “change of control” for purposes of the Stock Option Plan and the agreements thereunder and that all awards pursuant to the Stock Option Plan will be accelerated thereunder and, in that regard, the Parties acknowledge and agree that:

(i)                                     upon approval of the Arrangement by the Shareholders, all outstanding Options granted pursuant to the Stock Option Plan shall be vested;

(ii)                                  an Optionholder may, prior to the Effective Time, elect to exercise all of the Options held by the Optionholder, whether previously vested or unvested, upon payment to the Company of the exercise price therefore in cash and receive Common Shares in respect of the number of Common Shares so exercised pursuant to the terms of the Stock Option Plan; and

(iii)                               all Options that are outstanding immediately prior to the Effective Time shall be dealt with in accordance with the terms of the Plan of Arrangement;

(b)                                 The LTIP and all RSUs, Performance Units and SARs issued thereunder that are outstanding immediately prior to the Effective Time shall be dealt with in accordance with the terms of the Plan of Arrangement.

(c)                                  The DSU Plan and all DSUs issued thereunder that are outstanding immediately prior to the Effective Time shall be dealt with in accordance with the terms of the Plan of Arrangement.

(d)                                 The Company acknowledges that, prior to giving effect to any of the foregoing matters provided for in this Section 2.9, it shall cooperate and consult with the Purchaser in respect thereof.

2.10                        Dissenting Shareholders and Other Proceedings

Registered Shareholders may exercise Dissent Rights with respect to their Common Shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement.  The Company will give the Purchaser (a) prompt notice of (i) any written notice of any Dissent Rights exercised or purported to have been exercised by any Shareholder received by the Company in relation to the Company Meeting and Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, any written communications sent by or on behalf of the Company to any Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and (ii) any claim or other Proceeding commenced (or, to the knowledge of the Company, threatened) by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated hereby and (b) the opportunity to participate in all negotiations and proceedings with respect to any such dissent, notice or instrument or claim or other Proceeding.  Other than as required by applicable Law, the Company shall not make any payment or settlement offer, or agree to any settlement, prior to the Effective Time with respect to any such dissent, notice or instrument or claim or other Proceeding unless the Purchaser, acting reasonably, shall have given its written consent to such payment, settlement offer or agreement, as applicable.

2.11                        Securityholder Communications

The Company and the Purchaser agree to cooperate in the preparation of presentations, if any, to Shareholders or other securityholders regarding the Arrangement, and the Company agrees to consult with the Purchaser in connection with any communication or meeting with Shareholders or other securityholders that it may have, provided, however, that the foregoing shall be subject to the Company’s overriding obligations to make any disclosure or filing required by applicable Laws or stock exchange rules and, if the Company is required to make any such disclosure, it shall use its commercially reasonable efforts to give the Purchaser a reasonable opportunity to review and comment thereon prior to its dissemination.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of the Company

Except as specifically disclosed in the correspondingly numbered subsection of the Company Disclosure Letter or the Company Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), the Company represents and warrants to and in favour of the Purchaser and the Parent as follows and acknowledges that each of the Purchaser and the Parent is relying upon such representations and warranties in entering into this Agreement:

(a)                                 Organization and Qualification.  The Company has been duly continued and validly exists and is in good standing under the CBCA and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on.  Each of the Company Entities is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on.  Each of the Company and the Company Entities is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary except where the failure to be so qualified has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company Data Room contains true, complete and correct copies of the constating documents of each of the Company and the Company Entities, in each case as amended.  Except as disclosed in Section 3.1(a) of the Company Disclosure Letter, the Company Data Room contains true, complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Shareholders, the Board of Directors and each committee of the Board of Directors held since January 1, 2007 and of the shareholder, board of directors and each committee of the board of directors of each of the Company Entities held since January 1, 2009, excluding any minutes (or portion thereof) of the Board of Directors in relation to this Agreement and any prior Acquisition Proposals and of the Special Committee.

(b)                                 Authority Relative to this Agreement.  The Company has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the approval of the Shareholders of the Arrangement Resolution and the Final Order as contemplated in Section 2.2 and the approvals in Schedule C) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the completion by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the approval of the Shareholders of the Arrangement Resolution and the Final Order as contemplated in Section 2.2, the completion by the Company of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)                                  Required Approvals.  No authorization, license, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of the Company Entities for the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, the completion by the Company of the Arrangement or the ability of the Purchaser to conduct operations after the Effective Time, other than:

(i)                                     the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii)                                  the Final Order, and any filings required in order to obtain the Final Order;

(iii)                               such filings and other actions required under applicable Securities Laws and the rules and policies of the TSX as are contemplated by this Agreement;

(iv)                              the Required Regulatory Approvals relating to the Company; and

(v)                                 any other authorizations, licenses, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make same could not have or reasonably be expected to have a Material Adverse Effect on the Company or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(d)                                 No Violation.  Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.1(c) and complying with applicable Laws, the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the completion of the Arrangement do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i)                                     result in a contravention, breach, violation or default under any Law applicable to it or any of the Company Entities or any of its or their respective properties or assets;

(ii)                                  result in a contravention, conflict, violation, breach or default under the constating documents of it or any of the Company Entities;

(iii)                               result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, or loss of any benefit under, any Material Contract or material Permit to which it or any of the Company Entities is a party or by which it or any of the Company Entities is bound or to which any of its or the Company Entities’ properties or assets is subject or give to any person any interest, benefit or right, including any right of purchase or sale, termination, payment, modification, reimbursement, penalty, cancellation or acceleration, under any such Contract or Permit; or

(iv)                              result in the suspension or alteration in the terms of any material Permit held by it or any of the Company Entities or in the creation of any Lien upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as could not have or reasonably be expected to have a Material Adverse Effect on the Company or would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(e)                                  Authorized Capital and Outstanding Convertible Debentures, Options, RSUs, Performance Units, SARs and DSUs.  The authorized capital of the Company consists of an unlimited number of Common Shares and an unlimited number of preferred shares issuable in series.  As at the date of this Agreement, there are (i) 115,135,582 Common Shares issued and outstanding all of which have been duly authorized and validly issued and are fully paid and non-assessable and no preferred shares outstanding, (ii) $230,000,000 principal amount of Convertible Debentures issued and outstanding providing for the issuance of 72.4637 Common Shares per $1,000 principal amount of Convertible Debentures upon the exercise thereof, subject to adjustment in accordance with the terms of the Debenture Indenture, (iii) 2,333,551 Options outstanding under the Stock Option Plan providing for the issuance of 2,333,551 Common

Shares upon the exercise thereof, (iv) 428,179.948 DSUs outstanding, (v) 1,113,888 SARs outstanding, all of which are Tandem SARs (as such term is defined in the LTIP), (vi) zero RSUs outstanding and (vii) 407,325 Performance Units outstanding.  None of such Common Shares, Convertible Debentures, Options, DSUs, SARs, RSUs or Performance Units is owned by any Company Entity.  There is no outstanding contractual obligation of the Company or any of the Company Entities to repurchase, redeem or otherwise acquire any Common Shares.  Except for such Convertible Debentures, Options, DSUs, SARs, RSUs or Performance Units or as contemplated under the Shareholder Rights Plan (a true, complete and correct copy of which is contained in the Company Data Room), the Company has no outstanding agreement, subscription, warrant, option, conversion or exchange privilege right, arrangement or commitment (nor has it granted any right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating it to issue or sell any Common Shares or other securities of the Company, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Common Shares or other security of the Company.  Except for the DSU Plan, the LTIP and the Stock Option Plan, neither the Company nor any of the Company Entities has outstanding any stock appreciation rights, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Common Share price, income or any other attribute of or related to the Company or any of the Company Entities.  The Common Shares and the Convertible Debentures are listed on the TSX and, except for such listings, no securities of the Company or any of the Company Entities are listed on any other stock or securities exchange or market or registered under any securities Laws.  Except for the Convertible Debentures, there are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any of the Company Entities having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Common Shares on any matter.  Section 3.1(e) of the Company Disclosure Letter sets out a true, complete and correct list of all Options, DSUs, Tandem SARs, and Performance Units, the names of the holders of Options, DSUs, Tandem SARs, and Performance Units, whether each such holder is a current director of the Company or current employee of the Company or any of the Company Entities and the grant date of such Options, DSUs, Tandem SARs, and Performance Units, and, with respect to each Option and Tandem SAR, the exercise price, vesting schedule and expiration date for such Option and Tandem SAR.  True, correct and complete copies of the DSU Plan, the LTIP, the Stock Option Plan and the Debenture Indenture are contained in the Company Data Room.

(f)                                    Company Entities.  Section 3.1(f) of the Company Disclosure Letter sets forth a true, complete and correct list of each Company Entity, its status and its jurisdiction and form of organization.  All of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Company Entities held by the Company, directly or indirectly, are validly issued, fully paid and non-assessable (to the extent such concepts are recognized in the applicable jurisdiction), free and clear of any Liens (other than Permitted Liens and those set forth in Section 3.1(f) of the Company Disclosure Letter), and, except as disclosed in Section 3.1(f) of the Company Disclosure Letter, there is no outstanding option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any such Company Entity and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity.  Neither the Company nor any of the Company Entities own any interest or investment (whether equity or debt) in any other person, other than a Company Entity, which interest or investment is material to the Company and the Company Entities, taken as a whole.

(g)                                 Reporting Issuer Status and Securities Laws Matters.  The Company is a “reporting issuer” within the meaning of applicable Canadian Securities Laws and not on the list of reporting issuers in default under applicable Canadian Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Company, and the Company is in compliance in all material respects with applicable Canadian Securities Laws.  Trading in the Common Shares on the TSX is not currently halted or suspended.  No delisting, suspension of trading or cease trading order with respect to any securities of the Company is pending or, to the knowledge of the Company, threatened.  To the knowledge of the Company, no inquiry, review or investigation (formal or informal) of the Company by any securities commission or similar regulatory authority under applicable Canadian Securities Laws or the TSX is in effect or ongoing or expected to be implemented or undertaken.  Except as set forth above in this Section 3.1(g), neither the Company nor any Company Entity is subject to continuous disclosure or other public reporting requirements under any securities Laws.  The documents and information comprising the Company Public Disclosure Record, as at the respective dates they were filed, were in compliance in all material respects with applicable Canadian Securities Laws and, where applicable, the rules and policies of the TSX and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has timely filed all forms, reports, statements and documents, including financial statements and management’s discussion and analysis, required to be filed by the Company under applicable Canadian Securities Laws and the rules and policies of the TSX.  The Company has not filed any confidential material change report that at the date hereof remains confidential.

(h)                                 Financial Statements.  The Company Financial Statements have been prepared in accordance with Canadian GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except (i) as otherwise stated in the notes to such statements or, in the case of the Company Annual Financial Statements, in the auditor’s report thereon and (ii) except that the Company Interim Financial Statements are subject to normal period-end adjustments and may omit notes which are not required by applicable Canadian Securities Laws or Canadian GAAP.  The Company Financial Statements, together with the related management’s discussion and analysis, present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company and the Company Entities on a consolidated basis as at the respective dates thereof and the revenues, earnings, results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Entities on a consolidated basis for the periods covered thereby (subject, in the case of the Company Interim Financial Statements, to normal period-end adjustments).  Except as disclosed in Section 3.1(h) of the Company Disclosure Letter, there are no outstanding loans made by the Company or any of the Company Entities to any director or officer of the Company.

(i)                                     Internal Controls; Disclosure Controls.  Management of the Company has designed and maintains a process of internal control over financial reporting (as such term is defined in NI 52-109) (“Internal Controls”) for the Company providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP and has otherwise complied with NI 52-109.  To the knowledge of the Company, as of the date of this Agreement, (i) there are no significant deficiencies or material weaknesses in the design and implementation or maintenance of the Internal Controls that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial information and (ii) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Internal Controls.  Since January 1, 2010, neither the Company nor any of the Company Entities nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or other representative of the Company or any of the Company Entities has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Entities or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of the Company Entities has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board of Directors.

(j)                                     No Undisclosed Liabilities.  The Company and the Company Entities have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities and obligations disclosed in the Company Interim Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business since September 30, 2011 that have not had and could not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of the Company and the Company Entities (other than those disclosed in the Company Interim Financial Statements), a Material Adverse Effect on the Company and (iii) liabilities and obligations incurred as expressly permitted or specifically contemplated by this Agreement (including those related to Transaction Expenses). Without limiting the foregoing, the Company Interim Financial Statements reflect reasonable reserves in accordance with Canadian GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Company and the Company Entities.

(k)                                  Absence of Certain Changes.  Since September 30, 2011, except as set out in Section 3.1(k) of the Company Disclosure Letter:

(i)                                     each of the Company and the Company Entities has conducted its business only in the ordinary course consistent with past practice;

(ii)                                  there has not been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have a Material Adverse Effect on the Company;

(iii)          there has not been any material write-down by the Company or any of the Company Entities of any of the assets of the Company or any of the Company Entities;

(iv)                              there has not been any expenditure or commitment to expend by the Company or any of the Company Entities with respect to capital expenses where any such expenditures and commitments exceed $10,000,000 in the aggregate;

(v)                                 other than in the ordinary course of business, there has not been any material change in the levels of accounts receivable or payable, inventories or employees of the Company and the Company Entities, taken as a whole;

(vi)                              there has not been any, direct or indirect, acquisition or sale, lease, license or other disposition by the Company of any interest in any of the Company Entities, any of the Material Properties or any other material assets;

(vii)                           there has not been any incurrence, assumption or guarantee by the Company or of any of the Company Entities of any indebtedness for borrowed money (other than the incurrence of inter-company indebtedness between the Company and any of its subsidiaries or among any of its subsidiaries), any creation or assumption by the Company or any of the Company Entities of any Lien (other than Permitted Liens), or any making by the Company or any of the Company Entities of any loan, advance or capital contribution to or investment in any other person (other than between the Company and any of its subsidiaries or among any of its subsidiaries), except, in each case, in the ordinary course of business;

(viii)        there has not been any satisfaction, settlement or compromise of any material claim, liability or obligation that was not reflected in the Company Interim Financial Statements;

(ix)                                the Company has not effected any material change in its accounting policies, principles, methods, practices or procedures;

(x)                                   neither the Company nor any of the Company Entities has suffered any casualty, damage, destruction or loss to any of its properties in excess of $1,000,000 in the aggregate;

(xi)                                the Company has not declared, set aside or paid any dividends or made any distribution or payment or return of capital in respect of the Common Shares;

(xii)          the Company has not effected or passed any resolution to approve a split, division, consolidation, combination or reclassification of the Common Shares or any other securities of the Company;

(xiii)         other than in the ordinary course of business, there has not been any material increase in or modification of the compensation payable or to become payable by the Company or any of the Company Entities to any of their respective directors, officers, employees, former employees or consultants (or any of their respective dependents or beneficiaries) or any grant or award to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement to, for or with any of such directors, officers, employees or consultants;

(xiv)                         neither the Company nor any of the Company Entities has adopted, or materially amended, any collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan (including any Company Plan or Canadian Plan); and

(xv)                            neither the Company nor any of the Company Entities has agreed, announced, resolved or committed to do any of the foregoing.

(l)                                     Compliance with Laws.  The business of the Company and of each of the Company Entities has been and is currently being conducted in compliance in all material respects with all applicable Laws (except Environmental Laws, in respect of which the sole representations and warranties of the Company are contained in Section 3.1(bb)), and none of the Company or any of the Company Entities has received any notice of any alleged material non-compliance or violation of any such Laws.  Without limiting the generality of the foregoing, all issued and outstanding Common Shares and Convertible Debentures have been issued in compliance, in all material respects, with all applicable Canadian Securities Laws.

(m)                               Permits.  Each of the Company and the Company Entities has obtained and is in compliance in all material respects with all material Permits required by applicable Laws necessary to conduct its current business and operations as they are now being conducted.  Except as disclosed in Section 3.1(m) of the Company Disclosure Letter, there are no actions, investigations or other Proceedings in progress, pending, or, to the knowledge of the Company, threatened against the Company or any of the Company Entities that could reasonably be expected to result in the suspension, loss or revocation of any such Permit.  The transactions contemplated hereby will not adversely affect any such Permit or the availability of any such Permit for the Company or any Company Entity, including the proposed sourcing of any rare earth materials from the Purchaser and its affiliates from and after the Effective Time.  To the knowledge of the Company, there are no proposed changes in any Law that could materially adversely impact any material Permit or the availability of any material Permit necessary to conduct the current business operations of the Company and each Company Entity.

(n)                                 Litigation.  Except as disclosed in Section 3.1(n) of the Company Disclosure Letter, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding (collectively, “Proceedings”) against or involving the Company or any of the Company Entities (whether in progress, pending or, to the knowledge of the Company, threatened) that, if adversely determined, would, in the aggregate, result in an obligation, award or damages payable by the Company or any of the Company Entities in excess of $5,000,000 or prevent or significantly impede or materially delay the completion of the Arrangement and, to the knowledge of the Company, no event or circumstance has occurred which might reasonably be expected to give rise to any such Proceeding.  Neither the Company nor any of the Company Entities nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction, rule, award or decree of any Governmental Authority that involves or may involve, or restricts or may restrict, the right or ability of the Company or any of the Company Entities to conduct its business in all material respects as it has been conducted prior to the date hereof or that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or could reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(o)                                 Insolvency.  No Proceeding is pending by or against the Company or any of the Company Entities, or, to the knowledge of the Company, is planned or threatened, in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Company or any of the Company Entities or for the appointment of a trustee, receiver, manager or other administrator of the Company or any of the Company Entities or any of their respective properties or assets nor, to the knowledge of the Company, is any such act or Proceeding threatened.  Neither the Company nor any of the Company Entities has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code or similar legislation.

(p)                                 Real Property.  The Company or one of the Company Entities holds (A) good, valid and marketable beneficial and legal title to all real property (“Owned Real Property”) identified in Section 3.1(p) of the Company Disclosure Letter as being owned by the Company or the relevant Company Entity (which real property constitutes all of the real property owned as of the date hereof by the Company and the Company Entities that relates to the Material Properties or is material to the Company) and (B) all registered encumbrances, Permits and licenses necessary to permit the Company and each of the Company Entities to carry out the operation of their respective businesses. There is no pending or, to the knowledge of the Company, threatened condemnation or expropriation Proceedings with respect to any Owned Real Property. There are no outstanding options or rights of first refusal to purchase any Owned Real Property (or any portion thereof or interest therein).  All of the material buildings, fixtures, systems and utilities on the Owned Real Property (i) were constructed and are maintained in accordance with applicable Laws in all material respects, (ii) subject to reasonable wear and tear, are in good operating condition and in a good state of maintenance and repair in all material respects and (iii) are suitable and adequate for the purposes for which they have been designed.  There are no Liens other than Permitted Liens registered against any Owned Real Property and, except for Permitted Liens, there are no statutory rights of way, easements, covenants or restrictive covenants relating to any Owned Real Property (or any portion thereof or interest therein).  The properties identified in Section 3.1(p) of the Company Disclosure Letter as Material Properties are the only properties, whether owned or leased by the Company or any of the Company Entities, that are material to the Company.

(q)                                 Leased Property.  With respect to the real property (“Leased Real Property”) identified as being leased or subleased by the Company or any of the Company Entities in Section 3.1(q) of the Company Disclosure Letter (which real property constitutes all of the real property leased or subleased as of the date hereof by the Company or any of the Company Entities for leases having an outstanding term of 12 months or more), (i) each lease or sublease for such property (each, a “Lease”), true, correct and complete copies of which are contained in the Company Data Room, constitutes a legal, valid and binding obligation of the Company or such Company Entity, as the case may be, enforceable against the Company or such Company Entity, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction, and is in full force and effect, unamended by oral or written agreement, (ii) neither the Company nor any of the Company Entities, as the case may be, is in material breach of or default under any Lease and, to the knowledge of the Company, no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a breach of or default under any Lease, (iii) to the knowledge of the Company, no third party has repudiated or has the right to terminate or repudiate any Lease except in accordance with its terms or with respect to the normal exercise of remedies in connection with any defaults thereunder or in accordance with any termination rights set out therein and (iv) to the knowledge of the Company, no counterparty to any Lease is in material default thereunder.

(r)                                    Assets.  The Company and the Company Entities own or otherwise hold good and valid legal title to, or hold a valid leasehold interest in, all material assets and properties that are required to conduct the business and operations of the Company and the Company Entities as presently conducted and (as disclosed in the Company Public Disclosure Record) proposed to be conducted and there are no Liens on any such assets or properties that could, individually or in the aggregate, materially adversely impact the normal use and operation thereof in the ordinary course of business of the Company and the Company Entities or materially detract from the value of any such assets or properties except for Permitted Liens.

(s)                                  Operational Matters.  Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i)            all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, contract commitments, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of any direct or indirect assets of the Company, any of the Company Entities or any of their respective Joint Ventures have been duly paid, duly performed or provided for prior to the date hereof, in each case other than as are currently being paid or performed in the ordinary course of business; and

(ii)                                  all costs, expenses, and liabilities due and payable on or prior to the date hereof under the terms of any Contracts to which the Company or any of the Company Entities is directly or indirectly bound have been properly paid in accordance with the applicable terms other than payments being contested in good faith.

(t)                                    Taxes.

(i)            Each of the Company and the Company Entities has duly and timely filed all Returns required to be filed by it prior to the date hereof, other than those Returns identified in Section 3.1(t)(i) of the Company Public Disclosure Record as having been administratively waived, and all such Returns are true, complete and correct in all material respects and fully disclose all income and expenses as required or permitted by applicable Law.  The Company and each of the Company Entities has paid or has collected, withheld and remitted to the appropriate Governmental Authority on a timely basis all assessments and reassessments and all other Taxes due and payable by it, other than those which are being or have been contested in good faith pursuant to applicable Laws and in respect of which adequate reserves or accrual in accordance with Canadian GAAP have been provided in the Company Interim Financial Statements.  Except as provided in the Company Interim Financial Statements, no audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of the Company, threatened with respect to Taxes of the Company or any of the Company Entities, and neither the Company nor any of the Company Entities is a party to any Proceeding for assessment, reassessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or any of the Company Entities or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against the Company or any of the Company Entities or relating to any matters which could result in claims for Taxes or additional Taxes.  No Lien, other than Permitted Liens, for Taxes has been filed or exists other than for Taxes not yet due and payable by the Company or any of the Company Entities.  The Company Interim Financial Statements accurately reflect, as of the dates thereof, the Company’s liability for Taxes due and accruing, including Taxes for which a tax return was not yet filed or required to be filed.  There are no currently effective material elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return or any payment of Taxes by the Company or any of the Company Entities.  None of the Company or any of the Company Entities has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that could, in and of itself, require a material amount to be included in the income of the Company or any Company Entity for any period ending after the Effective Date.  None of the Company or any of the Company Entities has acquired property from a non-arm’s length person (within the meaning of the Tax Act) (i) for consideration the value of which is less than the fair market value of the property or (ii) to the knowledge of the Company, as a contribution of capital for which no shares were issued by the acquirer of the property and the recipient’s cost in such property is less than its fair market value at the time of such contribution.  The Company is a taxable Canadian corporation as defined in the Tax Act.  Section 3.1(t) of the Company Disclosure Letter contains a list of all jurisdictions in which the

Company or any of the Company Entities has filed, or is required to file, a Return.  All Returns contained in the Company Data Room are true, complete and correct copies of such Returns.  Neither the Company nor any of the Company Entities is required to file any Return in respect of income taxes in any jurisdiction other than the jurisdiction of its formation.

(ii)           The Company and each of the Company Entities has withheld from each payment made to any of its present or former employees, officers and directors, and to all other persons, all material amounts required by applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority.  The Company and the Company Entities have remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees, agents and consultants, as applicable, and has remitted such amounts to the appropriate Governmental Authority within the time required under applicable Laws.  The Company and each of the Company Entities has charged, collected and remitted on a timely basis all Taxes required under applicable Laws on any sale, supply or delivery whatsoever, made by them.

(iii)          No facts, circumstances or events exist or have existed that have resulted in or may result in the application of any of sections 79 to 80.04 of the Tax Act to the Company or any of the Company Entities.

(iv)          Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by the Company and each of the Company Entities with respect to all material transactions between the relevant entity and any person not resident in Canada with whom such entity was not dealing at arm’s length within the meaning of the Tax Act, during a Taxation year commencing after 2005 and ending on or before the Effective Date.

(u)           Contracts.

(i)            Except as set forth in Section 3.1(u)(i) of the Company Disclosure Letter, none of the Company or any of the Company Entities is a party to or bound or governed by any of the following (each, together with all exhibits and schedules thereto, a “Material Contract”):

A.            any Contract under which the Company or any of the Company Entities is obliged to make payments on an annual basis in excess of $3,000,000 in the aggregate and that is not terminable by the Company or any of the Company Entities on less than 12 months’ notice;

B.            any partnership, limited or unlimited liability company agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any Joint Venture, other than any such agreement or arrangement relating to the operation or business of a property or asset in the ordinary course of business and which is not material with respect to such property or asset;

C.            any Contract (other than between the Company and any of its subsidiaries or among any of its subsidiaries) under which indebtedness for borrowed money in excess of $1,000,000 is outstanding or may be incurred or pursuant to which any property or asset of the Company or any of the Company Entities is mortgaged, pledged or otherwise subject to a Lien, any Contract under which the Company or any of the Company Entities has directly or indirectly guaranteed any liabilities or obligations of any person (other than the Company or any of its subsidiaries) in excess of $1,000,000 or any Contract restricting the incurrence of indebtedness by the Company or any of the Company Entities in any material respect or the incurrence of Liens on any properties or securities of the Company or any of the Company Entities in any material respect or restricting the payment of dividends or other distributions in any material respect;

D.            any Contract that (i) purports to limit or restrict in any material respect the ability of the Company or any of the Company Entities to (x) engage in any type of activity or business or (y) compete with any person or operate in any location or (ii) grants to any person “most favored nations” status or any type of special pricing or discount rights;

E.            any Contract (other than between the Company and any of its wholly-owned subsidiaries or among any of its wholly-owned subsidiaries) providing for the sale or exchange of, or option to sell or exchange, any property or asset with a fair market value in excess of $1,000,000, or for the purchase or exchange of, or option to purchase or exchange, any property or asset with a fair market value in excess of $1,000,000, in each case entered into in the past 12 months or in respect of which the applicable transaction has not been consummated;

F.             any Contract (other than between the Company and any of its wholly-owned subsidiaries or among any of its wholly-owned subsidiaries) entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of material assets or shares (or other equity interests) of another person for aggregate consideration in excess of $20,000,000, in each case other than in the ordinary course of business;

G.                                    any currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract;

H.                                   any Contract providing for indemnification by the Company or any of the Company Entities, other than Contracts which provide for indemnification obligations of less than $5,000,000;

I.                                        any standstill or similar Contract currently restricting the ability of the Company or any of the Company Entities to offer to purchase or purchase the assets or equity securities of another person;

J.                                        any Contract which, if terminated or modified or if it ceased to be in effect, would have or reasonably be expected to have a Material Adverse Effect on the Company; or

K.                                   any Contract providing for the Company or any of the Company Entities to assume or guarantee any liability, contingent or otherwise, arising under any Environmental Law.

True, correct and complete copies of each Material Contract are contained in the Company Data Room.

(ii)           None of the Company, the Company Entities or, to the knowledge of the Company, any of the other parties thereto, is in breach or violation of or in default under (in each case, with or without notice or lapse of time or both) any Material Contract in any material respect, and none of the Company or any of the Company Entities has received or given any notice of default under any Material Contract which remains uncured, and, to the knowledge of the Company, except as disclosed in Section 3.1(u)(ii) of the Company Disclosure Letter, there exists no state of facts which after notice or lapse of time or both would constitute a default under or breach or violation of any Material Contract or the inability of a party to any Material Contract to perform its obligations thereunder where, in any such case, such default, breach, violation or non-performance has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(iii)          Except as described in Section 3.1(u)(iii) of the Company Disclosure Letter, there are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of the Company Entities is a party or, to the knowledge of the Company, with respect to any shares or other equity interests of the Company or any of the Company Entities or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of the Company or any of the Company Entities.

(iv)          To the knowledge of the Company, the Material Contracts constitute all of the Contracts that are required to conduct the business and operations of the Company and the Company Entities as presently conducted.  Neither the Company nor any of the Company Entities has received written notice of the termination of, or intent to terminate or otherwise fail to fully perform any Material Contract.

(v)           Employment Agreements and Collective Agreements.  Except as set forth in Section 3.1(v) of the Company Disclosure Letter, none of the Company or any of the Company Entities is a party to or bound or governed by, or subject to, or has any liability with respect to:

(i)            any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments in excess of $250,000 to any current or former director, officer or employee of the Company or any Company Entity;

(ii)           any collective bargaining or union agreement or other similar arrangement with any labour union or employee associate, or any actual or, to the knowledge of the Company, threatened application for certification or bargaining rights in respect of the Company or any of the Company Entities;

(iii)          any labour dispute, work stoppage or slowdown, strike or lock-out relating to or involving any employees of the Company or any of the Company Entities that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or

(iv)          any actual or, to the knowledge of the Company, threatened claim or other Proceeding arising out of or in connection with employment by the Company or any of the Company Entities or the termination thereof, other than such claims or other Proceedings as have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.1(v) are contained in the Company Data Room and, in the case of any retention, severance, termination or other payments that may become payable in connection with the termination of the employment or engagement of, or resignation of, any of the persons referred to in Section 3.1(v)(i), the corresponding section of the Company Disclosure Letter contains a description and estimated calculation of the entitlements of each such person.

(w)          Health and Safety.  All material inspection reports under all applicable health and safety Laws and similar Laws pertaining to the employees and the business of the Company and the Company Entities for the past three (3) years are contained in the Company Data Room.  There are no notices of reassessment or penalty assessments or any other communications related thereto which the

Company or any of the Company Entities have received from any Governmental Authority regarding occupational health and safety or workers compensation matters and there are no such assessments which are unpaid as of the date hereof.

(x)           Employment and Labour Laws.  The Company and the Company Entities have operated in accordance with all applicable Laws with respect to employment and labour in all material respects, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy, and there are no current, pending or, to the knowledge of the Company, threatened Proceedings by or before any Governmental Authority with respect to any such matters, except where the failure to so operate would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

(y)           Acceleration of Benefits.  Except as contemplated herein, in Section 3.1(y) of the Company Disclosure Letter or in the Plan of Arrangement, no person will, as a result of the Company completing the Arrangement, become entitled to (i) any retirement, severance, termination, bonus or other similar payment, (ii) the acceleration of the vesting of or the time to exercise any outstanding stock option or employee, officer or director awards, (iii) the forgiveness or postponement of payment of any material indebtedness owing by such person to the Company or any of the Company Entities or (iv) receive any additional payments or compensation under or in respect of any employee, officer or director benefits or incentive, performance or other compensation plans or arrangements.  Section 3.1(y) of the Company Disclosure Letter contains a description and calculation of the entitlements of each person who may become entitled to any payment or compensation referred to in clauses (i) to (iv) above.  Except as disclosed in Section 3.1(y) of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated herein or in the Plan of Arrangement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in United States Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(z)           Pension and Employee Benefits.

(i)            The Company and each of the Company Entities have complied, in all material respects, with the terms of (A) all “employee benefit plans,” as defined in Section 3(3) of ERISA and (B) all other agreements, health, welfare, supplemental unemployment benefit, bonus, profit sharing, deferred compensation, disability, pension or retirement plans and other employee or director compensation or benefit plans, policies or arrangements which are maintained by or binding upon the Company or Company Entity or in respect of which the Company or any of the Company Entities has any actual or potential material liability (including the Stock Option Plan, the LTIP and the DSU Plan) (collectively, the “Company Plans”) and with all applicable Laws relating thereto in all material respects.  Section 3.1(z)(i) of the Company Disclosure Letter contains a complete list of all Company Plans.  Except as disclosed in Section 3.1(z)(i) of the Company Disclosure Letter, true, correct and complete copies of (I) the Company Plans (or, in the case of any Company Plans that are multi-employer pension or benefit plans, a summary of any material obligations of the Company or any of the Company Entities thereunder), (II) all determination letters from the Internal Revenue Service with respect to any of the Company Plans, (III) all current summary plan descriptions and annual reports with respect to any of the Company Plans, and (IV) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any of the Company Plans, are contained in the Company Data Room.

(ii)           The Company and each of the Company Entities have complied, in all material respects, with the terms of every benefit plan, program, agreement or arrangement (whether written or unwritten) maintained, contributed to, or provided by the Company or any Company Entities for the benefit of any of the employees, former employees of the Company or the Company Entities or their respective dependants or beneficiaries in respect of employment or service in Canada (the “Canadian Plans”), including all bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements, except for any statutory plans to which the Company or any Company Entity is obliged to contribute or comply including the Canada/Québec Pension Plan, or plans administered pursuant to applicable federal or provincial health, worker’s compensation or employment insurance legislation. Section 3.1(z)(ii) of the Company Disclosure Letter contains a complete list of all Canadian Plans.  True, complete, and up-to-date copies of (I) the Canadian Plans and all amendments thereto, (II) all summary descriptions of the Canadian Plans provided to past or present participants therein, (III) if applicable, the statement of investment policies and procedures for each Canadian Plan, (IV) all funding agreements and service provider contracts or other contracts in respect of the Canadian Plans (including insurance contracts, investment management agreements, subscription and participation agreements and record-keeping agreements), and (V) if applicable, the two most recent actuarial reports, the financial statements and evidence of any registration in respect of each Canadian Plan, are contained in the Company Data Room.

(iii)          Except as set out in Section 3.1(z)(iii) of the Company Disclosure Letter:

A.            all of the Company Plans and Canadian Plans are and have been established, registered, qualified and, in all material respects, administered in accordance with (1) all applicable Laws, (2) the respective terms of such Company Plans and Canadian Plans and (3) the terms of any agreements between the Company or any of the Company Entities, as the case may be, and their respective employees and former employees who are participants in the Company Plans and Canadian Plans.  There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Plans that could result in any material liability or excise tax under ERISA or the Code being imposed on the Company or any Company Entity.  Each Company Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the Internal Revenue Service to be so qualified, and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from tax under the provisions of Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred since the date of any such determination that could reasonably be expected to give the Internal Revenue Service grounds to revoke such determination,

B.            all contributions or premiums required to be made by the Company or any of the Company Entities, as the case may be, under the terms of each Company Plan or Canadian Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Company Plans and Canadian Plans,

C.            each Company Plan and Canadian Plan is insured or funded as may be required by applicable Law and in good standing with such Governmental Authorities as may be applicable and, as of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by the Company or any of the Company Entities from any such Governmental Authorities.  No Company Plan or Canadian Plan provides any non-pension post-retirement or post-employment benefits (except to the extent required by Section 4980B of the Code).  To the knowledge of the Company, no Company Plan or Canadian Plan provides benefits to any individual who is not a current or former employee of the Company or a Company Entity, or the dependents or beneficiaries of any such current or former employee.  With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to

Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA,

D.            no Company Plan or Canadian Plan is subject to any pending or, to the knowledge of the Company, threatened investigation, examination, action, claim or other Proceeding initiated by any Governmental Authority or any other party, other than routine claims for benefits,

E.            neither the Company nor any member of the Controlled Group sponsors, maintains or has any material liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any current or former “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.  Neither the Company nor any member of the Controlled Group has any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and, to the knowledge of the Company, no condition exists that presents a risk to the Company or any member of the Controlled Group of incurring any such liability.  Each Company Plan to which Section 412 of the Code or Section 302 of ERISA applies has satisfied the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA, and no such Company Plan has a “funding shortfall” within the meaning of Section 430(c) of the Code or Section 303(c) of ERISA or is in “at-risk status” within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or subject to the limitations of Section 436 of the Code.  No Company Plan has an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code nor, to the knowledge of the Company, has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Company Plan, nor has any Lien in favour of any Company Plan arisen under Section 412(n) or 430(k) of the Code or Section 302(f) or 303(k) of ERISA.  Neither the Company nor any member of the Controlled Group has been required to provide security to any defined benefit pension plan pursuant to Section 401(a)(29) of the Code or Section 306 or 307 of ERISA.  With respect to each Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, the fair market value of the assets of such

Company Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Plan (whether or not vested), based upon the actuarial assumptions used to prepare the most recent actuarial report for such Company Plan and no event has occurred which would be reasonably expected to change any such funded status.  Since the date which is five years prior to the date of this Agreement, there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to any Company Plan,

F.             neither the Company nor any of its affiliates with U.S. employees has prepaid or prefunded any welfare plan (as defined in the ERISA) through a trust, reserve, premium stabilization or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code,

G.            except for Company Plans for which all material information relating thereto is contained in the Company Data Room, neither the Company nor any of its affiliates is a party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.  Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the guidance and regulations issued thereunder.  No nonqualified deferred compensation plan that is intended to be grandfathered has been “materially modified” (within the meaning of United States Internal Revenue Service Notice 2005-1) at any time after October 3, 2004.  No stock option or other right to acquire Company or affiliate common stock or other equity of the Company or any of its affiliates (A) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the Board of Directors or a committee thereof or the board of directors or a committee thereof of such affiliate, as applicable, in good faith, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right or (C) has been granted after December 31, 2004 with respect to any class of stock or equity of the Company or any of its affiliates that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Internal Revenue Section 409A),

H.                                   neither the Company nor any Company Entity has ever sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any “registered pension plan” (as defined in subsection 248(1) of the Tax Act) with a “defined benefit provision” (as defined in subsection 147.1(1) of the Tax Act),

I.                                        except as expressly acknowledged under Section 5.8(b) of this Agreement or as otherwise set forth or disclosed in this Agreement or the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Company or any Company Entity with respect to employment or service in Canada (whether or not under any Company Plan or any Canadian Plan), materially increase the benefits payable or provided under any Canadian Plan, result in any acceleration of the time of payment or vesting of any such benefit, or increase or accelerate employer contributions thereunder,

J.                                        none of the Canadian Plans require or permit any material retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any self-insured Canadian Plan is reasonable and sufficient to provide for all unreported claims and incurred losses,

K.                                   neither the Company nor any Company Entity has any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any “multi-employer plan” (as defined in subsection 147.1(1) of the Tax Act), and, in particular and for greater certainty, neither the Company nor any Company Entity has any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any “multi-employer pension plan” (as defined in section 11 of the Supplemental Pension Plans Act (Quebec) and subsection 1(1) of the Pension Benefits Act (New Brunswick)), and

L.                                     no former or current director, officer or employee of the Company or any of the Company Entities owns, has or is entitled to any royalty, net profits interest, carried interest or other encumbrance of any kind or nature whatsoever which is based on revenues from any of the properties or assets of the Company or any Company Entity or any revenue or rights attributed thereto, or has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any Company Entity, except for any claims in the ordinary course of business, such as for accrued vacation pay, accrued employee benefits or reimbursement of expenses.

(aa)                            Intellectual Property.

(i)

The Company and the Company Entities own all right, title and interest in and to, or have validly licensed (and are not in material breach of such licenses), all patents, trade-marks, trade names, service marks, copyrights, trade secrets, software, technology and all other intellectual property and proprietary rights that are material to the conduct of the business and operations, as presently conducted, of the Company and the Company Entities, taken as a whole (collectively, the “Intellectual Property Rights”).

(ii)

All of the registered Intellectual Property Rights are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and the Company Entities, individually and taken as a whole.

(iii)

Except as disclosed in Section 3.1(aa)(iii) of the Company Disclosure Letter, all of the Intellectual Property Rights are valid, protectable, and enforceable and do not infringe, misuse, misappropriate, or otherwise violate in any material way upon any third parties’ intellectual property and proprietary rights and no event will occur as a result of the transactions contemplated hereby that would render invalid or unenforceable any of the Intellectual Property Rights, in each case except as has not had and could not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(iv)

The Company and the Company Entities have obtained and properly recorded previously executed assignments for the patents and patent applications in the registered Intellectual Property Rights as necessary to fully perfect their respective rights and title therein in accordance with applicable Laws in each respective jurisdiction except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(v)

Except as disclosed in Section 3.1(aa)(v) of the Company Disclosure Letter, there are no Proceedings, reissues, re-examinations, cancellations or invalidations of any kind pending or in progress, or, to the knowledge of the Company, threatened relating in any way to the registered Intellectual Property Rights.

(vi)

Except as disclosed in Section 3.1(aa)(vi) of the Company Disclosure Letter, to the knowledge of the Company, no third party is infringing upon, misusing, misappropriating, or otherwise violating the Intellectual Property Rights in any material respect.

(vii)

Except as otherwise identified in Section 3.1(aa)(vii) of the Company Disclosure Letter, there are no outstanding Liens or material agreements or restrictions of any kind relating to the Intellectual Property Rights, nor is the Company or any Company Entity bound by or a party to or otherwise subject to any Liens or material agreements or restrictions of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person other than such licenses or agreements arising from the purchase of “off the shelf” or similar products.

(viii)

Neither the Company nor any Company Entity has received any communications nor, to the knowledge of the Company, is there any Proceeding alleging that the Company or any Company Entity has violated or, by conducting its business and operations, as presently conducted or proposed to be conducted, would violate, misuse, misappropriate, or otherwise violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person, nor is the Company or any of the Company Entities aware of any basis therefor.

(ix)	The Company and the Company Entities know of no asserted or unasserted claims of ownership of the Intellectual Property Rights by any third party other than the Company and the Company Entities.

(x)

The Company and the Company Entities know of no inventors of the Intellectual Property Rights other than the named inventors of the Intellectual Property Rights and know of no asserted or unasserted claims of inventorship by any person other than the named inventors of the Intellectual Property Rights.

(xi)	The Company and the Company Entities know of no asserted claims of prior invention of the Intellectual Property Rights.

(xii)

The Company and the Company Entities have complied in all material respects with all laws, statutes, regulations, and rules in obtaining and perfecting the Intellectual Property Rights, including, without limitation, all prior art disclosure requirements.

(xiii)

The Company and the Company Entities have paid all fees and annuities on and made all required filings relating to the Intellectual Property Rights and the Intellectual Property Rights are in good standing except where the failure to make such payments has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(xiv)	Neither the Company nor any Company Entity intends to utilize any inventions, trade secrets, or proprietary information of any employee made prior to his or her employment by the Company or such Company Entity, as appropriate.

(xv)

All hardware, software and firmware, processed data, technology infrastructure and other computer systems used in connection with the conduct of the business and operations, as presently conducted, of the Company and the Company Entities, individually and taken as a whole (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and the Company Entities, individually and taken as a whole.

(xvi)

The Company and the Company Entities own or have validly licensed (and are not in material breach of such licenses) the Technology and have commercially reasonable security measures in place in relation to the Technology.

(xvii)

The Company and the Company Entities have reasonable back-up systems adequate to ensure the continuing availability of the functionality, in all material respects, provided by the Technology, and have ownership of or a valid license to the Intellectual Property Rights necessary to allow them to continue to provide the functionality, in all material respects, provided by the Technology in the event of any malfunction of the Technology.

(bb)                          Environment.  Except as disclosed in Section 3.1(bb) of the Company Disclosure Letter:

(i)

there has not occurred any Release of any Hazardous Substances (except in compliance with applicable Environmental Laws) on, at, in, under or from any of the real properties currently or previously owned, leased or used by the Company and the Company Entities and there is no such Release, regardless of whether it was in compliance with Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and each of the Company and the Company Entities has been and is currently conducting its business and operations in compliance in all material respects with all applicable Environmental Laws;

(ii)

none of the real properties currently or previously owned, leased or used by the Company or the Company Entities has been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances (except in compliance in all material respects with all applicable Environmental Laws) and all Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of any of the Material Properties have been handled, recycled, disposed of, treated and stored in compliance in all material respects with all applicable Environmental Laws. To the knowledge of the Company, there are no Hazardous Substances at, in, on, under or migrating from any of the Material Properties except in compliance in all material respects with all applicable Environmental Laws;

(iii)

there are no claims pending or, to the knowledge of the Company, threatened against the Company or any of the Company Entities arising out of any applicable Environmental Laws.  Neither the Company nor any of the Company Entities is subject to any past or present fact, condition or circumstance that would reasonably be expected to result in any liability under any applicable Environmental Laws that could, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company;

(iv)

no Liens in favour of any Governmental Authority arising under applicable Environmental Laws are pending or, to the knowledge of the Company, threatened, affecting the Company or any of the Company Entities or any real or personal property of the Company or any of the Company Entities, except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(v)

the Company Data Room contains all material environmental assessments, reports and other documents prepared in the last five (5) years in the possession of the Company or any of the Company Entities that relate to the current or past environmental condition of any real property currently or formerly owned, leased or used by the Company or any of the Company Entities;

(vi)

the Company or the Company Entities are in possession of all Environmental Approvals (all of which are being complied with in all material respects) required to own or lease and operate, develop and exploit the Material Properties and to conduct its current business and operations as it is now being conducted in all material respects.  There are no actions, investigations or other Proceedings in progress, pending, or, to the knowledge of the Company, threatened against the Company or any of the Company Entities that could reasonably be expected to result in the suspension, loss or revocation of any such Environmental Approvals.  True, complete and correct copies of all such Environmental Approvals are contained in the Company Data Room; and

(vii)

to the knowledge of the Company, there are no changes in the status, terms or conditions of any Environmental Approvals now held by the Company or any of the Company Entities or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such Environmental Approval, or any review by, or approval of, any Governmental Authority of any such Environmental Approval, that are required in connection with the execution of this Agreement, the completion of the Arrangement or the other transactions contemplated hereby or the continuation of the business and operations of the Company or any of the Company Entities after the Effective Date.

(cc)                            Insurance.  The Company and the Company Entities maintain the material insurance policies described in Section 3.1(cc) of the Company Disclosure

Letter, and the Company or the relevant Company Entity is in compliance in all material respects with all requirements with respect thereto.  Except for failures to maintain insurance or self-insurance that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2010, each of the Company and the Company Entities, and their respective properties and assets, has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as (i) are required by applicable Law or by the Material Contracts and (ii) are customary for companies conducting the businesses conducted by the Company and the Company Entities and, to the knowledge of the Company, there is no condition specific to the Company or the Company Entities which would prevent the Company or the Company Entities from obtaining insurance policies for such risks and losses.  All material insurance policies of each of the Company and the Company Entities are in full force and effect.  All premiums due and payable through the date hereof under all such policies have been paid and the Company and the Company Entities are otherwise in compliance in all respects with the terms of such policies, except for such failures to be in compliance which have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Neither the Company nor any of the Company Entities has received any notice of cancellation or termination with respect to any such policy.  There has been no denial of material claims nor material claims disputed by the Company’s or any of the Company Entities’ insurers in the past or present.

(dd)                          Relationships with Customers Etc.  Neither the Company nor any of the Company Entities has received any written or, to the knowledge of the Company, other notice or other communication that any material customer, supplier, distributor or sales representative intends to cancel, terminate, discontinue or not renew or change the terms or otherwise modify its relationship with the Company or any of the Company Entities, and, to the knowledge of the Company, no such action has been threatened, which, in either case, individually or in the aggregate, could have or reasonably be expected to have a Material Adverse Effect on the Company.

(ee)                            Books and Records.  The corporate records and minute books of the Company and the Company Entities have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects.  The financial books, records and accounts of the Company and the Company Entities have in all material respects been maintained in accordance with good business practices and in accordance with Canadian GAAP and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years.

(ff)                                Non-Arm’s Length Transactions.  Except for employment or employment compensation agreements entered into in the ordinary course of business, as disclosed in the Company Public Disclosure Record, or as disclosed in

Section 3.1(ff) of the Company Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions between the Company or any of the Company Entities, on the one hand, and any (i) officer or director of the Company or any of the Company Entities, (ii) any holder of record or, to the knowledge of the Company, beneficial owner of or 10% or more of the outstanding Common Shares or (iii) any affiliate or associate or any such officer, director or Shareholder, on the other hand.

(gg)                          No Collateral Benefits.  To the knowledge of the Company, no “related party” (as defined in MI 61-101) of the Company that beneficially owns or exercises control or direction over 1% or more of the outstanding Common Shares will receive a “collateral benefit” (as defined in MI 61-101) as a consequence of the Arrangement.

(hh)                          Corrupt Practices Legislation.  Neither the Company nor any of the Company Entities (in each case, only from and after the date of acquisition or formation of such Company Entity) has taken or committed to take any action which would cause the Company or any of the Company Entities or affiliates to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Law of similar effect, to the extent to which they may be applicable to the Company or any of the Company Entities or affiliates, and, to the knowledge of the Company, no such action has been taken by any person acting on behalf of the Company or any of the Company Entities or affiliates.

(ii)                                  Export Controls.  The Company and the Company Entities have at all times conducted their business and the ownership or use of any of their assets in compliance in all material respects with (x) all applicable United States statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 1778), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations and associated executive orders, the Laws implemented and administered by the Office of Foreign Assets Control (“OFAC”), U.S. Department of the Treasury, and anti-boycott regulations administered by the U.S. Department of Commerce (50 U.S.C. 2401 et seq.) and the U.S. Department of the Treasury (Section 999 of the Code), (y) all applicable import and export Laws in Canada, including the Export and Import Permits Act (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada) and the Customs Act (Canada) and (z) all other applicable import and export controls in other jurisdictions in which the Company and the Company Entities conduct business or own or use any of their assets (collectively “Export Control Laws”).  Without limiting the foregoing:

(i)                                     the Company and the Company Entities have obtained in a timely manner all necessary export licenses and other consents, authorizations, waivers, approvals and orders from, and have made and filed all necessary notices, registrations, declarations and filings with, any Governmental Authority, or have met, in all material respects, the requirements of any applicable license exceptions or exemptions, as required in connection with the export and re-export of their products and services, and releases of technology and technical data to foreign nationals located in the United States and abroad (“Export Approvals”);

(ii)                                  the Company and each of the Company Entities is in compliance with the material terms of all applicable Export Approvals;

(iii)                               neither the Company nor any of the Company Entities has received any written or other notice or been charged with the violation of any Export Control Laws.  To the knowledge of the Company, none of the Company or any of the Company Entities is under investigation with respect to any violation of any Export Control Laws or Export Approvals and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for any such violation; and

(iv)                              to the knowledge of the Company, none of the Company or any of the Company Entities , nor any of their respective directors, officers or employees, or any person authorized to act on behalf of any of them, (i) is a person that is, or is owned or controlled by a person that is the subject of any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority; or (ii) is now engaged in or facilitating or currently has an intention to engage in or facilitate any dealings or transactions with any person that will result in a violation of the Export Control Laws.

(jj)                                  Financial Advisers or Brokers.  Except for obligations to the Financial Advisor (whose fees shall be satisfied by the Company prior to the Effective Date), none of the Company or any of the Company Entities has incurred any obligation or liability, contingent or otherwise, or agreed to pay or reimburse any broker, finder, financial adviser or investment banker, for any brokerage, finder’s, advisory or other fee or commission, or for the reimbursement of expenses, in connection with this Agreement, the transactions contemplated hereby or any alternative transaction in relation to the Company.

(kk)                            Fairness Opinion.  The Special Committee and the Board of Directors has received a verbal report from the Financial Advisor to the effect that, as of the date of this Agreement, the consideration to be received by the Shareholders under the Arrangement is fair from a financial point of view to such Shareholders, which report has not been modified, amended, qualified or withdrawn.  A true, correct and complete copy of the Fairness Opinion will be provided by the Company to the Purchaser prior to the mailing of the Circular.

(ll)                                  Special Committee and Board of Directors Approval.  The Special Committee, at a meeting duly called and held, has unanimously determined, in consultation with legal and financial advisors, that this Agreement and the Arrangement are fair to the Shareholders and are in the best interests of the Company and has unanimously determined to recommend approval of this Agreement and the Arrangement to the Board of Directors.  The Board of Directors, at a meeting duly called and held, has unanimously determined that this Agreement and the

Arrangement are fair to the Shareholders and are in the best interests of the Company, has unanimously approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and has unanimously resolved to recommend that the Shareholders vote in favour of the Arrangement Resolution.  Each director and executive officer of the Company intends, to the knowledge of the Company, to vote all of the Common Shares held by him or her in favour of the Arrangement Resolution and has agreed that references to such intention may be made in the Circular and other documents relating to the Arrangement.

(mm)                      Shareholder Rights Plan.  The Shareholder Rights Plan is in full force and effect, unamended at the date hereof.  As at the date of this Agreement, to the knowledge of the Company, no “Flip-in Event” (as defined in the Shareholder Rights Plan) has occurred and the Board of Directors has not waived the application of the Shareholder Rights Plan to or in respect of any transaction or potential transaction other than the transactions contemplated herein.  Neither the execution or the delivery of this Agreement nor the taking of any action contemplated by this Agreement results, or will result, in the Purchaser or the Parent becoming an Acquiring Person (as defined in the Shareholder Rights Plan) and the transactions contemplated herein constitute an Exempt Acquisition (as defined in the Shareholder Rights Plan).

(nn)                          Full Disclosure.  The Company Public Disclosure Record discloses all material facts related to the Company, the Company Entities, their respective businesses, financial conditions, assets, liabilities and operations, in each case to the extent required to be disclosed pursuant to applicable Canadian Securities Laws, and no representation or warranty of the Company contained in this Agreement or in the Company Disclosure Letter or in any certificate furnished to the Purchaser pursuant to any provision of this Agreement, taken together and with the Company Public Disclosure Record, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

3.2                               Representations and Warranties of the Purchaser and the Parent

Except as specifically disclosed in the correspondingly numbered subsection of the Parent Disclosure Letter or the Parent Public Disclosure Record (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), each of the Purchaser and the Parent represents and warrants to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a)                                  Organization and Corporate Capacity.  The Parent has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware.  The Parent has the power and authority to own its property and to conduct its business as described in the Parent Public Disclosure Record and is duly qualified to transact business and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the conduct of its business as currently conducted or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect on the Parent.  The Purchaser has been duly organized and is validly existing and in good standing under the Laws of Canada.  The Parent owns, directly or indirectly, all of the issued and outstanding shares of the Purchaser.

(b)                                 Authority Relative to this Agreement.  Each of the Parent and the Purchaser has the requisite corporate or limited liability company power, authority and capacity to enter into and perform its obligations under this Agreement and to complete the transactions contemplated hereby.  The execution and delivery of this Agreement and the completion by the Parent and the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or limited liability company action of the Parent and the Purchaser and no other corporate proceedings on the part of the Parent or the Purchaser, as the case may be, are necessary to authorize the execution and delivery by it of this Agreement or the Arrangement or the completion by the Parent and the Purchaser of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and constitutes the legal, valid and binding obligation of the Parent and the Purchaser enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)                                  Required Approvals.  No authorization, licence, Permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is necessary for the execution and delivery by the Parent or the Purchaser of this Agreement, the performance by either of them of its obligations hereunder and the completion by either of them of the Arrangement, other than:

(i)                                     the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii)                                  the Final Order, and any filings required in order to obtain the Final Order;

(iii)                               the Required Regulatory Approvals relating to the Purchaser and the Parent; and

(iv)                              any other authorizations, licences, Permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make the same would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(d)                                 No Violation.  Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 3.2(c) and complying with applicable Laws, the execution and delivery by each of the Parent and the Purchaser of this Agreement, the performance by each of them of its respective obligations hereunder and the completion of the Arrangement does not and will not (nor will they with the giving of notice or the lapse of time or both) (i) result in a contravention, breach, violation or default under any Law applicable to it, (ii) result in a contravention, conflict, violation, breach or default under its constating documents or (iii) result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, any material agreement, contract, covenant, undertaking, commitment, instrument, licence, permit or authorization to which it is a party or by which it is bound, except, in the case of each of clauses (i) and (iii) above, as would not reasonably be expected to have a Material Adverse Effect on the Parent.

(e)                                  Capitalization of the Parent.  As of the date of this Agreement, the authorized capital of the Parent consists of 350,000,000 shares of common stock, of which 96,395,822 shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value US$0.001 per share, of which 2,070,000 shares of convertible preferred stock are issued and outstanding.  All of the issued and outstanding shares of common stock and preferred stock of the Parent (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have not been issued in violation of the articles, charter, by-laws or other constating documents of the Parent, or any agreement, contract, covenant, undertaking, or commitment to which the Parent is a party or bound, and (iii) have been issued and sold in compliance with U.S. Securities Laws in all material respects.  Except as set forth in the Parent Public Disclosure Record, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating the Parent to issue or sell any shares of common stock or other securities of the Parent, including any security or obligation of any kind convertible into or exchangeable or exercisable for any shares of common stock or other security of the Parent.  The issuance of the Consideration Shares pursuant to the Plan of Arrangement will not obligate the Parent or the Purchaser to issue shares of common stock or other securities of the Parent or the Purchaser to any person except as contemplated in this Agreement and the Plan of Arrangement and will not result in a right of any holder of securities of the Parent or the Purchaser to adjust the exercise, conversion, exchange or reset of price under any of such securities.

(f)                                    Material Subsidiaries.  As of the date of this Agreement, the only material subsidiaries of the Parent are: (i) Molycorp Minerals, LLC; (ii) Molycorp Metals & Alloys, Inc., an Illinois corporation; and (iii) Molycorp Silmet AS, a public limited company organized under the laws of the Republic of Estonia (collectively, the “Parent Material Subsidiaries”).  All of the issued and outstanding shares of capital stock of each Parent Material Subsidiary held by the

Parent have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Parent, free and clear of all Liens except those Liens imposed by applicable securities Laws and those Liens imposed by the transaction documents pursuant to which the Parent Material Subsidiaries were acquired or formed, as applicable.  Each Parent Material Subsidiary has been duly organized, is validly existing and in good standing (to the extent such concept is recognized) under the Laws of the jurisdiction of its organization, has the power and authority to own its property and to conduct its business as described in the Parent Public Disclosure Record and is duly qualified to transact business and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the conduct of its business as currently conducted or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect on the Parent.

(g)                                 Consideration Shares.  The Consideration Shares to be issued pursuant to the Plan of Arrangement (i) have been duly authorized, and, upon issuance, will be validly issued, fully paid and nonassessable and (ii) will not be issued in violation of the articles, charter, by-laws or other constating documents of the Parent or the Purchaser, as the case may be, or any agreement, contract, covenant, undertaking, or commitment to which the Parent or the Purchaser is a party or bound.  The Molycorp Shares are listed on the NYSE.

(h)                                 Parent Public Disclosure Record and Listing Compliance.

(i)            The Parent has filed or furnished, as applicable, on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) under the 1934 Exchange Act since December 31, 2010.  As of their respective dates, the documents and information comprising the Parent Public Disclosure Record complied in all material respects with the requirements of the 1933 Securities Act and the 1934 Exchange Act and the rules and regulations of the SEC promulgated thereunder, as applicable, and none of such documents or information, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii)           The Parent is in compliance in all material respects with the requirements of the NYSE for continued listing of its shares of common stock thereon.  The Parent has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of its shares of common stock under the 1934 Exchange Act or the listing of such shares on the NYSE.

(i)                                     Parent Financial Statements.  Except as set forth in the Parent Public Disclosure Record, the Parent Financial Statements were prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws, except that interim financial statements are subject to normal period-end adjustments and may omit notes which are not required by applicable U.S. Securities Laws or U.S. GAAP.  Except as set forth in the Parent Public Disclosure Record, the Parent Financial Statements present fairly, in all material respects, the assets, liabilities and financial condition of the Parent and its consolidated subsidiaries on a consolidated basis as at the respective dates thereof and the revenues, earnings, results of operations, changes in shareholders’ equity and cash flows of the Parent and its consolidated subsidiaries on a consolidated basis for the periods covered thereby (subject, in the case of the interim financial statements, to normal period-end adjustments).

(j)                                     Internal Controls.  Each of the Parent and the Parent Material Subsidiaries (from and after the date of their acquisition by the Purchaser) maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements by the Parent in conformity with U.S. GAAP and to maintain asset accountability.  Except as set forth in the Parent Public Disclosure Record, since December 31, 2010, (A) the Parent is not aware of any material weakness in the Parent’s internal control over financial reporting (whether or not remediated) and (B) no change in the Parent’s internal control over financial reporting has occurred that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Parent’s internal control over financial reporting.  The Parent is not subject to any significant deficiencies or material weaknesses with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(k)                                  No Undisclosed Liabilities.  As of the date of this Agreement, the Parent and the Parent Material Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), other than (A) liabilities and obligations disclosed in the Parent Public Disclosure Record, (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 2011 that have not had and would not reasonably be expected to have, individually or in aggregate with all other liabilities and obligations of the Parent and the Parent Material Subsidiaries (other than those disclosed in the Parent Public Disclosure Record), a Material Adverse Effect on the Parent and (iii) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby.

(l)                                     Absence of Certain Changes.  Since December 31, 2011:

(i)            each of the Parent and the Parent Material Subsidiaries has conducted its business only in the ordinary course consistent with past practice;

(ii)           there has not been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have a Material Adverse Effect on the Parent;

(iii)          there has not been any material write-down by the Parent or any of the Parent Material Subsidiaries of any of the assets of the Parent or any of the Parent Material Subsidiaries;

(iv)          there has not been any incurrence, assumption or guarantee by the Parent or of any of the Parent Material Subsidiaries of any indebtedness for borrowed money, any creation or assumption by the Parent or any of the Parent Material Subsidiaries of any Lien (other than a Permitted Lien), or any making by the Parent or any of the Parent Material Subsidiaries of any loan, advance or capital contribution to or investment in any other person, except in each case, in the ordinary course of business or as contemplated or permitted by the Commitment Letter;

(v)           the Parent has not effected any material change in its accounting policies, principles, methods, practices or procedures;

(vi)          the Company has not effected or passed any resolution to approve a split, division, consolidation, combination or reclassification of any of its shares of common stock; and

(vii)         neither the Parent nor any of the Parent Material Subsidiaries has agreed, announced, resolved or committed to do any of the foregoing.

(m)                               Compliance with Laws.  The business of the Parent and of each of the Parent Material Subsidiaries has been and is currently being conducted in compliance with all applicable Laws, except where any failure of compliance would not, and could not reasonably be expected to, result in a Material Adverse Effect on the Parent.

(n)                                 Litigation.  As of the date of this Agreement, there is no Proceeding against or involving the Parent or any of the Parent Material Subsidiaries (whether in progress or, to the knowledge of the Parent, threatened) that, if adversely determined, would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or prevent or significantly impede or materially delay the completion of the Arrangement and, to the knowledge of the Parent, no event has occurred which might reasonably be expected to give rise to any such Proceeding.  Neither the Parent nor any of the Parent Material Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction, rule, award or decree of any Governmental Authority that involves or may involve, or restricts or may restrict, the right or ability of the Parent or any of the Parent Material Subsidiaries to conduct its business in all material respects as it has been conducted prior to the date hereof or that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or could reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(o)                                 Insolvency.  No Proceeding is pending by or against the Parent or any of the Parent Material Subsidiaries, or, to the knowledge of the Parent, is planned or threatened, in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Parent or any of the Parent Material Subsidiaries or for the appointment of a trustee, receiver, manager or other administrator of the Parent or any of the Parent Material Subsidiaries or any of their respective properties or assets nor, to the knowledge of the Parent, is any such act or Proceeding threatened.  Neither the Parent nor any of the Parent Material Subsidiaries has sought protection under the United States Bankruptcy Code or similar legislation.

(p)                                 Taxes.  Each of the Parent and the Parent Material Subsidiaries has duly and timely filed all Returns required to be filed by it prior to the date hereof, other than those which have been administratively waived, and all such Returns are true, complete and correct in all material respects.  The Parent and each of the Parent Material Subsidiaries has paid or has collected, withheld and remitted to the appropriate Governmental Authority on a timely basis all assessments and reassessments and all other Taxes due and payable by it, other than those which are being or have been contested in good faith pursuant to applicable Laws and in respect of which adequate reserves or accruals in accordance with U.S. GAAP have been provided.  Except as would not result in a Material Adverse Effect on the Parent, no audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of the Parent, threatened with respect to Taxes of the Parent or any of the Parent Material Subsidiaries.  The Purchaser is a “taxable Canadian corporation” and not a “mutual fund corporation”, each within the meaning of the Tax Act.

(q)                                 Mining and Mineral Rights.  Without limiting the generality of Section 3.2(h)(i):  (A) the estimated proven and probable mineral reserves with respect to the rare earth mining operations currently conducted by the Parent Material Subsidiary, Molycorp Minerals, LLC and located in Mountain Pass, California (the “Mountain Pass Mine”), as reported in the Parent Public Disclosure Record, have been prepared and disclosed, as required by, and in material compliance with, U.S. Securities Laws; (B) there has been no material reduction in the aggregate amount of estimated mineral reserves at the Mountain Pass Mine as disclosed in the Parent Public Disclosure Record (as of the respective dates of the documents and information therein), except as a result of mining and related activities; and (C) the methods used in estimating such mineral reserves at the Mountain Pass Mine are consistent with accepted mineral reserve estimation practices.  Molycorp Minerals, LLC owns fee simple title to the stated reserves at the Mountain Pass Mine, as described in the Parent Public Disclosure Record.

(r)                                    Environmental Laws.  The business of the Parent and of each of the Parent Material Subsidiaries has been and is currently being conducted in compliance with all applicable Environmental Laws, except where any failure of compliance would not, and could not reasonably be expected to, result in a Material Adverse Effect on the Parent.

(s)                                  Non-Arm’s Length Transactions.  Except for employment, indemnification or other compensation agreements entered into in the ordinary course of business or as disclosed in the Parent Public Disclosure Record, there are no current contracts, commitments, agreements, arrangements or other transactions between the Parent or any of the Parent Material Subsidiaries, on the one hand, and any (A) officer or director of the Parent or any of the Parent Material Subsidiaries, (B) any holder of record or, to the knowledge of the Parent, beneficial owner of or 5% or more of the outstanding share of the Parent’s common stock or (C) any affiliate or associate of any such officer, director or shareholder, on the other hand.

(t)                                    Corrupt Practices Legislation.  Neither the Parent nor any of the Parent Material Subsidiaries (in each case, only from and after the date of acquisition or formation of such Parent Material Subsidiary) has taken or committed to take any action which would cause the Parent or any of the Parent Material Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act or any applicable Law of similar effect, to the extent to which they may be applicable to the Parent or any of the Parent Material Subsidiaries or affiliates, and, to the knowledge of the Parent, no such action has been taken by any person acting on behalf of the Parent or any of the Parent Material Subsidiaries.

(u)                                 Investment Canada.  The Parent is not a Canadian within the meaning of the Investment Canada Act.

(v)                                 Commitment Letter; Sufficient Funds.  The Parent has delivered to the Company true and complete fully-executed copies of a commitment letter (the “Commitment Letter”) made by Morgan Stanley Senior Funding, Inc. (the “Lender”), evidencing the financing described therein (the “Debt Financing”).  The commitments described in the Commitment Letter are not subject to any condition precedent other than the conditions expressly set forth therein.  There are no other agreements, side letters or arrangements that would permit the Lender to reduce the amount of the Debt Financing or that would otherwise affect the availability of the Debt Financing.  The Commitment Letter is in full force and effect, has not been amended, restated, modified, withdrawn, terminated or otherwise modified or varied and is a legal, valid and binding obligation of the Parent and, to the knowledge of the Parent, the Lender (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law), as applicable, no amendment or modification to the Commitment Letter is contemplated (provided that the Commitment Letter may be (or may have been) amended (i) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter or (ii) otherwise so long as such amendment would not reasonably be expected to delay or prevent the completion of the Arrangement and the consummation of the transactions contemplated by this Agreement and the terms of the Commitment Letter as so amended are not materially less beneficial to the Parent, with respect to conditionality, than the terms in the Commitment Letter as in effect on the date of this Agreement), and no event has occurred or circumstance exists, including the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, which, with or without notice, lapse of time or both, would or would reasonably be expected to (x) constitute a default or breach on the part of the Parent under the Commitment Letter or (y) constitute or result in a failure to satisfy any condition precedent set forth in the Commitment Letter assuming satisfaction of the conditions set forth in Section 8.1 and Section 8.3.  All commitment and other fees or expenses required to be paid under or in connection with the Commitment Letter on or prior to the date hereof have been paid.  The Parent does not have any reason to believe that it shall be unable to satisfy on a timely basis any term or condition of closing of the Debt Financing to be satisfied by it contained in the Commitment Letter; is not aware of any existing fact, occurrence or condition that may cause the financing commitment contained in the Commitment Letter to terminate or be ineffective or any of the terms or conditions of closing of the Debt Financing not to be met or of any impediment to the funding of the cash payment obligations of the Parent pursuant to or in connection with this Agreement or the Arrangement; and is not aware of any existing fact, occurrence or condition that has or will cause the assumptions or statements set forth in the Commitment Letter to be untrue or incorrect. Assuming the Debt Financing contemplated in the Commitment Letter is funded, the net proceeds contemplated by the Commitment Letter, together with other funds available to the Parent and the Purchaser, shall be sufficient for the Purchaser to pay at the Effective Time in full the aggregate cash portion of the consideration for Shares and the aggregate amount payable pursuant to the Arrangement in accordance with the terms of the Agreement and the Plan of Arrangement and to pay all related fees and expenses for which the Purchaser or the Parent is responsible under the terms of the Agreement.

(w)                               Full Disclosure.  The Parent Public Disclosure Record discloses all material facts related to the Parent, the Parent Material Subsidiaries, their respective businesses, financial conditions, assets, liabilities and operations, in each case to the extent required to be so disclosed pursuant to applicable U.S. Securities Laws, and no representation or warranty of the Parent or the Purchaser contained in this Agreement, or in any certificate furnished to the Company pursuant to any provision of this Agreement, taken together and with the Parent Disclosure Letter and the Parent Public Disclosure Record, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

3.3                               Survival of Representations and Warranties

No investigation by or on behalf of any Party will mitigate, diminish or affect the representations and warranties made by the other Parties.  Except for the representations and warranties contained in this Article 3, no Party nor any other persons on behalf of a Party makes any express or implied representation or warranty with respect to such Party or with respect to any other information provided or otherwise made available to any other Party in connection with the transactions contemplated hereby.  The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.  This Section 3.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

ARTICLE 4
COVENANTS REGARDING THE CONDUCT OF BUSINESS

4.1                               Covenants of the Company

The Company covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Purchaser otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent will not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in Section 4.1 of the Company Disclosure Letter or expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is otherwise required by applicable Law:

(a)           the respective businesses of the Company and the Company Entities will be conducted only, their respective facilities will be maintained, and the Company and the Company Entities will continue to operate their respective businesses only in, the ordinary course of business in an effort to preserve the value thereof;

(b)           the Company and the Company Entities will comply with the terms of all Material Contracts and the Company will use commercially reasonable efforts to maintain and preserve intact its and the Company Entities’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and the Company Entities’ respective officers and employees as a group;

(c)           the Company will not, and will not permit any of the Company Entities to, directly or indirectly:

(i)            alter or amend its articles, charter, by-laws or other constating documents;

(ii)           declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Common Shares;

(iii)          split, divide, consolidate, combine or reclassify the Common Shares or any other securities;

(iv)          issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Common Shares or other securities of the Company or the Company Entities (including, for greater certainty, Options, DSUs, SARs or any equity-based awards), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Common Shares or other securities of the Company or the Company Entities, other than the issuance of Common Shares issuable pursuant to the exercise of Options or Convertible Debentures outstanding on the date hereof;

(v)                                 redeem, purchase or otherwise acquire any of its outstanding Common Shares or other securities or securities convertible into or exchangeable or exercisable for Common Shares or any such other securities unless otherwise required by the terms of such securities and other than in transactions between two or more Company wholly-owned subsidiaries or between the Company and a Company wholly-owned subsidiary;

(vi)                              amend the terms of any securities of the Company or the Company Entities;

(vii)                           adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of the Company Entities;

(viii)                        reorganize, amalgamate or merge with any other person;

(ix)                                make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as disclosed in the Company Public Disclosure Record, as required by applicable Laws or under Canadian GAAP;

(x)                                   make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable; or

(xi)                                enter into, modify or terminate any Contract with respect to any of the foregoing;

(d)                                 the Company will promptly notify the Purchaser in writing of any “material change” (as defined in the Securities Act) in relation to the Company, and the Company will promptly notify the Purchaser in writing of any circumstance or development that, to the knowledge of the Company, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(e)                                  the Company will not, and will not permit any of the Company Entities to, directly or indirectly:

(i)                                     except for sales in the ordinary course of business, sell, pledge, lease, licence, dispose of or encumber any assets or properties (including the shares or other equity securities of any Company Entity) of the Company or of any Company Entity having a value greater than $1,000,000 in the aggregate;

(ii)                                  (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person that has a value greater than $20,000,000 in the aggregate or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(iii)                               incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances in excess of $1,000,000 in the aggregate to any other persons, except to employees pursuant to policies to reimburse expenses in advance or pursuant to or in respect of existing credit facilities or debt instruments or the maintenance or extension thereof (or the agreements, indentures or guarantees governing or relating to such facilities or instruments, or the maintenance or extension thereof), or the refinancing, renewal or replacement of existing indebtedness on substantially market terms and without increasing the principal amount thereof;

(iv)                              enter into any material currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract, other than in the ordinary course of business;

(v)                                 pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding, where such payment, discharge, satisfaction, waiver, release, assignment, settlement or compromise exceeds $1,000,000 individually or $5,000,000 in the aggregate or would entail any non-monetary damages;

(vi)                              settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;

(vii)                           enter into any material new line of business, enterprise or other activity that is inconsistent with the existing businesses of the Company and the Company Entities in the manner such existing businesses generally have been carried on;

(viii)                        expend or commit to expend any amounts with respect to capital expenses, where such expenditure or commitment exceeds $3,000,000 individually or $15,000,000 in the aggregate, except to the extent reserved for in the Company Financial Statements; or

(ix)                                authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(f)                                    the Company will not, and will not permit any of the Company Entities to, directly or indirectly:

(i)                                     terminate, fail to renew, cancel, waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Material Contract except in the ordinary course of business, or as required by its terms;

(ii)                                  enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property that would exceed $1,000,000 per year; or

(iii)                               enter into any Contract containing any restriction on the ability of the Company or any of the Company Entities to assign all or any material portion of its rights, interests or obligations thereunder, unless such restriction expressly permits the assignment of such rights, interests or obligations (or portion thereto) to the Purchaser or any of its affiliates in connection with or following the completion of the Arrangement or the other transactions contemplated by this Agreement;

(g)                                 without the consent of the Parent, which consent will not be unreasonably withheld or delayed, neither the Company nor any of the Company Entities will, except pursuant to any existing Contracts or employment, pension, supplemental pension, termination or compensation arrangements or policies or plans in effect on the date hereof, and except as is necessary to comply with applicable Laws and as required to comply with Section 5.8:

(i)                                     grant to any senior management employee, officer or director of the Company or any of the Company Entities an increase in compensation in any form other than in the ordinary course;

(ii)                                  grant any general salary increase or pay any bonus or other material compensation to the employees of the Company or any of the Company Entities other than the payment of any of the foregoing (or increases thereof) consistent with historical practices;

(iii)                               take any action with respect to the grant or increase of any severance, change of control, retirement, retention or termination pay not in accordance with existing policies;

(iv)                              enter into any employment agreement, deferred compensation or other similar agreement with any senior management employee, officer or director of the Company or any of the Company Entities;

(v)                                 terminate the employment of the Company’s senior management employees (including the Company Senior Management) other than for cause;

(vi)                              increase any benefits payable under its current severance or termination pay policies;

(vii)                           adopt or amend or make any contribution to or any award under any Company Plan or Canadian Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of the Company or any of the Company Entities; or

(viii)                        take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under any Company Plan or Canadian Plan;

(h)                                 other than as set out in Section 3.1(e) of the Company Disclosure Letter, the Company will not grant to any officer or director of the Company any equity based awards pursuant to the Company Plan, the Canadian Plan or otherwise;

(i)                                     the Company will not, and will not permit any of the Company Entities to, make any loan to any officer or director of the Company or any of the Company Entities, except for the advance of expenses consistent with historical practice;

(j)                                     the Company will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company or any of the Company Entities, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided, however, that, except as contemplated by Section 5.9(b), none of the Company or any of the Company Entities will obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;

(k)                                  the Company will promptly provide written notice to the Purchaser of the resignation or dismissal of any of its senior management employees;

(l)                                     the Company will use its commercially reasonable efforts to maintain and preserve all of its rights under each of its material Permits;

(m)                               the Company will, and will cause each of the Company Entities to:

(i)                                     duly and timely file all Returns required to be filed by it on or after the date hereof and all such Returns will be true, complete and correct;

(ii)                                  timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, unless such

Taxes are disputed in good faith and the Company has taken adequate reserves therefor in accordance with Canadian GAAP;

(iii)                               not change in any respect any of its methods of reporting income or deductions or accounting for income tax purposes from those employed in the preparation of their most recently filed Returns and financial statements except as may be required by applicable Laws;

(iv)                              not make, change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Return;

(v)                                 not surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(vi)                              not consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or reassessment;

(vii)                           not settle, compromise or agree to the entry of judgment with respect to any action, claim or other Proceeding relating to Taxes; and

(viii)                        not enter into any tax sharing, tax allocation or tax indemnification agreement;

(n)                                 the Company will not, and will not permit any of the Company Entities to, commence any litigation for damages in excess of $5,000,000 or providing for the grant of injunctive relief or other non-monetary remedy (other than litigation in connection with the collection of accounts receivable or to enforce the terms of this Agreement or the Non-Disclosure Agreement);

(o)                                 the Company will not, and will not permit any of the Company Entities to, enter into or renew any Contract containing:

(i)                                     any limitation or restriction on the ability of the Company or any of the Company Entities or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates, to engage in any type of activity or business;

(ii)                                  any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or any of the Company Entities or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or any of its affiliates, is or would be conducted; or

(iii)                               any limit or restriction on the ability of the Company or any of the Company Entities or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates, to solicit customers or employees;

(p)                                 the Company will not, and will not permit any of the Company Entities to, take any action that would (i) reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or (ii) render, or reasonably be expected to render, any representation or warranty made by the Company in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein);

(q)                                 the Company will pay or cause to be satisfied all Transaction Expenses prior to the Effective Date; and

(r)                                    the Company will, within 10 Business Days of the date of this Agreement, provide to the Purchaser and the Parent true, correct and complete copies of those documents noted in Section 3.1(z)(i) of the Company Disclosure Letter as not being contained in the Company Data Room.

Subject to the obligations of the Company herein, neither the Parent nor the Purchaser shall have the right to control, directly or indirectly, the operations or the business of the Company or any of the Company Entities at any time prior to the Effective Time.

4.2                               Covenants of the Parent

The Parent covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Company otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent will not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in Section 4.2 of the Parent Disclosure Letter or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law:

(a)                                  the respective businesses of the Parent and the Parent Material Subsidiaries will be conducted only, their respective facilities will be maintained, and the Parent and Parent Material Subsidiaries will continue to operate their respective businesses only in, the ordinary course of business in an effort to preserve the value thereof;

(b)                                 the Parent will use commercially reasonable efforts to maintain and preserve intact its and the Parent Material Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;

(c)                                  the Parent will not, and will not permit any of the Parent Material Subsidiaries to, directly or indirectly:

(i)                                     alter or amend its articles, charter, by-laws or other constating documents in a manner adverse to the Shareholders;

(ii)                                  declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its securities other than in the ordinary course of business and consistent with past practice except, in the case of any of the Parent’s wholly-owned subsidiaries, for dividends payable to the Parent;

(iii)                               split, divide, consolidate, combine or reclassify the Molycorp Shares;

(iv)                              amend the terms of the Molycorp Shares or any other securities of the Parent except, in each case, as would not have an adverse effect on the Molycorp Shares or the holders thereof;

(v)                                 adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Parent or any of its subsidiaries;

(vi)                              reorganize, amalgamate or merge with any other person (other than any of the Parent’s direct or indirect wholly-owned subsidiaries);

(vii)                           make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as disclosed in the Parent Public Disclosure Record, as required by applicable Laws or under U.S. GAAP;

(viii)                        make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable; or

(ix)                                enter into, modify or terminate any agreement, contract, covenant, undertaking, or commitment with respect to any of the foregoing;

(d)                                 the Parent will promptly notify the Company in writing of any circumstance or development that, to the knowledge of the Parent, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent;

(e)                                  the Parent will not, and will not permit any of the Parent Material Subsidiaries to, take any action that would (i) reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or (ii) render, or reasonably be expected to render, any representation or warranty made by the Purchaser or the Parent in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein).

ARTICLE 5
ADDITIONAL COVENANTS

5.1                               Pre-Acquisition Reorganizations

(a)                                  Subject to the provisions of this Section 5.1, the Company agrees that, upon request by the Purchaser, the Company will, and will cause the Company Entities to, at the expense of the Purchaser, use its and their commercially reasonable efforts to: (i) effect such reorganizations of the Company’s or the Company

Entities’ business, operations and assets and the integration of other affiliated businesses of the Company as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization”) and (ii) cooperate with the Purchaser and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they most effectively could be undertaken.  The Purchaser acknowledges and agrees that the Pre-Acquisition Reorganizations shall not (a) impede, delay or prevent completion of the Arrangement (including by giving rise to Proceedings by any person), (b) in the opinion of the Company, acting reasonably, prejudice the Shareholders or the holders of Options or Convertible Debentures in any material respect, (c) require the Company to obtain the approval of the Shareholders, (d) be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached, it being acknowledged by the Purchaser that actions taken pursuant to any Pre-Acquisition Reorganization could require the consent of third parties under applicable Contracts and Government Authorities, (e) require the Company or any Company Entity to contravene any applicable Laws, their respective organizational documents or any Material Contract, or (f) result in any Taxes being imposed on, or any adverse Tax or other consequences to, any securityholder of the Company incrementally greater than the Taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization.  The Purchaser will provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least fifteen Business Days prior to the anticipated Effective Time.  Upon receipt of such notice, the Company and the Purchaser will, at the expense of the Purchaser, work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization.  The Parties will seek to have the steps and transactions contemplated under any such Pre-Acquisition Reorganization made effective at such times (as directed by the Purchaser) on or prior to the Effective Date (but after the Purchaser will have waived or confirmed that all conditions referred to in Section 8.1, Section 8.2 and Section 8.3 have been satisfied), provided, however, that no such Pre-Acquisition Reorganization will be made effective unless: (A) it is reasonably certain, after consulting with the Company, that the Arrangement will become effective; and (B) such Pre-Acquisition Reorganization can be reversed or unwound in a timely fashion without adversely affecting the Company and the Company Entities in the event that the Arrangement does not become effective and this Agreement is terminated.  If the Arrangement is not completed, the Purchaser will (a) forthwith reimburse the Company for all reasonable fees and expenses (including any professional fees and expenses) incurred by the Company and the Company Entities in considering and effecting any Pre-Acquisition Reorganization, and (b) be responsible for any costs of the Company and the Company Entities in reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to the termination of this Agreement in accordance with its terms.  The obligation of the Purchaser to reimburse the Company for fees and expenses and to be responsible for costs as set out in this Section 5.1 will be in addition to any other payment the Purchaser may be obligated to make hereunder and will survive termination of this Agreement.  The Parent shall indemnify and save harmless the Company and its subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result for their co-operation or assistance with or participation in any Pre-Acquisition Reorganization.  No director, officer, employee or agent of the Company or its subsidiaries shall be required to take any action in respect of a Pre-Acquisition Reorganization in any capacity other than as a director, officer, employee or agent of the Company or the Company Entities, as the case may be.  Neither the Parent nor the Purchaser will contact employees of the Company or its subsidiaries in respect of a Pre-Acquisition Reorganization, except after prior consultation with the President and Chief Executive Officer or the Chief Financial Officer of the Company.

(b)                                 The Parent and the Purchaser acknowledge and agree that the planning for and implementation of any Pre-Acquisition Reorganization shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of the Company hereunder has been breached.  The Parent, the Purchaser and the Company shall work cooperatively and use reasonable commercial efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization.  For greater certainty, the Company shall not be liable for the failure of the Parent or the Purchaser to benefit from any anticipated tax efficiency as a result of a Pre-Acquisition Reorganization and the completion of any such transaction shall not be a condition to the completion of the Arrangement.

5.2                               Access to Information

(a)                                  Subject to compliance with applicable Laws and the terms of any existing Contracts, each of the Company, the Company Entities and the Parent will, and will cause its respective subsidiaries to, afford to the other and its Representatives, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, continuing access to the Company Data Room or Parent Data Room, as the case may be, and reasonable access, during normal business hours and upon reasonable notice, to its respective businesses, properties, books and records and such other data and information as the other may reasonably request, as well as to their respective management personnel, subject, however, to such access not interfering with the ordinary conduct of its businesses.  Subject to compliance with applicable Laws and such requests not materially interfering with the ordinary conduct of the business of the Company and the Company Entities, the Company will also make available to the Purchaser and its Representatives all information reasonably requested by the Purchaser for the purposes of preparing, considering and implementing integration and strategic plans for the combined businesses of the Company and the Purchaser and its affiliates following completion of the Arrangement.  Without limiting the generality of the provisions of the Non-Disclosure Agreement, each of the Parties acknowledges that all information provided to it under this Section 5.2(a), or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby, is subject to the Non-Disclosure Agreement, which will remain in full force and effect notwithstanding any other provision of this Agreement or any termination of this Agreement.  If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Non-Disclosure Agreement, the provisions of this Agreement will supersede those of the Non-Disclosure Agreement but only to the extent of the conflict or inconsistency and all other provisions of the Non-Disclosure Agreement will remain in full force and effect.

(b)                                 Other than as may be required in respect of information requested by Governmental Authorities in connection with obtaining the Required Regulatory Approvals, nothing in this Section 5.2 or in any other provision of this Agreement will require the Company, the Company Entities or the Parent, or its respective subsidiaries, to disclose information if such disclosure would violate a written confidentiality agreement with a third party or customer specific or competitively sensitive information after taking into account the Non-Disclosure Agreement (“Confidential Data”).  For greater certainty, until the Effective Time, access to and exchange of Confidential Data as between the Parties will be limited to what is reasonably necessary for the purposes of securing all necessary regulatory approvals, the preparation and settlement of definitive documents and the advancement of the Arrangement and will be limited such that the dissemination of Confidential Data will be confined to the Representatives of the Parties and their counsel who have a need to know such information for such purposes and who agree to respect such confidentiality in their dealings with Confidential Data.  For the purpose of this Section 5.2(b), counsel to the Purchaser shall include counsel to the Parent.

5.3                               Covenants of the Company Regarding the Arrangement

Subject to the terms and conditions of this Agreement, the Company will perform all obligations required to be performed by the Company under this Agreement, cooperate with the Purchaser and the Parent in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and the other transactions contemplated hereby, including:

(a)                                  publicly announcing the entering into of this Agreement, the support of the Board of Directors of the Arrangement (including the voting intentions of each director and executive officer of the Company referred to in Section 2.5(c)) and the recommendation of the Board of Directors to the Shareholders to vote in favour of the Arrangement Resolution;

(b)                                 if necessary in order to waive or suspend the operation of or to otherwise render inoperative the Shareholder Rights Plan in respect of the Arrangement, immediately deferring the separation time of the rights under the Shareholder Rights Plan in respect of the Arrangement and, unless otherwise requested by the Purchaser, continuing to defer such separation time in respect of the Arrangement until a time that is no earlier than the Effective Time and, if from time to time requested by the Purchaser, taking such other actions as may be necessary to waive or suspend the operation of or to otherwise render inoperative the Shareholder Rights Plan in respect of the Arrangement;

(c)                                  cooperating with the Purchaser and the Parent in connection with, and using its commercially reasonable efforts to assist the Purchaser and the Parent in, obtaining all Required Regulatory Approvals relating to the Purchaser or the Parent or relating to the Company or any of its subsidiaries which are customarily applied for by a purchaser in transactions of this nature; provided that the Company and/or its subsidiaries will not be required to make any applications of the Purchaser or the Parent under applicable Law, but will rather provide assistance with any such applications made by, on behalf of, or jointly with the Purchaser or the Parent;

(d)                                 using its commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by the Company or the Company Entities from other parties to any Contracts in order to complete the Arrangement, including, without limitation, the Required Regulatory Approvals; provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with obtaining any waiver, consent or approval from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, none of the Company or any of the Company Entities will be required to pay or commit to pay to such person whose waiver, consent or approval is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation other than such fees or expenses contemplated by the terms of such Contract unless requested by the Purchaser;

(e)                                  using its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Company or any of the Company Entities relating to the Arrangement;

(f)                                    applying for and using its commercially reasonable efforts to obtain all Required Regulatory Approvals relating to the Company or any of the Company Entities which are customarily applied for by an offeree and, in doing so, keeping the Purchaser reasonably informed as to the status of the proceedings related to obtaining such Required Regulatory Approvals, including providing the Purchaser with copies of all related applications and notifications (other than, subject to Section 5.2(b), Confidential Data contained in such applications and notifications), in draft form, in order for the Purchaser to provide its reasonable comments thereon, and copies of all notices and correspondence received by the Purchaser from any Governmental Authority with respect thereto;

(g)                                 promptly advising the Purchaser of any requests by a Governmental Authority for any substantive meeting or discussion (whether in person, by telephone or otherwise) in respect of any filing, investigation or inquiry concerning the Arrangement and providing the Purchaser the opportunity to attend or have its Representatives attend and participate thereat (except to the extent that in any such case the Governmental Authority expressly requests that the Purchaser and its Representatives should not be present at the meeting or discussion or part or parts of the meeting or discussion);

(h)                                 not extending or consenting to any extension of any waiting period under applicable Laws or entering into any agreement with any Governmental Authority to not complete the Arrangement, except with the consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed);

(i)                                     defending all lawsuits or other legal, regulatory or other Proceedings against the Company challenging or affecting this Agreement or the completion of the Arrangement; and

(j)                                     paying or causing to be paid all Transaction Expenses prior to the Effective Date.

5.4                               Covenants of the Purchaser and the Parent Regarding the Arrangement

Subject to the terms and conditions of this Agreement, each of the Purchaser and the Parent will perform all obligations required to be performed by it under this Agreement, cooperate with the Company in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and the other transactions contemplated hereby, including:

(a)                                  cooperating with the Company and the Company Entities in connection with, and using its commercially reasonable efforts to assist the Company and the Company Entities in, obtaining the waivers, consents and approvals referred to in Section 5.3(d); provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with obtaining any waiver, consent or approval from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, neither the Purchaser nor the Parent, nor any of their respective subsidiaries, will be required to pay or commit to pay to such person whose waiver, consent or approval is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation;

(b)                                 using its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Purchaser or the Parent relating to the Arrangement;

(c)                                  applying for and using its commercially reasonable efforts to obtain all Required Regulatory Approvals relating to the Purchaser or the Parent or relating to the Company or any of the Company Entities which are customarily applied for by an offeror and, in doing so, keeping the Company reasonably informed as to the status of the proceedings related to obtaining such Required Regulatory Approvals, including providing the Company with copies of all related applications and notifications in draft form (other than, subject to Section 5.2(b), Confidential Data contained in such applications and notifications), in draft form, in order for the Company to provide its reasonable comments thereon;

(d)                                 promptly advising the Company of any requests by a Governmental Authority for any substantive meeting or discussion (whether in person, by telephone or otherwise) in respect of any filing, investigation or inquiry concerning the Arrangement and providing the Company the opportunity to attend or have its

Representatives attend and participate thereat (except to the extent that in any such case the Governmental Authority expressly requests that the Company and its Representatives should not be present at the meeting or discussion or part or parts of the meeting or discussion);

(e)                                  not extending or consenting to any extension of any waiting period under applicable Laws, except with the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed);

(f)                                    defending all lawsuits or other legal, regulatory or other Proceedings against or relating to the Purchaser or the Parent challenging or affecting this Agreement or the completion of the Arrangement; and

(g)                                 forthwith carrying out the terms of the Interim Order and Final Order to the extent applicable to it and taking all necessary actions to give effect to the transactions contemplated herein and the Plan of Arrangement, including providing the Depositary with sufficient Consideration Shares and funds to pay the aggregate share and cash consideration payable to the Shareholders pursuant to the Plan of Arrangement.

5.5                               Additional Covenants with Respect to Exchangeable Share Structure

(a)                                  Each of the Purchaser and the Parent will use their commercially reasonable efforts to:

(i)                                     obtain all orders, if any, required from the applicable Securities Regulatory Authorities to permit the first resale of (x) the Exchangeable Shares issued pursuant to Section 3.1(c) of the Plan of Arrangement and (y) the Molycorp Shares issued from time to time upon exchange of such Exchangeable Shares in accordance with their terms, in each case without qualification with or approval of or the filing of any prospectus, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Securities Regulatory Authorities (other than, with respect to such first resales, any restrictions on transfer by reason of a holder being a “control person” of the Parent, the Purchaser or Callco for purposes of Canadian Securities Laws (collectively, the “Exemptive Relief”);

(ii)                                  cause the Exchangeable Shares to be listed and posted for trading on the TSX by the Effective Time and to take reasonable steps to maintain such listing for so long as there are any Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by the Parent or any of its affiliates);

(iii)                               cause the Molycorp Shares to be issued from time to time upon exchange of the Exchangeable Shares in accordance with their terms to be listed and posted for trading on the NYSE;

(iv)                              ensure that the Purchaser is, at the Effective Time and for so long as there are any Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by the Parent or any of its affiliates), a “taxable Canadian corporation” and not a “mutual fund corporation,” each within the meaning of the Tax Act; and

(v)                                 file a registration statement on Form S-3 in order to register the Molycorp Shares issued from time to time upon exchange of the Exchangeable Shares in accordance with their terms under the 1933 Securities Act (the “Registration Statement”), and use its commercially reasonable efforts to cause the Registration Statement to become effective at or prior to the Effective Time and to maintain the effectiveness of such registration for so long as there are any Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by the Parent or any of its affiliates).

(b)                                 The Purchaser acknowledges and agrees that it shall execute joint elections under subsection 85(1) or 85(2) of the Tax Act (and in each case, where applicable, the analogous provisions of provincial income tax Laws) with respect to the transfer of Eligible Shares to the Purchaser pursuant to Section 3.1(c) of the Plan of Arrangement with Shareholders who are Eligible Holders who are entitled to receive Exchangeable Shares under the Arrangement, in each case subject to and in accordance with Section 3.4 of the Plan of Arrangement.

5.6                               Additional Covenants with Respect to Financing

(a)                                  Without limiting the generality of Section 5.4, the Parent shall and, where appropriate, shall cause its subsidiaries to use their commercially reasonable efforts to consummate any such financing arrangements (the “Acquisition Financing”) as may be required in order to complete the transactions contemplated by this Agreement.  The Parent and/or the Purchaser, as applicable, shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter or any definitive agreements with respect to the Debt Financing, and/or substitute other debt or equity financing (“Alternative Financing”) for all or any portion of the Debt Financing from the same and/or alternative Debt Financing Sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or any definitive agreements with respect to the Debt Financing that amends the Debt Financing and/or substitution of all or any portion of the Debt Financing shall not (A) expand upon the conditions precedent to the Debt Financing as set forth in the Commitment Letter or (B) be reasonably expected to prevent or materially impede or materially delay the availability of the Debt Financing and/or the consummation of the Arrangement and the other transactions contemplated by this Agreement.  The Parent and/or the Purchaser, as applicable, shall be permitted to reduce the amount of Debt Financing under the Commitment Letter or any definitive agreements with respect to the Debt Financing in its reasonable discretion, provided, that the Parent shall not reduce the Debt Financing to an amount committed below the amount that is required, together with the financial resources of the Parent and the Purchaser, including cash on hand and marketable securities of the Parent, the Purchaser, the Company and their respective subsidiaries, to consummate the Arrangement and the other transactions contemplated by this Agreement, and provided, further, that such reduction shall not (A) expand upon the conditions precedent to the Debt Financing as set forth in the Commitment Letter or (B) be reasonably expected to prevent or materially impede or materially delay the availability of such reduced Debt Financing and/or the consummation of the Arrangement and the other transactions contemplated by this Agreement.  Subject to obtaining Alternative Financing, the Parent and the Purchaser shall use commercially reasonable efforts to consummate and obtain the Debt Financing on the terms and conditions described in the Commitment Letter, including using commercially reasonable efforts to (i) negotiate and enter into definitive agreements with respect to the Commitment Letter on the terms and conditions contemplated by the Commitment Letter, which definitive agreements will not materially expand upon the conditions to the receipt of the Debt Financing as set forth in the Commitment Letter or amend or modify the terms of the Commitment Letter in a manner that would reasonably be expected to impair the ability of the Parent or the Purchaser, as applicable, to consummate the Debt Financing, and (ii) satisfy on a timely basis all conditions contained in the Commitment Letter that are within its control.  The Parent and the Purchaser shall and, where appropriate, shall cause their respective subsidiaries to refrain from taking, directly or indirectly, any actions that could reasonably be expected to result in any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Debt Financing, in each case, that are within the control of the Parent or the Purchaser, or their respective subsidiaries, not being satisfied.

(b)                                 The Parent shall, in accordance with the confidentiality provisions of the Commitment Letter, deliver to the Company a copy of any definitive agreements and related documents promptly after execution thereof and, upon the Company’s reasonable request, provide the Company with summaries of its discussions and dealings with the Lender, provided that the Company agrees to abide by the confidentiality provisions of the Commitment Letter.  Without limiting the generality of the foregoing, the Parent agrees to notify the Company promptly (and in any event not later than 48 hours after such occurrence), if at any time prior to the Effective Time: (a) the Commitment Letter shall expire or be terminated for any reason; (b) the Parent reasonably determines that it shall be unable to satisfy, on a timely basis, any term or condition of the Debt Financing to be satisfied by it, that in each case would reasonably be expected to impair the ability of the Parent or the Purchaser, as applicable, to consummate the Debt Financing; or (c) the Lender advises the Parent in writing that such source either no longer intends to provide or underwrite the Debt Financing on the terms set forth in the Commitment Letter.

(c)                                  The Parent and the Purchaser acknowledge and agree that obtaining the Acquisition Financing (including, for greater certainty, the Debt Financing) is not a condition to their respective obligations hereunder.

(d)                                 The Company shall, and shall cause each of the Company Entities to, at the Purchaser’s sole expense, provide, and cause its and their respective directors, officers, employees, independent auditors, counsel and other Representatives to provide, to the Parent and the Purchaser all such reasonable and timely cooperation and assistance in connection with the arrangement of the Acquisition Financing as may be reasonably requested by the Parent or the Purchaser or any of the lenders or their affiliates involved in the Acquisition Financing (including, for greater certainty, the Debt Financing), including but not limited to using its commercially reasonable efforts to participate in meetings, drafting sessions and due diligence sessions with the Lender, prospective lenders, investors and rating agencies, as applicable, in connection with the Acquisition Financing; provided, however, that such cooperation and assistance may not materially interfere with the conduct of the business of the Company and the Company Entities.

5.7                               Mutual Covenants

Each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)                                  it will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 8 to the extent the same is within its control and to take, or cause to be taken, all other commercially reasonable actions and to do, or cause to be done, all other things necessary and commercially reasonable to permit the completion of the Arrangement in accordance with its obligations under this Agreement, the Plan of Arrangement and applicable Laws and cooperate with the other Parties in connection therewith, including using its commercially reasonable efforts to (i) obtain all Required Regulatory Approvals required to be obtained by it, (ii) effect or cause to be effected all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Arrangement, (iii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement and (iv) cooperate with the other Parties in connection with the performance by it of its obligations hereunder;

(b)                                 it will use commercially reasonable efforts not to take or cause to be taken any action which is inconsistent with this Agreement or which would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement;

(c)                                  it will give prompt notice to the others of: (i) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the earlier of the Effective Date and the termination of this Agreement; and (ii) any failure of such Party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

(d)                                 it will use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Parties’ legal counsel to permit the completion of the Arrangement.

5.8                               Employment Agreements; Options; Convertible Debentures

(a)                                  The Purchaser agrees that the Company and any successor to the Company (including any Surviving Corporation) shall continue to honour and comply with the terms of all existing employment, change of control and severance agreements of the Company and the Company Entities (as the same may be amended or modified as permitted hereunder and thereunder), complete and correct copies of all of which agreements have been provided to the Purchaser.

(b)                                 The Purchaser acknowledges that, pursuant to the provisions of the Stock Option Plan, the Company may facilitate as necessary the acceleration of vesting of any unvested Options as may be necessary or desirable to allow the Optionholders to exercise their Options for the purpose of participating in the Arrangement as Shareholders.  The Purchaser and the Company each acknowledges and agrees that the Company will elect to forego any deduction under the Tax Act with respect to the cash payments to be made by the Company pursuant to the Plan of Arrangement to holders of Options who are a resident of Canada for purposes of the Tax Act and, to effect the foregoing, the Company will comply with the requirements described in subsection 110(1.1) of the Tax Act.

(c)                                  The Purchaser agrees that the Company and any successor to the Company (including any Surviving Corporation) shall continue to honour and comply with the terms of the Debenture Indenture, it being acknowledged by the Purchaser that the Arrangement will constitute a “Cash Change of Control” as that term is defined in the Debenture Indenture.

5.9                               Indemnification and Insurance

(a)                                  The Company and the Purchaser agree that all rights to indemnification or exculpation now existing in favour of the present and former directors and officers of the Company or of any of the Company Entities (each such present or former director or officer of the Company or of any of the Company Entities being herein referred to as an “Indemnified Party” and such persons collectively being referred to as the “Indemnified Parties”) as provided in the constating documents of the Company or any of the Company Entities or any Contract by which the Company or any of the Company Entities is bound and which is in effect as of the date hereof, will survive the completion of the Plan of Arrangement and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time, for the period contemplated therein.

(b)                                 The Purchaser will, or will cause the Company and the Company Entities to, maintain in effect without any reduction in scope or coverage for seven (7) years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by the Company and the Company Entities which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided, however, that the Purchaser acknowledges and agrees that prior to the Effective Time, notwithstanding any other provision hereof, the Company may, at its option, purchase prepaid non-cancellable run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by the Company, but providing coverage for a period of seven (7) years from the Effective Date with respect to claims arising from or related to facts or events which occurred on or prior to the Effective Date.

(c)                                  The provisions of this Section 5.9 are and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, executors, administrators and other legal representatives and such rights will be held by the Company, and any successor to the Company (including any Surviving Corporation), in trust for such persons and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of each Indemnified Party, his or her heirs, executors, administrators and other legal representatives; provided, however, that no approval of any beneficiary of such trust will be required in connection with an amendment or variation of this Section 5.9 prior to the Effective Time.

(d)                                 If the Company or any of the Company Entities or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or any of the Company Entities) assumes all of the obligations set forth in this Section 5.9.

ARTICLE 6
ACQUISITION PROPOSALS

6.1                               Non-Solicitation

(a)                                  Except as expressly contemplated by this Agreement or to the extent that the Purchaser has otherwise consented to in writing, until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, neither the Board of Directors nor the Company shall, and the Company shall cause the Company Entities and each of its and their respective Representatives to not, directly or indirectly through any other person:

(i)                                     initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing or affording access to information), or take any other action that knowingly promotes or facilitates, directly or indirectly, any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or potential Acquisition Proposal;

(ii)                                  participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, encourage or otherwise facilitate, any effort or attempt by any other person (other than the Purchaser and its affiliates) to make or complete an Acquisition Proposal;

(iii)                               withdraw, modify, change or qualify, or publicly propose to withdraw, modify, change or qualify, in a manner adverse to the Purchaser or the Parent, the approval of the Board of Directors of the transactions contemplated hereby and the recommendation of the Board of Directors that the Shareholders vote in favour of the Arrangement Resolution;

(iv)                              approve, recommend or remain neutral with respect to, or publicly propose to approve, recommend or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until the fifth Business Day after such Acquisition Proposal has been publicly announced shall not constitute a violation of this Section 6.1(a)(iv)); or

(v)                                 accept or enter into, or publicly propose to accept or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement, arrangement or undertaking related to an Acquisition Proposal (an “Acquisition Agreement”).

(b)                                 The Company shall, and shall cause the Company Entities and each of its and their respective Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any person (other than the Purchaser and its affiliates) conducted heretofore by the Company or the Company Entities, or any of its or their respective Representatives, with respect to any Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal and, in connection therewith, the Company will immediately discontinue access to any person (other than the Purchaser and its affiliates) to any data room (virtual or otherwise). The Company agrees not to release any third party from any standstill agreement to which it is a party unless such party has made an Acquisition Proposal that the Board of Directors, after consultation with its financial advisors and outside legal counsel, has determined in good faith would be reasonably likely to result in a Superior Proposal.  Within three Business Days from the date hereof, the Company shall request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company since January 1, 2009 relating to any potential Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

(c)                                  The Company shall promptly (and, in any event, within 72 hours of receipt by the Company) notify the Purchaser, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal, or which could reasonably be expected to lead to an Acquisition Proposal, in each case, received after the date hereof, of which any of its Representatives is or becomes aware, or any request received by the Company or any of its Representatives for non-public information relating to the Company or any of the Company Entities in connection with an Acquisition Proposal or for access to the properties, books and records or a list of securityholders of the Company or any of the Company Entities in connection with an Acquisition Proposal.  Such notice shall include a description of the material terms and conditions of such Acquisition Proposal or proposal, inquiry, offer or request.  At the Purchaser’s reasonable request, the Company will keep the Purchaser promptly and fully informed of the status, including any change to the material terms and conditions, of any such Acquisition Proposal, proposal, inquiry, offer or request.

(d)                                 Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, following receipt by the Company of any proposal, inquiry, offer or request (or any amendment thereto) that is not an Acquisition Proposal but which the Company reasonably believes could lead to an Acquisition Proposal, the Company may respond to the proponent to advise it that, in accordance with this Agreement, the Company can only enter into discussions or negotiations with a party in accordance with Section 6.2.

6.2                               Right to Match

(a)                                  Notwithstanding Section 6.1(a) or any other provision of this Agreement to the contrary, if after the date hereof the Company or any of the Company Entities, or any of its or their respective Representatives, receives a written Acquisition Proposal (including, for greater certainty, an amendment, change or modification to an Acquisition Proposal made prior to the date hereof) that was not solicited after the date hereof in contravention of Section 6.1, the Company and its Representatives may:

(i)                                     contact the person making such Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is, or could reasonably be expect to lead to, a Superior Proposal; and

(ii)                                  if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal and that the failure to take the relevant action would conflict with its fiduciary duties:

A.                                   furnish information with respect to the Company and the Company Entities to the person making such Acquisition Proposal and its Representatives provided that (1) the Company first enters into a confidentiality agreement with such person that is no less favourable to the Company than the Non-Disclosure Agreement, and sends a copy of such agreement to the Purchaser promptly following its execution, and (2) the Company promptly provides to the Purchaser any material non-public information concerning the Company or the Company Entities that is provided to such person which was not previously provided to the Purchaser, the Parent or their respective Representatives; and

B.                                     engage in discussions and negotiations with respect to the Acquisition Proposal with the person making such Acquisition Proposal and its Representatives.

(b)                                 Section 6.1(a) or any other provision of this Agreement to the contrary notwithstanding, the Company may, at any time after the date of this Agreement and prior to the Company Meeting, terminate this Agreement and accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (with the exception of a confidentiality and standstill agreement described in Section 6.2(a), the execution of which shall not be subject to the conditions of this Section 6.2(b)) if and only if:

(i)                                     such Acquisition Proposal did not result from a breach of Section 6.1 and the Company has complied with the other terms of this Section 6.2;

(ii)                                  the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to constitute a Superior Proposal and that the failure to take the relevant action would conflict with its fiduciary duties;

(iii)                               the Company has (A) given written notice to the Purchaser of the determination of the Board of Directors that such Acquisition Proposal constitutes a Superior Proposal and that the Board of Directors intends to withdraw, modify, qualify or change in a manner adverse to the Purchaser or the Parent its approval or recommendation of the Arrangement (including the recommendation that the Shareholders vote in favour of the Arrangement Resolution) (the “Superior Proposal Notice”) and (B) provided the Purchaser with a copy of the document containing such Acquisition Proposal (together, if applicable, with a summary of the value that the Board of Directors has, after consultation with its financial advisors and outside legal counsel, determined should be ascribed to any non-cash consideration included in such Acquisition Proposal);

(iv)                              a period of least five full Business Days (such five Business Day Period, the “Right to Match Period”) shall have elapsed from the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received a copy of the documents referred to in clause (B) of Section 6.2(b)(iii), it being understood that the Right to

Match Period shall expire at 12:00 p.m. (Toronto time) at the end of the fifth full Business Day following such later date;

(v)                                 if the Purchaser and the Parent have offered to amend the terms of this Agreement and the Arrangement during the Right to Match Period pursuant to Section 6.2(c), the Board of Directors has determined, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to be a Superior Proposal when assessed against this Agreement and the Arrangement as they are proposed to be amended as at the termination of the Right to Match Period; and

(vi)                              the Company terminates this Agreement pursuant to Section 7.1(d)(i) and pays the Termination Payment pursuant to Section 7.2(b)(iii).

(c)                                  During the Right to Match Period, the Purchaser and the Parent will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement.  The Company agrees that, if requested by the Purchaser, it will negotiate with the Purchaser and the Parent in good faith to make such amendments to the terms of this Agreement and the Arrangement as would enable it to proceed with the transactions contemplated hereby on such amended terms.  The Board of Directors will review in good faith any such offer made by the Purchaser and the Parent to amend the terms of this Agreement and the Arrangement in order to determine, as part of exercising its fiduciary duties, and in consultation with its financial advisors and outside legal counsel, whether such offer to amend the terms of this Agreement and the Arrangement would, upon its acceptance, result in the applicable Acquisition Proposal ceasing to be a Superior Proposal when assessed against this Agreement and the Arrangement as they are proposed to be amended as at the termination of the Right to Match Period. If the Board of Directors determines that the applicable Acquisition Proposal would cease to be a Superior Proposal when assessed against this Agreement and the Arrangement as they are proposed to be amended as at the termination of the Right to Match Period, the Company will forthwith so advise the Purchaser and will promptly thereafter accept the offer by the Purchaser and the Parent to amend the terms of this Agreement and the Arrangement and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing.

(d)                                 The Board of Directors shall reaffirm its recommendation in favour of the Arrangement by news release promptly after (A) any Acquisition Proposal that the Board of Directors determines not to be a Superior Proposal is publicly announced or made or (B) the Board of Directors determines that an Acquisition Proposal which previously constituted a Superior Proposal would cease to be a Superior Proposal when assessed against this Agreement and the Arrangement as they are proposed to be amended as at the termination of the Right to Match Period.  The Purchaser shall be given a reasonable opportunity to review and comment on the form and content of any such news release.  Such news release shall state that the Board of Directors has determined that the applicable Acquisition Proposal is not a Superior Proposal.

(e)                                  Each successive material amendment, change or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders or other material terms and conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 6.2 and shall result in the commencement of a new Right to Match Period from the date specified in Section 6.2(b)(vi) with respect to such new Acquisition Proposal.  If the Company provides the Purchaser with a Superior Proposal Notice on a date that is less than five Business Days prior to the Company Meeting, the Company shall adjourn the Company Meeting to a date that is not later than the tenth Business Day following the first day of the Right to Match Period.

(f)                                    The Company shall ensure that each of the Company Entities, and each of its and their respective Representatives, is aware of the provisions of Section 6.1 and this Section 6.2 and the Company shall be responsible for any breach of Section 6.1 or this Section 6.2 by such persons.

(g)                                 Nothing contained in this Agreement shall prohibit the Board of Directors from making a change in recommendation or from making any disclosure to any Shareholders or holders of Convertible Debentures prior to the Effective Time, including for greater certainty disclosure of a change in recommendation, if, in the good faith judgment of the Board of Directors, after consultation with outside legal counsel, failure to take such action or make such disclosure would conflict with the Board of Director’s exercise of its fiduciary duties or such action or disclosure is otherwise required under Law (including without limitation by responding to an Acquisition Proposal under a directors’ circular or otherwise as required under applicable Law).

ARTICLE 7
TERMINATION

7.1                               Termination

(a)                                  Termination By Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Company and the Purchaser.

(b)                                 Termination by either the Company or the Purchaser.  This Agreement may be terminated by either the Company or the Purchaser at any time prior to the Effective Time:

(i)                                     if the Effective Time does not occur on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of that Party or its affiliate to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date;

(ii)                                  if the Company Meeting is held and the Arrangement Resolution is not approved by the Shareholders in accordance with applicable Laws and the Interim Order; or

(iii)                               if any Law makes the completion of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable.

(c)                                  Termination by the Purchaser.  This Agreement may be terminated by the Purchaser at any time prior to the Effective Time if:

(i)                                     (A) the Board of Directors fails to publicly make a recommendation that the Shareholders vote in favour of the Arrangement Resolution or withdraws, modifies, changes or qualifies in a manner adverse to the Purchaser and the Parent its approval or recommendation of the Arrangement, (B) the Purchaser requests that the Board of Directors reaffirm its recommendation that the Shareholders vote in favour of the Arrangement Resolution and the Board of Directors shall not have done so within six Business Days following receipt of such request, (C) the Board of Directors accepts, approves, endorses or recommends any Acquisition Proposal, (D) the Company enters into an Acquisition Agreement in respect of any Acquisition Proposal (with the exception of a confidentiality and standstill agreement described in Section 6.2(a)) or (E) the Company or the Board of Directors publicly proposes or announces its intention to do any of the foregoing (each of the foregoing, a “Change of Recommendation”);

(ii)                                  the Company breaches Section 6.1(a) or 2.2(c); or

(iii)                               subject to compliance with Section 7.4, the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied, provided, however, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied; or

(d)                                 Termination by the Company.  This Agreement may be terminated by the Company at any time prior to the Effective Time:

(i)                                     subject to the Company complying with the terms of Article 6 and paying the Termination Fee in accordance with Section 7.2(b)(iii) and provided that the Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, if the Board of Directors approves, and authorizes the Company to enter into, an Acquisition Agreement with respect to an Acquisition Proposal prior to the Company Meeting;

(ii)                                  subject to compliance with Section 7.4, if the Purchaser or the Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied, provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied; or

(iii)                               if the Purchaser has been unable to obtain the Exemptive Relief, if any is required, or the approval of the Exchangeable Shares to be issued pursuant to Section 3.1(c) of the Plan of Arrangement for listing on the TSX or the Parent has been unable to obtain approval of the Molycorp Shares to be issued pursuant to Section 3.1(d) of the Plan of Arrangement, or on exchange of the Exchangeable Shares in accordance with their terms, for listing on the NYSE, subject in each case to the satisfaction of the customary listing conditions of the TSX or NYSE, as the case may be, by the Outside Date or has advised the Company in writing that it will not be able to obtain such approval on or before the Outside Date.

7.2                               Termination Fee

(a)                                  If a Termination Fee Event occurs, the Company shall pay to the Purchaser a termination fee of $30,000,000 (the “Termination Fee”) by wire transfer in immediately available funds to an account specified by the Purchaser.  The Termination Fee shall in each case be payable at the time specified in Section 7.2(b).

(b)                                 “Termination Fee Event” means:

(i)                                     the termination of this Agreement by either the Company or the Purchaser pursuant to Section 7.1(b)(ii), if (A) an Acquisition Proposal shall have been made public or proposed publicly to the Company or the Shareholders after the date hereof and prior to the Company Meeting and (B) the Company or one or more of the Company Entities shall have (x) completed any Acquisition Proposal within one year after this Agreement is terminated or (y) entered into an Acquisition Agreement in respect of any Acquisition Proposal within one year after this Agreement is terminated, which Acquisition Proposal, as it may be modified or amended, is subsequently completed (whether before or after the expiry of such one-year period), in which case the Termination Fee shall be paid on or prior to the date on which such Acquisition Proposal is completed;

(ii)                                  the termination of this Agreement by the Purchaser pursuant to Section 7.1(c)(i), 7.1(c)(ii) or 7.1(c)(iii), in which case the Termination Fee shall be paid within two Business Days following the Termination Fee Event; or

(iii)                               the termination of this Agreement by the Company pursuant to Section 7.1(d)(i), in which case the Termination Fee shall be paid prior to or concurrent with the Termination Fee Event.

(c)                                  The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated in this Agreement and that without these agreements the other Parties would not enter into this Agreement.  Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.2 and, in order to obtain the payment, the Purchaser commences a suit which results in a judgment against the Company for the payment set forth in this Section 7.2, the Company shall pay the Purchaser its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate of the Royal Bank of Canada in effect on the date such payment was required to be made to and including the date on which such payment was actually received.

(d)                                 Each Party acknowledges that all of the payment amounts set out in this Section 7.2 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Purchaser will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties.  The Company irrevocably waives any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive.  For greater certainty, the Parties agree that the payment of an amount pursuant to this Section 7.2 in the manner provided therein is the sole and exclusive remedy of the Parent and the Purchaser in respect of the event giving rise to such payment other than the right to injunctive relief to restrain the breach or threatened breach of the covenants or agreements set forth in the Non-Disclosure Agreement; provided, however, that nothing contained in this Section 7.2, and no payment of any such amount, shall relieve or have the effect of relieving the Company in any way from liability for damages incurred or suffered by the Parent or the Purchaser as a result of an intentional or wilful breach of this Agreement.  Each Debt Financing Source and its respective successors and permitted assigns shall be express third party beneficiaries of, and shall be entitled to enforce, this Section 7.2 with respect to the remedies of the Company under this Agreement.

(e)                                  Notwithstanding any other provision in this Agreement in no event will the Company be required to pay any amount in excess of the Termination Fee regardless of the number of breaches or alleged breaches of this Agreement which may give rise to the ability to terminate this Agreement and the requirement to pay such fee.

7.3                               Void upon Termination

If this Agreement is terminated in accordance with Section 7.1, this Agreement shall become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder, except that the provisions of this Section 7.3, Section 5.1 (to the extent it relates to the Purchaser’s obligations), Section 5.2, Section 7.2 and Article 9 (other than Section 9.6, Section 9.9 and Section 9.10) shall survive any termination hereof in accordance with Section 7.1, provided, however, that neither the termination of this Agreement nor anything contained in Section 7.2 or this Section 7.3 will relieve any Party from any liability for any intentional or wilful breach by it of this Agreement, including any intentional or wilful making of a misrepresentation in this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the Non-Disclosure Agreement shall survive any termination hereof in accordance with Section 7.1.

7.4                               Notice and Cure Provisions

If either the Company, on the one hand, or the Purchaser or the Parent, on the other hand, determines at any time prior to the Effective Time that it intends to refuse to complete the transactions contemplated hereby because of any unfilled or unperformed condition contained in this Agreement, such Party will so notify the other Party forthwith upon making such determination in order that the other Party will have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Outside Date.  Neither the Company, on the one hand, nor the Purchaser or the Parent, on the other hand, may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Article 8 or exercise any termination right arising therefrom and no payments will be payable as a result of such election pursuant to Section 7.2 unless forthwith, and in any event prior to the Effective Time, the Party intending to rely thereon has given a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party giving such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be.  If any such notice is given, provided that the other Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the Party giving such notice may not terminate this Agreement as a result thereof until the earlier of the Outside Date and the expiration of a period of 15 Business Days from such notice.  If such notice has been given prior to the date of the Company Meeting, such meeting, unless the Parties otherwise agree, will be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein).

ARTICLE 8

CONDITIONS PRECEDENT

8.1                               Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction, or mutual waiver by the Purchaser and the Company, on or before the Effective Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by the Purchaser and the Company at any time:

(a)                                  the Arrangement Resolution will have been approved by the Shareholders at the Company Meeting in accordance with the Interim Order and applicable Laws;

(b)                                 each of the Interim Order and Final Order will have been obtained in form and substance satisfactory to each of the Company and the Purchaser, each acting reasonably, and will not have been set aside or modified in any manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise;

(c)                                  the Required Regulatory Approvals will have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated;

(d)                                 no Law will have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding will otherwise have been taken under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent) that makes the Arrangement illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Arrangement as contemplated herein; and

(e)                                  this Agreement will not have been terminated in accordance with its terms.

8.2                               Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Arrangement will be subject to the satisfaction, or waiver by the Company, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:

(a)                                  each of the Purchaser and the Parent will have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;

(b)                                 the representations and warranties of the Purchaser and the Parent in Section 0 will be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) and except (i) as affected by transactions, changes, conditions, events or circumstances contemplated or permitted by this Agreement or (ii) for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent;

(c)                                  there will not have occurred prior to the date hereof a Material Adverse Effect on the Parent that has not been publicly disclosed or disclosed to the Company in writing by the Purchaser prior to the date hereof and, between the date hereof and the Effective Time, there will not have occurred a Material Adverse Effect on the Parent or any event, occurrence, circumstance or development that would reasonably be expected to have a Material Adverse Effect on the Parent;

(d)                                 the Company will have received a certificate of the Parent signed by a senior officer of the Parent for and on behalf of the Parent and without personal liability and dated the Effective Date certifying that the conditions set out in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;

(e)                                  the Company will have received certified copies of resolutions duly passed by the board of directors of the Parent (acting for itself and on behalf of the Purchaser) approving this Agreement and the completion of the transactions contemplated hereby;

(f)                                    the Purchaser or the Parent will have deposited, or caused to be deposited with the Depositary, sufficient funds to effect payment in full of the aggregate cash consideration payable by the Purchaser and the Company under the Plan of Arrangement;

(g)                                 the Registration Statement shall have been declared effective under the 1933 Securities Act;

(h)                                 the Purchaser and the Parent shall have obtained the Exemptive Relief on terms satisfactory to the Company, acting reasonably;

(i)                                     the Support Agreement and the Voting and Exchange Trust Agreement shall have each been executed and delivered by each of the parties thereto; and

(j)                                     the Exchangeable Shares to be issued pursuant to Section 3.1(c) of the Plan of Arrangement shall have been approved for listing on the TSX and the Molycorp Shares to be issued pursuant to Section 3.1(d) of the Plan of Arrangement, or on exchange of the Exchangeable Shares in accordance with their terms shall have been approved for listing on the NYSE, subject only to the satisfaction of the customary listing conditions of the TSX or NYSE, as the case may be.

8.3                               Additional Conditions Precedent to the Obligations of the Purchaser and the Parent

The obligation of the Purchaser and the Parent to complete the Arrangement will be subject to the satisfaction, or waiver by the Purchaser, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Purchaser and the Parent and which may be waived by the Purchaser at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Purchaser and the Parent may have:

(a)                                  the Company will have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;

(b)                                 the representations and warranties of the Company in Section 3.1 will be true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except (i) as affected by transactions, changes, conditions, events or circumstances contemplated or permitted by this Agreement or (ii) for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(c)                                  the aggregate number of Common Shares held, directly or indirectly, by the Shareholders who have properly exercised Dissent Rights in connection with the Arrangement shall not exceed 10% of the outstanding Common Shares;

(d)                                 there will not have occurred prior to the date hereof a Material Adverse Effect on the Company that has not been publicly disclosed or disclosed to the Purchaser in writing by the Company prior to the date hereof and, between the date hereof and the Effective Time, there will not have occurred a Material Adverse Effect on the Company or any event, occurrence, circumstance or development that would reasonably be expected to have a Material Adverse Effect on the Company;

(e)                                  the Purchaser will have received a certificate of the Company signed by a senior officer of the Company for and on behalf of the Company and without personal liability and dated the Effective Date certifying that the conditions set out in Section 8.3(a), Section 8.3(b), Section 8.3(c) and Section 8.3(d) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;

(f)                                    the Purchaser will have received certified copies of resolutions duly passed by the Board of Directors approving this Agreement and the completion of the transactions contemplated hereby;

(g)                                 each of the Company and the Company Entities shall have obtained all waivers, consents, permits, approvals, releases, licences or authorizations required to be obtained from any lender or other third party in connection with or in order for the Company to complete the Arrangement, except for waivers, consents, permits, approvals, releases, licences or authorizations the failure of which to obtain would not have a Material Adverse Effect on the Company;

(h)                                 the Plan of Arrangement shall not have been modified or amended in a manner adverse to the Purchaser or the Parent without the Purchaser’s consent, which consent shall not be unreasonably withheld or delayed;

(i)                                     there shall not be pending or threatened in writing any Proceeding involving any Governmental Authority that is reasonably likely to result in any:

(i)                                     prohibition or restriction on the acquisition by the Purchaser or the Parent of any Common Shares or the completion of the Arrangement or any person obtaining from any of the Parties any material damages directly in connection with the Arrangement;

(ii)                                  prohibition or material limit on the ownership by the Purchaser or the Parent of the Company or any of the Company Entities or any material portion of their respective businesses; or

(iii)                               imposition of limitations on the ability of the Purchaser or the Parent to acquire or hold, or exercise full rights of ownership of, any Common Shares, including the right to vote such Common Shares; and

(j)                                     executed mutual releases in a form acceptable to the Purchaser and the Company, acting reasonably, will have been received by the Purchaser on or prior to the Effective Date from (i) each director and officer of the Company and each of the Company Entities who will cease to act as a director or officer of such entity as of the Effective Date and (ii) any other person who will receive a severance, change of control or termination payment at or before the Effective Time.

ARTICLE 9

GENERAL

9.1                               Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

(i)                                     if to the Purchaser or the Parent as follows:

Molycorp, Inc.
5619 DTC Parkway, Suite 1000 Greenwood Village, Colorado USA 80111

Attention:	John F. Ashburn, Jr.
Facsimile No.:	(303) 843-8082
E-mail:	john.ashburn@molycorp.com

with a copy (which will not constitute notice) to:

Jones Day
P.O. Box 165017
325 John H. McConnell Boulevard, Suite 600
Columbus, Ohio
USA 43216-5017

Attention:	Jeffrey D. Litle
Facsimile No.:	(614) 281-3886
E-mail:	jdlitle@jonesday.com

and to:

McCarthy Tétrault LLP
P.O. Box 10424, Pacific Centre
Suite 1300, 777 Dunsmuir Street
Vancouver, British Columbia
Canada V7Y 1K2

Attention:	Michael Urbani
Facsimile No.:	(604) 605-5289
E-mail:	murbani@mccarthy.ca

(ii)                                  if to the Company:

Neo Material Technologies Inc.
1740-121 King Street West
Standard Life Centre
Toronto, Ontario

Attention:	Constantine E. Karayannopoulos
Facsimile No.:	(416) 367-5471
E-mail:	cek@neomaterials.com

with a copy (which will not constitute notice) to:

Fogler, Rubinoff LLP
95 Wellington Street West
Suite 1200, Toronto-Dominion Centre
Toronto, Ontario
Canada M5J 2Z9

Attention:	Irwin Greenblatt
Facsimile No.:	416-941-8852
E-mail:	igreenblatt@foglers.com

or to such other street address, individual or electronic communication number or address as may be designated by notice given by either Party to the other.  Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

9.2                               Expenses

Except as otherwise specified herein and except in respect of any fees associated with any filings made pursuant to applicable anti-trust Laws, which fees shall be split evenly between the Purchaser and the Company, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

9.3                               No Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

9.4                               Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the Parties.

9.5                               Time of Essence

Time is of the essence of this Agreement.

9.6                               Public Announcements

No Party shall issue any press release or otherwise make any written public statement with respect to the Arrangement or this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed).  The Company shall not make any filing with any Governmental Authority with respect to the Arrangement or the transactions contemplated hereby without prior consultation with the Purchaser, and the Purchaser shall not make any filing with any Governmental Authority with respect to the Arrangement or the transactions contemplated hereby without prior consultation with the Company, provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing, and provided further, however, that, except as otherwise required pursuant to this Agreement, the Company shall have no obligation to obtain the consent of or consult with the Purchaser prior to any press release, public statement, disclosure or filing by the Company with regard to an Acquisition Proposal or a Change of Recommendation.

9.7                               Governing Law; Attornment; Service of Process; Waiver of Jury Trial

(a)                                  (i)            This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein.  Subject to the immediately following subsection (ii), each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement or the Arrangement.  Notwithstanding the foregoing, the Company agrees that it will not bring or support any action (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof.

(ii)                                  Notwithstanding the foregoing, the Parent and the Purchaser acknowledge and irrevocably agree that (A) any Proceeding (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source arising out of, or in any way relating to, this Agreement, any of the transactions contemplated by this Agreement, the Debt Financing, the Commitment Letter or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each such Party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (B) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such Proceeding in any other court, (C) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court, (D) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and (E) that any such Proceeding shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflicts of Law rules of such State that would result in the application of the Laws of any other State or jurisdiction.

(b)           Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such person at its address set forth in Section 9.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement, including, but not limited to, any Proceeding described in Section 9.7(a)(ii)(A) in any such court described in Section 9.7(a)(ii)(A).

(c)           Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated by this Agreement, including but not limited to any Proceeding described in Section 9.7(a)(ii)(A) in any such court described in Section 9.7(a)(ii)(A).

(d)           The provisions of this Section 9.7 shall be enforceable by each Debt Financing Source, its affiliates, successors and permitted assigns.

9.8          Entire Agreement

This Agreement constitutes, together with the Non-Disclosure Agreement, the entire agreement between the Parties with respect to the subject matter thereof.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement and the Non-Disclosure Agreement.

9.9          Third Party Beneficiaries

Except for (i) the rights of the Shareholders, the Optionholders and the holders of SARs, RSUs, Performance Units and DSUs to receive the consideration payable to them following the

Effective Time pursuant to the Plan of Arrangement and (ii) the rights of the Lender and Debt Financing Sources set forth in Sections 7.2, 9.7, 9.10 and 9.17, this Agreement is not intended to confer any rights or remedies upon any other person, provided, however, that Section 5.8 is intended for the benefit of the employees of the Company or the Company Entities that are or will be party to the agreements referred to in Section 5.8(a), Section 5.9 is intended for the benefit of the Indemnified Parties and Section 9.16(b) is intended for the benefit of the directors, officers and employees of the Company and such sections will be enforceable by each of such persons and his or her heirs, executors, administrators and other legal representatives (collectively, the “Company Beneficiaries”) and the Company and any successors to the Company (including any Surviving Corporation) will hold the rights and benefits of Section 5.8, Section 5.9, Section 9.16(b) and this Section 9.9 in trust for and on behalf of the Company Beneficiaries and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Company Beneficiaries and such rights are in addition to, and not in substitution for, any other rights that any Company Beneficiary may have by contract or otherwise.

9.10        Amendment

(a)           This Agreement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the Shareholders, and any such amendment may, without limitation:

(i)            change the time for performance of any of the obligations or acts of the Parties;

(ii)           waive any inaccuracies or modify any representation, warranty, term or provision contained herein or in any document delivered pursuant hereto; or

(iii)          waive compliance with or modify any of the conditions precedent referred to in Article 8 or any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties, provided, however, that no such amendment may reduce or materially affect the consideration to be received by the Shareholders under the Arrangement without their approval at the Company Meeting or, following the Company Meeting, without their approval given in the same manner as required by applicable Laws for the approval of the Arrangement as may be required by the Court; provided further, that, so long as the Commitment Letter has not been terminated, no amendment (x) to Sections 7.2, 9.7, 9.9 and 9.10 or (y) that is materially adverse to the interests of the affected Debt Financing Sources shall be permitted, in each case, without the prior written consent of the affected Debt Financing Sources (and the affected Debt Financing Sources and their respective successors and permitted assigns shall be express third party beneficiaries of, and shall be entitled to enforce, such consent right).

(b)           Notwithstanding the foregoing, the Plan of Arrangement may only be supplemented or amended in accordance with the provisions thereof.

9.11        Waiver and Modifications

Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfillment of any condition to its own obligations contained herein.  No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived.  The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.  No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled.  No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

9.12        Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner that results in a Material Adverse Effect on the Company or the Parent, or both, or would prevent or significantly impede or materially delay the completion of the Arrangement.

9.13        Mutual Interest

Notwithstanding the fact that any part of this Agreement has been drafted or prepared by or on behalf of one of the Parties, all Parties confirm that they and their respective counsel have reviewed and negotiated this Agreement and that the Parties have adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and the Parties waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document and agree that no rule of construction providing that a provision is to be interpreted in favour of the person who contracted the obligation and against the person who stipulated it will be applied against any Party.

9.14        Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

9.15        Injunctive Relief

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law.  It is accordingly agreed that the Parties will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.16        No Personal Liability

(a)           No director, officer or employee of the Purchaser or the Parent will have any personal liability to the Company under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Purchaser or the Parent.

(b)           No director, officer or employee of the Company will have any personal liability to the Purchaser or the Parent under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Company.

9.17        Lender Liability

Subject to the rights of the parties to the Commitment Letter under the terms thereof, none of the Parties hereto, nor any of their respective affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against the Lender or any Debt Financing Source, solely in their respective capacities as lenders, underwriters or arrangers in connection with the Debt Financing.

9.18        Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

[the remainder of this page is left intentionally blank — signature page follows]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MOLYCORP, INC.

By:	/s/ Mark A. Smith
Name: Mark A. Smith
Title: President and Chief Executive Officer

0934634 B.C. LTD.

By:	/s/ John F. Ashburn, Jr.
Name: John F. Ashburn, Jr.
Title: Director

NEO MATERIAL TECHNOLOGIES INC.

By:	/s/ Constantine E. Karayannopoulos
Name: Constantine E. Karayannopoulos
Title: President and Chief Executive Officer

SCHEDULE A

FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT
UNDER THE PROVISIONS OF SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1           Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context clearly inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(a)           “Actual Cash Election Percentage” has the meaning ascribed thereto in Section 3.3(c)(i);

(b)           “Actual Share Election Percentage” has the meaning ascribed thereto in Section 3.3(d)(i);

(c)           “Ancillary Rights” means the interest of a holder of Exchangeable Shares as a beneficiary of the trust created by the Voting and Exchange Trust Agreement;

(d)           “Arrangement” means the arrangement under section 192 of the CBCA, on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.10 of the Arrangement Agreement or Article 7 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

(e)           “Arrangement Agreement” means the agreement made as of March 8, 2012 between the Company, the Purchaser and the Parent., including the schedules thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

(f)            “Arrangement Resolution” means the special resolution to be considered and, if thought fit, passed by the Shareholders at the Company Meeting to approve the Arrangement;

(g)           “Articles of Arrangement” means the articles of arrangement of the Company to be filed with the Director pursuant to section 192(6) of the CBCA after the Final Order is made, which shall be in form and content satisfactory to the Company and the Purchaser, each acting reasonably;

(h)           “BCBCA” means the Business Corporations Act (British Columbia) and all regulations made thereunder, as promulgated or amended from time to time;

(i)            “Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Toronto, Ontario or New York City, New York are closed for business;

(j)            “Callco” means 0934632 B.C. Ltd., a subsidiary of the Parent existing under the laws of the Province of British Columbia, or any other direct or indirect wholly-owned subsidiary of the Parent designated by the Parent from time to time in replacement thereof;

(k)           “Canadian Dollar Equivalent” means, at any date, in respect of any amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) as of such date, the product obtained by multiplying (i) the Foreign Currency Amount by (ii) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the board of directors of the Purchaser to be appropriate for such purpose;

(l)            “Canadian Resident” means either (i) a person who, at the relevant time, is a resident of Canada for purposes of the Tax Act or (ii) a partnership that is a “Canadian partnership” for purposes of the Tax Act;

(m)          “Cash Consideration” means, in respect of a Common Share transferred to the Purchaser pursuant to Section 3.1(d)(i), the amount in cash elected or deemed to be elected in respect of such Common Share by the holder thereof pursuant to Section 3.2, such election to be for a maximum amount per Common Share of $11.30;

(n)           “CBCA” means the Canada Business Corporations Act and all regulations made thereunder, as promulgated or amended from time to time;

(o)           “Certificate of Arrangement” means the certificate of arrangement to be issued by the Director with respect to the Articles of Arrangement pursuant to section 192(7) of the CBCA;

(p)           “Change of Law” means any amendment to the Tax Act and other applicable provincial income tax Laws that permits Canadian Resident holders of Exchangeable Shares, who hold the Exchangeable Shares as capital property and deal at arm’s length with the Parent and the Purchaser (all for the purposes of the Tax Act and other applicable provincial income tax Laws), to exchange their Exchangeable Shares for Molycorp Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Tax Act or applicable provincial income tax Laws;

(q)           “Change of Law Call Date” has the meaning ascribed thereto in Section 6.3(b);

(r)            “Change of Law Call Purchase Price” has the meaning ascribed thereto in Section 6.3(a);

(s)           “Change of Law Call Right” has the meaning ascribed thereto in Section 6.3(a);

(t)            “Common Shares” means the common shares without par value in the capital of the Company;

(u)           “Company” means Neo Material Technologies Inc., a corporation continued under the laws of Canada;

(v)           “Company Meeting” means the special meeting of the Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement;

(w)          “Court” means the Ontario Superior Court of Justice (Commercial List) or other court with jurisdiction to consider and issue the Interim Order and the Final Order;

(x)            “Deemed Cash Election Percentage” has the meaning ascribed thereto in Section 3.3(c)(i);

(y)           “Deemed Share Election Percentage” has the meaning ascribed thereto in Section 3.3(d)(i);

(z)            “Depositary” means Computershare Trust Company of Canada;

(aa)         “Director” means the Director appointed pursuant to section 260 of the CBCA;

(bb)         “Dissent Rights” has the meaning ascribed thereto in Section 4.1;

(cc)         “Dissenting Shareholder” means a registered holder of Company Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(dd)         “Dissenting Shares” means the Common Shares held by Dissenting Shareholders in respect of which such Dissenting Shareholders have given Notice of Dissent;

(ee)         “DSU Plan” means the Directors Share Unit Plan established by the Company on November 6, 2008, as thereafter amended and restated from time to time;

(ff)           “DSUs” means, at any time, deferred share units granted pursuant to the DSU Plan which are, at such time, outstanding;

(gg)         “Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

(hh)         “Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

(ii)           “Election Deadline” means 4:30 p.m. (Toronto time) on the Business Day immediately preceding the date of the Company Meeting;

(jj)           “Eligible Holder” means a Shareholder who (i) is a Canadian Resident and (ii) is not exempt from tax under Part I of the Tax Act (or, in the case of a partnership, none of the partners of which is exempt from tax under Part I of the Tax Act;

(kk)         “Eligible Share” means a Common Share that the holder thereof has elected in accordance with Section 3.2, or has been deemed in accordance with Section 3.2 to have made an election, to transfer to the Purchaser for Eligible Share Consideration or a combination of Eligible Share Consideration and Cash Consideration; provided, however, that a Common Share that is not otherwise an Eligible Share shall be deemed to be an Eligible Share if (i) such Common Share is not otherwise an Eligible Share because the holder thereof has elected to receive Cash Consideration only for such Common Share and (ii) such holder is an Eligible Holder who has elected, in a duly completed Letter of Transmittal deposited with the Depositary no later than the Election Deadline, to receive Eligible Share Consideration in the event and to the extent that the Cash Consideration is pro-rated in accordance with Section 3.3;

(ll)           “Eligible Share Consideration” means, in respect of an Eligible Share transferred to the Purchaser pursuant to Section 3.1(c)(i), the number of Exchangeable Shares (together with Ancillary Rights) elected or deemed to be elected in respect of such Eligible Share by the holder thereof pursuant Section 3.2, such election to be for a maximum of 0.4242 Exchangeable Shares (together with Ancillary Rights) for each Eligible Share;

(mm)       “Exchangeable Share” means an exchangeable share in the capital of the Purchaser, as more particularly described in Appendix I hereto;

(nn)         “Exchangeable Share Consideration” has the meaning set out in the Exchangeable Share Provisions;

(oo)         “Exchangeable Share Price” has the meaning set out in the Exchangeable Share Provisions;

(pp)         “Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions will be in substantially the form set out in Appendix I hereto;

(qq)         “Exchangeable Share Voting Event” has the meaning set out in the Exchangeable Share Provisions;

(rr)           “Exempt Exchangeable Share Voting Event” has the meaning set out in the Exchangeable Share Provisions;

(ss)         “Final Order” means the order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement under section 192(4) of the CBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

(tt)           “Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including any stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing;

(uu)         “holder” means, when used with reference to any securities of the Company, the holder of such securities shown from time to time in the central securities register maintained by or on behalf of the Company in respect of such securities;

(vv)         “Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, to be issued following the application therefor contemplated by Section 2.2(a) of the Arrangement Agreement providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of both the Company and the Purchaser, each acting reasonably;

(ww)       “Letter of Transmittal” means the letter of transmittal to be delivered by the Company to the Shareholders providing for the delivery of Common Shares to the Depositary;

(xx)          “Liens” means any mortgage, hypothec, prior claim, lien, pledge, assignment for security, security interest, option, right of first offer or first refusal or other charge or encumbrance of any kind and adverse claim;

(yy)         “Liquidation Amount” has the meaning set out in the Exchangeable Share Provisions;

(zz)          “Liquidation Call Purchase Price’’ has the meaning ascribed thereto in Section 6.1(a);

(aaa)       “Liquidation Call Right’’ has the meaning ascribed thereto in Section 6.1(a);

(bbb)                   “Liquidation Date” has the meaning set out in the Exchangeable Share Provisions;

(ccc)                      “LTIP” means the long-term incentive plan of the Company effective as of September 21, 2006, as thereafter amended and restated from time to time;

(ddd)                   “Maximum Cash Amount” has the meaning ascribed thereto in Section 3.3(a);

(eee)                      “Maximum Share Amount” has the meaning ascribed thereto in Section 3.3(b);

(fff)                            “Molycorp Control Transaction” has the meaning set out in the Exchangeable Share Provisions;

(ggg)                   “Molycorp Shares” means shares of common stock of the Parent, par value US$0.001 per share;

(hhh)                   “Notice of Dissent” means a notice of dissent duly and validly given by a registered holder of Common Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4;

(iii)                               “NYSE” means the New York Stock Exchange;

(jjj)                               “Option Consideration” means, in respect of each Option, a cash amount equal to the amount, if any, by which the Total Consideration exceeds the exercise price of such Option;

(kkk)                      “Optionholder” means a holder of one or more Options;

(lll)                               “Options” means, at any time, options to acquire Common Shares granted pursuant to the Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested;

(mmm)             “Parent” means Molycorp, Inc., a corporation incorporated under the laws of Delaware;

(nnn)                   “Performance Units” means, at any time, performance awards and performance units granted pursuant to the LTIP which are, at such time, outstanding, whether or not earned or vested;

(ooo)                   “Plan of Arrangement” means this plan of arrangement, including any appendices hereto, and any amendments, modifications or supplements hereto made from time to time in accordance with the terms hereof or made at the direction of the Court in the Final Order;

(ppp)                   “Purchaser” means 0934634 B.C. Ltd., a corporation incorporated under the laws of the Province of British Columbia;

(qqq)                   “Redemption Call Purchase Price’’ has the meaning ascribed thereto in Section 6.2(a);

(rrr)                            “Redemption Call Right’’ has the meaning ascribed thereto in Section 6.2(a);

(sss)                      “Redemption Date” has the meaning set out in the Exchangeable Share Provisions;

(ttt)                            “RSUs” means, at any time, restricted share units granted pursuant to the LTIP which are, at such time, outstanding;

(uuu)                   “SAR Consideration” means, in respect of each SAR, a cash amount equal to the amount, if any, by which the Total Consideration exceeds the “SARs Base Price” (as defined in the LTIP) of such SAR;

(vvv)                   “SARs” means stock appreciation rights, granted pursuant to the LTIP, whether or not in tandem with Options under the Stock Option Plan;

(www)             “Share Consideration” means, in respect of a Common Share transferred to the Purchaser pursuant to Section 3.1(d)(i), the number of Molycorp Shares elected or deemed to be elected in respect of such Common Share by the holder thereof pursuant to Section 3.2, such election to be for a maximum of 0.4242 Molycorp Shares for each Common Share;

(xxx)                         “Shareholder” means a holder of one or more Common Shares;

(yyy)                   “Stock Option Plan” means the Amended and Restated Stock Option Plan of the Company effective November 11, 2010, as amended;

(zzz)                         “Tax Act” means the Income Tax Act (Canada);

(aaaa)                “Tax Election Package” means two copies of CRA form T-2057, or, if the applicable Shareholder is a partnership, two copies of CRA form T-2058 and two copies of any applicable equivalent provincial or territorial election form, which forms have been duly and properly completed and executed by such Shareholder in accordance with the rules contained in the Tax Act or the relevant provincial legislation;

(bbbb)            “Total Consideration” means $11.30;

(cccc)                “Transfer Agent” means Computershare Trust Company of Canada or such other person as may from time to time be appointed by the Purchaser as the registrar and transfer agent for the Exchangeable Shares; and

(dddd)            “Voting and Exchange Trust Agreement” means the voting and exchange trust agreement to be entered into among the Parent, Callco, the Purchaser and the Trustee (as defined in the Exchangeable Share Provisions) in substantially the form of Schedule E to the Arrangement Agreement.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement.  In addition, words and phrases used herein and defined in the CBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the CBCA unless the context otherwise clearly requires.

1.2                                 Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

1.3                                 Number and Gender

In this Plan of Arrangement, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa; words imparting any gender shall include all genders; and words imparting persons shall include individuals, partnerships, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities and other entities.

1.4                                 Date of Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5                                 Time

Time shall be of the essence in every matter or action contemplated hereunder.  All times expressed herein or in the Letter of Transmittal are local time (Toronto, Ontario) unless otherwise stipulated herein or therein.

1.6                                 Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

ARTICLE 2
EFFECT OF THE ARRANGEMENT

2.1                                 Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

2.2                                 Binding Effect

This Plan of Arrangement will become effective at the Effective Time and shall be binding upon the Purchaser, the Parent, the Company, the Shareholders, the Optionholders, the holders of SARs, RSUs, Performance Units and DSUs, and the Depositary.

ARTICLE 3
ARRANGEMENT

3.1                                 The Arrangement

Commencing at the Effective Time, each of the events set out below shall occur and be deemed to occur in the following sequence, in each case without any further authorization, act or formality of or by the Company, the Purchaser or any other person:

(a)                                  at the Effective Time:

(i)                                     each Option granted and outstanding immediately prior to the Effective Time will be and be deemed to be transferred by the holder thereof to the Company (free and clear of any Liens) in exchange for a cash payment from the Company equal to the Option Consideration (if any) in respect of such Option;

(ii)                                  with respect to each Option, the holder thereof will cease to be the holder thereof or to have any rights as a holder in respect of such Option or under the Stock Option Plans and the name of the holder thereof will be removed from the applicable securities register of the Company with respect to such Option; and

(iii)                               the Stock Option Plan will be cancelled;

(b)                                 immediately after the steps in Section 3.1(a) occur:

(i)                                     each Dissenting Share held by a Dissenting Shareholder who is ultimately determined to be entitled to be paid the fair value of the Dissenting Shares in respect of which such Dissenting Shareholder has exercised Dissent Rights will be and be deemed to be transferred by the holder thereof to the Purchaser (free and clear of any Liens) and such Dissenting Shareholder will cease to be the holder thereof or to have any rights as a holder in respect of such Dissenting Share other than the right to be paid the fair value of such Dissenting Share determined and payable in accordance with Article 4; and

(ii)                                  at the same times as the step in Section 3.1(b)(i) occurs, legal and beneficial title to each such Dissenting Share will vest in the Purchaser and the Purchaser will be and be deemed to be the transferee and legal and beneficial owner of such Dissenting Share (free and clear of any Liens) and will be entered in the central securities register of the Company as the sole holder thereof;

(c)                                  at the same time as the steps in Section 3.1(b) occur:

(i)                                     each Eligible Share will be and be deemed to be transferred by the holder thereof to the Purchaser (free and clear of any Liens) in exchange for (x) the Cash Consideration, (y) the Eligible Share Consideration or (z) a

combination thereof (in each case as elected or deemed to be elected pursuant to Section 3.2 and subject, in each case, to proration in accordance with Section 3.3); and

(ii)                                  at the same time as the step in Section 3.1(c)(i) occurs, the holder of each Eligible Share transferred to the Purchaser pursuant to Section 3.1(c)(i) will cease to be the holder thereof, or to have any rights as a holder thereof other than the right to receive the Cash Consideration and/or Eligible Share Consideration payable in respect thereof pursuant to Section 3.1(c)(i), and legal and beneficial title to each such Eligible Share will vest in the Purchaser and the Purchaser will be and be deemed to be the transferee and legal and beneficial owner of such Eligible Share (free and clear of any Liens) and will be entered in the central securities register of the Company as the sole holder thereof;

(d)                                 at the same time as the steps in Section 3.1(c) occur:

(i)                                     each Common Share outstanding immediately prior to the Effective Time (other than Dissenting Shares held by Dissenting Shareholders who are ultimately determined to be entitled to be paid the fair value of their Dissenting Shares as determined in accordance with Article 4 and other than Eligible Shares), will be and be deemed to be transferred by the holder thereof to the Purchaser (free and clear of any Liens) in exchange for (x) the Cash Consideration, (y) the Share Consideration or (z) a combination thereof (in each case as elected or deemed to be elected pursuant to Section 3.2 and subject, in each case, to proration in accordance with Section 3.3); and

(ii)                                  at the same time as the step in Section 3.1(d)(i) occurs, the holder of each Common Share transferred to the Purchaser pursuant to Section 3.1(d)(i) will cease to be the holder thereof, or to have any rights as a holder thereof other than the right to receive the Cash Consideration and/or Share Consideration payable in respect thereof pursuant to Section 3.1(d)(i), and legal and beneficial title to each such Common Share will vest in the Purchaser and the Purchaser will be and be deemed to be the transferee and legal and beneficial owner of such Common Share (free and clear of any Liens) and will be entered in the central securities register of the Company as the sole holder thereof;

(e)                                  immediately after the steps in Section 3.1(d) occur:

(i)                                     notwithstanding the terms of the LTIP, all vested and unvested RSUs, Performance Units and SARs under the LTIP will be deemed to be vested, and will without any further action by the holders of RSUs, Performance Units and SARs be cancelled and terminated by the Company and each holder thereof will be entitled to receive from the Company, in exchange therefor:

(A)                              the Total Consideration in cash per RSU;

(B)                                the SAR Consideration in cash per SAR; and

(C)                                the Total Consideration in cash per Performance Unit; and

(ii)                                  at the same time as the step in Section 3.1(e)(i) occurs, the LTIP will be cancelled; and

(f)                                    immediately after the steps in Section 3.1(e) occur:

(i)                                     notwithstanding the terms of the DSU Plan, all vested and unvested DSUs under the DSU Plan will be deemed to be vested, and will without any further action by the holders of DSUs be cancelled and terminated by the Company and each holder thereof will be entitled to receive from the Company in exchange therefor, the Total Consideration in cash per DSU; and

(ii)                                  at the same time as the step in Section 3.1(f)(i) occurs, the DSU Plan will be cancelled; and

(g)                                 each holder of Options or Common Shares, or both, outstanding immediately prior to the Effective Time, with respect to each step set out above applicable to such holder, will be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer all Options or Common Shares held by such holder in accordance with such step.

3.2                                 Election Mechanics

With respect to the transfer of Common Shares to the Purchaser pursuant to Sections 3.1(c)(i) and 3.1(d)(i):

(a)                                  each Shareholder who is an Eligible Holder may elect to receive (i) in respect of any or all of the Common Shares held by such Eligible Holder, either the Eligible Share Consideration or a combination of the Eligible Share Consideration and the Cash Consideration and (ii) in respect of the balance of the Common Shares held by such Eligible Holder, if any, either (x) the Cash Consideration, (y) the Share Consideration or (z) a combination thereof;

(b)                                 each Shareholder who is not an Eligible Holder may elect to receive, in respect of each Common Share held by such Shareholder, either (i) the Cash Consideration, (ii) the Share Consideration or (iii) a combination thereof;

(c)                                  in order to make the election referred to in Section 3.2(a) or 3.2(b), a Shareholder must deposit with the Depositary, by no later than the Election Deadline, a duly completed Letter of Transmittal indicating such Shareholder’s election, which election shall be irrevocable and may not be withdrawn, together with the certificate(s) representing the Common Shares held by such Shareholder; and

(d)                                 any Shareholder who has not, prior to the Election Deadline, deposited with the Depositary a duly completed Letter of Transmittal indicating such Shareholder’s election, together with the certificate(s) representing the Common Shares held by such Shareholder, or otherwise fails to fully comply with the requirements of Section 3.2(c) in respect of any Common Shares (including Shareholders who duly exercise Dissent Rights but are ultimately not entitled, for any reason, to be paid fair value for the Common Shares in respect of which they have exercised Dissent Rights) shall be deemed to have elected to receive the Cash Consideration as to 71.24% in respect of each such Common Share and the Share Consideration as to 28.76% in respect of each such Common Share.

3.3                                 Proration

Notwithstanding Section 3.2 or any other provision herein to the contrary:

(a)                                  Subject to adjustment in accordance with Section 3.3(b) the maximum aggregate amount of Cash Consideration to be paid to Shareholders pursuant to Sections 3.1(c)(i) and 3.1(d)(i) (the “Maximum Cash Amount”) shall be the product of (i) $8.05 and (ii) the number of Common Shares (excluding Common Shares in respect of which Dissent Rights have been duly exercised) that are issued and outstanding on the Effective Date;

(b)                                 the maximum aggregate number of Exchangeable Shares and Molycorp Shares to be issued to Shareholders pursuant to Sections 3.1(c)(i) and 3.1(d)(i) (the “Maximum Share Amount”) shall be the product of (i) 0.1220 and (ii) the number of Common Shares (excluding Common Shares in respect of which Dissent Rights have been duly exercised) that are issued and outstanding on the Effective Date; provided, however, that in the event that the Maximum Share Amount is, on the Effective Date, equal to or in excess of 20% of the then issued and outstanding Molycorp Shares, then (x) the Maximum Share Amount shall be reduced to that number of shares (rounded down to the nearest whole share) representing 19.99% of the Molycorp Shares then issued and outstanding and (y) the Maximum Cash Amount shall be increased by a proportionate amount;

(c)                                  in the event that the aggregate amount of Cash Consideration elected or deemed to be elected by Shareholders pursuant to Section 3.2 exceeds the Maximum Cash Amount, prior to giving effect to this Section 3.3(c), then:

(i)                                     the percentage of the purchase price in respect of each Common Share (including Eligible Shares) transferred to the Purchaser pursuant to Sections 3.1(c)(i) and 3.1(d)(i) to be paid in cash (the “Deemed Cash Election Percentage”) shall be determined by multiplying (x) the percentage of the purchase price in respect of such Common Share to be paid in cash as otherwise determined in accordance with Section 3.2 prior to giving effect to this Section 3.3(c) (the “Actual Cash Election Percentage”) by (y) a fraction, rounded to six decimal places, the numerator of which is the Maximum Cash Amount and the denominator of which is the aggregate amount of the Cash Consideration otherwise payable to all Shareholders pursuant to Sections 3.1(c)(i) and 3.1(d)(i) prior to giving effect to this Section 3.3(c); and

(ii)                                  the percentage of the purchase price in respect of each Common Share (including Eligible Shares) transferred to the Purchaser pursuant to Sections 3.1(c)(i) and 3.1(d)(i) to be paid in Exchangeable Shares or

Molycorp Shares, as the case may be, shall be increased by a percentage equal to the difference between (x) the Deemed Cash Election Percentage in respect of such Common Share and (y) the Actual Cash Election Percentage in respect of such Common Share; and

(d)                                 in the event that the aggregate amount of Eligible Share Consideration and Share Consideration elected or deemed to be elected by Shareholders pursuant to Section 3.2 exceeds the Maximum Share Amount, prior to giving effect to this Section 3.3(d), then:

(i)                                     the percentage of the purchase price in respect of each Common Share (including Eligible Shares) transferred to the Purchaser pursuant to Sections 3.1(c)(i) and 3.1(d)(i) to be paid in Exchangeable Shares or Molycorp Shares, as the case may be (the “Deemed Share Election Percentage”), shall be determined by multiplying (x) the percentage of the purchase price in respect of such Common Share to be paid in Exchangeable Shares or Molycorp Shares, as the case may be, as otherwise determined in accordance with Section 3.2 prior to giving effect to this Section 3.3(d) (the “Actual Share Election Percentage”) by (y) a fraction, rounded to six decimal places, the numerator of which is the Maximum Share Amount and the denominator of which is the aggregate amount of the Eligible Share Consideration and Share Consideration otherwise issuable to all Shareholders pursuant to Sections 3.1(c)(i) and 3.1(d)(i) prior to giving effect to this Section 3.3(d); and

(ii)                                  the percentage of the purchase price in respect of each Common Share (including Eligible Shares) transferred to the Purchaser pursuant to Sections 3.1(c)(i) and 3.1(d)(i) to be paid in cash shall be increased by a percentage equal to the difference between (x) the Deemed Share Election Percentage in respect of such Common Share and (y) the Actual Share Election Percentage in respect of such Common Share.

3.4                                 Income Tax Elections

Shareholders who are Eligible Holders who are entitled to receive Exchangeable Shares under the Arrangement shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act or, if the person is a partnership, subsection 85(2) of the Tax Act (and in each case, where applicable, the analogous provisions of provincial income tax Laws) with respect to the transfer of their Eligible Shares to the Purchaser by providing the Tax Election Package to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of Eligible Shares transferred and the applicable agreed amounts (which cannot be less than the fair market value of the Ancillary Rights at the Effective Time). Thereafter, subject to the Tax Election Package being correct and complete and complying with the provisions of the Tax Act (or applicable provincial income or corporate tax Laws), the relevant forms will be signed by the Purchaser and returned to such persons within 90 days after the receipt thereof by the Depositary for filing with the Canada Revenue Agency (or the applicable provincial taxing agency).  The Purchaser will not be responsible for the proper or accurate completion of the Tax Election Package or for checking or verifying the content of any election form and, except for the Purchaser’s obligation to return duly completed Tax Election Packages which are received by the Depositary within 90 days of the Effective Date, within 90 days after the receipt thereof by the Depositary, the Purchaser will not be responsible for any taxes, interest or penalties or any other costs or damages resulting from the failure by a Shareholder to properly and accurately complete or file the necessary election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, the Purchaser may choose to sign and return Tax Election Packages received more than 90 days following the Effective Date but will have no obligation to do so.

ARTICLE 4
DISSENT RIGHTS

4.1                                 Rights of Dissent

Pursuant to the Interim Order, each registered Shareholder may exercise rights of dissent (“Dissent Rights”) pursuant to and in the manner set forth in section 190 of the CBCA, as modified by this Article 4 and the Interim Order; provided, however, that written objection to the Arrangement Resolution, in the manner contemplated by section 190(5) of the CBCA, must be sent to and received by the Company by no later than 4:00 p.m. (Toronto time) on the second Business Day immediately prior to the Company Meeting.  Shareholders who duly exercise such rights of dissent and who:

(a)                                  are ultimately determined to be entitled to be paid by the Purchaser fair value for the Common Shares in respect of which they have exercised Dissent Rights will be deemed to have irrevocably transferred such Common Shares to the Purchaser pursuant to Section 3.1(b)(i) in consideration of such fair value; or

(b)                                 are ultimately not entitled, for any reason, to be paid by the Purchaser fair value for the Common Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a Shareholder who has not exercised Dissent Rights, as at and from the time specified in Section 3.1(d) and be entitled to receive only the consideration set forth in Section 3.1(d)(i);

but in no case will the Company or the Purchaser or any other person be required to recognize such holders as holders of Common Shares after the completion of the steps set forth in Section 3.1(b) or 3.1(d), as the case may be, and each Dissenting Shareholder will cease to be entitled to the rights of a Shareholder in respect of the Common Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the central securities register of the Company will be amended to reflect that such former holder is no longer the holder of such Common Shares as and from the Effective Time.  For greater certainty, and in addition to any other restriction under section 190 of the CBCA, a Shareholder who has voted, or instructed a proxyholder to vote, against the Arrangement Resolution shall not be entitled to exercise Dissent Rights with respect to the Arrangement.

ARTICLE 5
CERTIFICATES AND PAYMENTS

5.1                                 Payments of Consideration

(a)                                  At or before the Effective Time, the Purchaser will deposit or cause to be deposited with the Depositary for the benefit of the Shareholders, the Optionholders and the holders of RSUs, Performance Units, SARs and DSUs:

(i)                                     cash in an aggregate amount sufficient to satisfy the Company’s payment obligations contemplated by Sections 3.1(a)(i), 3.1(e)(i) and 3.1(f)(i);

(ii)                                  cash in an aggregate amount sufficient to satisfy the payment obligations contemplated by Sections 3.1(c)(i) and 3.1(d)(i) (calculated without reference to whether any Shareholder has exercised Dissent Rights); and

(iii)                               one or more certificates representing the aggregate number of Exchangeable Shares and Molycorp Shares required to be delivered by the Purchaser to the Shareholders pursuant to Section 3.1(c)(i) and 3.1(d)(i) (calculated without reference to whether any Shareholder has exercised Dissent Rights).

(b)                                 As soon as practicable following the later of the Effective Date and the surrender by a Shareholder (other than a Dissenting Shareholder) to the Depositary of a certificate that immediately prior to the Effective Time represented outstanding Common Shares (including Eligible Shares) that were transferred to the Purchaser under Sections 3.1(c)(i) and 3.1(d)(i), together with a duly completed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the former holder of such Common Shares will be entitled to receive in exchange therefor (i) a cheque for the Cash Consideration, if any, such holder is entitled to receive pursuant to Section 3.1(c)(i) and/or Section 3.1(d)(i) and (ii) a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares and/or Molycorp Shares, if any, such holder is entitled to receive pursuant to Section 3.1(c)(i) and/or Section 3.1(d)(i), together with any distributions or dividends which such holder is entitled to receive pursuant to Section 5.2, less, in the case of both clauses (i) and (ii), any amounts withheld pursuant to Section 5.6, and any certificate so surrendered will forthwith be cancelled.

(c)                                  Subject to Section 5.5, until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Time represented Common Shares (including Eligible Shares) that were transferred to the Purchaser under Section 3.1(c)(i) or Section 3.1(d)(i) will be thereafter deemed to represent only the right to receive (i) a cheque for the Cash Consideration, if any, the holder of such Common Shares is entitled to receive pursuant to Section 3.1(c)(i) and/or Section 3.1(d)(i) and (ii) a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares and/or Molycorp Shares, if any, such holder is entitled to receive pursuant to Section 3.1(c)(i) and/or Section 3.1(d)(i), together with any distributions or dividends which such holder is entitled to receive pursuant to Section 5.2, less, in the case of both clauses (i) and (ii), any amounts withheld pursuant to Section 5.6.

(d)                                 The Purchaser will cause the Depositary, as soon as a former holder of Common Shares (including Eligible Shares) becomes entitled to receive Cash Consideration and/or Eligible Share Consideration and/or Share Consideration in accordance with Section 5.1(b), to:

(i)                                     forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address specified in the Letter of Transmittal; or

(ii)                                  if requested by such former holder in the Letter of Transmittal, make available at the offices of the Depositary specified in the Letter of Transmittal for pick-up by such former holder; or

(iii)                               if the Letter of Transmittal neither specifies an address as described in Section 5.1(d)(i) nor contains a request as described in Section 5.1(d)(ii), forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address of such former holder as shown on the applicable securities register maintained by or on behalf of the Company immediately prior to the Effective Time;

a cheque representing the Cash Consideration payable to such former holder in accordance with the provisions hereof and one or more certificates representing the Eligible Share Consideration and/or Share Consideration to which such former holder of Common Shares is entitled to receive in accordance with the provisions hereof, in each case less any amounts withheld pursuant to Section 5.6.

(e)                                  No former holder of Common Shares shall be entitled to receive any consideration with respect to such Common Shares other than the Cash Consideration and/or Eligible Share Consideration and/or Share Consideration such former holder of Common Shares is entitled to receive pursuant to this Section 5.1 and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith except in accordance with Section 5.2.

(f)                                   The Purchaser will cause the Depositary, as soon as a former Optionholder or former holder of RSUs, Performance Units, SARs or DSUs becomes entitled to receive the payments contemplated by Sections 3.1(a)(i), 3.1(e)(i) and 3.1(f)(i), to forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address specified in the applicable records of the Company, a cheque representing the cash payment payable to such former holder in accordance with the provisions hereof.  Notwithstanding any of the foregoing terms of this Section 5.1, neither a certificate nor a letter of transmittal need be surrendered by a former holder of Options, RSUs, Performance Units, SARs or DSUs in order to receive the cash to which such former holder is entitled pursuant to Sections 3.1(a)(i), 3.1(e)(i) and 3.1(f)(i).

5.2                               Dividends and Distributions

No dividends or other distributions declared or made after the Effective Time with respect to the Exchangeable Shares or Molycorp Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Common Shares (including Eligible Shares) that were transferred pursuant to Section 3.1(c)(i) or Section 3.1(d)(i), and no cash payment constituting the Cash Consideration or made in lieu of fractional Exchangeable Shares or Molycorp Shares shall be paid to any such holder pursuant to Section 5.3, unless and until the holder of such certificate shall surrender such certificate in accordance with Section 5.1. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (iii) below, at the appropriate payment date), there shall be paid to the holder of the certificates representing Common Shares (including Eligible Shares) (without interest) (i) the amount of cash comprising the Cash Consideration, if any, such holder is entitled to receive pursuant to Section 3.1(c)(i) or Section 3.1(d)(i) or payable in lieu of a fractional Exchangeable Share or Molycorp Share to which such holder is entitled pursuant to Section 5.3, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Exchangeable Shares or Molycorp Shares to which such holder is entitled pursuant hereto and (iii) to the extent not paid under clause (ii), on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and the payment date subsequent to surrender payable with respect to such Exchangeable Shares or Molycorp Shares.

5.3                               Fractional Shares

In no event shall any holder of Common Shares (including Eligible Shares) be entitled to a fractional Exchangeable Share or Molycorp Share.  Where the aggregate number of Exchangeable Shares or Molycorp Shares to be issued to a holder of Common Shares as consideration under this Arrangement would result in a fraction of an Exchangeable Share or a Molycorp Share being issuable, the number of Exchangeable Shares or Molycorp Shares to be received by such holder shall be rounded down to the nearest whole Exchangeable Share or Molycorp Share, as the case may be, and, in lieu of a fractional Exchangeable Share or Molycorp Share, the holder will receive a cash payment in Canadian dollars (rounded down to the nearest cent) determined on the basis of an amount equal to the Canadian Dollar Equivalent of (i) the volume weighted average trading price on the NYSE of the Molycorp Shares over the five Business Days ending one Business Day before the Effective Date multiplied by (ii) the fractional share amount.  All cash payable in lieu of fractional Exchangeable Shares and Molycorp Shares will be denominated in Canadian dollars.

5.4                               Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares (including Eligible Shares) that were acquired by the Purchaser pursuant to Section 3.1(c)(i) or Section 3.1(d)(i) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such Common Shares, the Depositary will, in exchange for such lost, stolen or destroyed certificate, deliver to such former holder of Common Shares (a) the Cash Consideration and/or Eligible Share Consideration such former holder is entitled to receive pursuant to Section 3.1(c)(i) and/or (b) the Cash Consideration and/or Share Consideration such former holder is entitled to receive in respect of such Common Shares pursuant to Section 3.1(d)(i) together, in each case, with any distributions or dividends which such holder is entitled to receive pursuant to Section 5.2 and less, in each case, any amounts withheld pursuant to Section 5.6.  When authorizing such payment in relation to any lost, stolen or destroyed certificate, the former holder of such Common Shares will, as a condition precedent to the delivery thereof, give a bond satisfactory to the Purchaser and the Depositary or otherwise indemnify the Company, the Purchaser, the Parent and the Depositary against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

5.5                               Extinction of Rights

Any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares (including Eligible Shares) that were acquired by the Purchaser pursuant to Section 3.1(c)(i) or Section 3.1(d)(i) which is not deposited with the Depositary in accordance with the provisions of Section 5.1 on or before the sixth anniversary of the Effective Date shall, on the sixth anniversary of the Effective Date, cease to represent a claim or interest of any kind or nature whatsoever, whether as a securityholder or otherwise and whether against the Company, the Purchaser, the Parent, the Depositary or any other person.  On such date, the Cash Consideration and/or Eligible Share Consideration and/or Share Consideration such former holder of Common Shares would otherwise have been entitled to receive, together with any distributions or dividends such holder would otherwise have been entitled to receive pursuant to Section 5.2, shall be deemed to have been surrendered for no consideration to the Purchaser.  Neither the Company nor the Purchaser or the Parent will be liable to any person in respect of any cash or securities (including any cash or securities previously held by the Depositary in trust for any such former holder) which is forfeited to the Purchaser or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

5.6                               Withholding Rights

The Company, the Purchaser and the Depositary will be entitled to deduct and withhold from any consideration otherwise payable to any Shareholder under this Plan of Arrangement (including any payment to Dissenting Shareholders) such amounts as the Company, the Purchaser or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign tax law as counsel may advise is required to be so deducted and withheld by the Company, the Purchaser or the Depositary, as the case may be.  For the purposes hereof, all such withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Authority by or on behalf of the Company, the Purchaser or the Depositary, as the case may be.

ARTICLE 6

RIGHTS OF THE PARENT AND CALLCO TO ACQUIRE EXCHANGEABLE SHARES

6.1                               Liquidation Call Right.

In addition to the rights contained in the Exchangeable Share Provisions (including the Retraction Call Right), the Parent and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)                                 Subject to the proviso in Section 6.1(b) that Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which the Parent has not exercised the Liquidation Call Right, the Parent and Callco shall each have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Purchaser or any other distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs, pursuant to Section 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by the Parent or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Call Purchase Price”) in accordance with Section 6.1(c). In the event of the exercise of the Liquidation Call Right by the Parent or Callco, as the case may be, each such holder of Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by the holder to the Parent or Callco, as the case may be, on the Liquidation Date on payment by the Parent or Callco, as the case may be, to such holder of the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share, and the Purchaser shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased.

(b)                                 Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which the Parent has not exercised the Liquidation Call Right.  To exercise the Liquidation Call Right, the Parent or Callco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Purchaser of its intention to exercise such right (i) in the case of a voluntary liquidation, dissolution or winding-up of the Purchaser or any other voluntary distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs, at least 30 days before the Liquidation Date or (ii) in the case of an involuntary liquidation, dissolution or winding-up of the Purchaser or any other involuntary distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs, at least five Business Days before the Liquidation Date. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not the Parent and/or Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the Parent or Callco may exercise the Liquidation Call Right.

If the Parent and/or Callco exercises the Liquidation Call Right, the Parent and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) will sell, on the Liquidation Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)                                  For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Liquidation Call Right, the Parent and/or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price less any amounts withheld pursuant to Section 5.6.  Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares on and after the Liquidation Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Liquidation Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Molycorp Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the articles and by-laws of the Purchaser, and such additional documents, instruments and payments as the Transfer Agent and the Purchaser may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of the Parent and/or Callco, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive.  If neither the Parent nor Callco exercises the Liquidation Call Right in the manner described above, each holder of the Exchangeable Shares will be entitled to receive, on the Liquidation Date, the Liquidation Amount otherwise payable by the Purchaser in respect of the Exchangeable Shares held by such holder in connection with the liquidation, dissolution or winding-up of the Purchaser or any distribution of the assets of the Purchaser among its shareholders for the purpose of winding up its affairs pursuant to Section 5 of the Exchangeable Share Provisions.

6.2                               Redemption Call Right.

In addition to the rights contained in the Exchangeable Share Provisions (including the Retraction Call Right), the Parent and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)                                 Subject to the proviso in Section 6.2(b) that Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which the Parent has not exercised the Redemption Call Right, and notwithstanding the proposed redemption of the Exchangeable Shares by the Purchaser pursuant to Section 7 of the Exchangeable Share Provisions, the Parent and Callco shall each have the overriding right (the “Redemption Call Right”) to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by the Parent or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Redemption Date (the “Redemption Call Purchase Price”) in accordance with Section 6.2(c).  In the event of the exercise of the Redemption Call Right by the Parent or Callco, as the case may be, each such holder shall be obligated to sell all of the Exchangeable Shares held by the holder to the Parent or Callco, as the case may be, on the Redemption Date on payment by the Parent or Callco, as the case may be, to such holder of the Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share, and the Purchaser shall have no obligation to redeem, or to pay the Redemption Price (as defined in the Exchangeable Share Provisions) in respect of, such shares so purchased.

(b)                                 Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which the Parent has not exercised the Redemption Call Right.  To exercise the Redemption Call Right, the Parent or Callco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Purchaser of its intention to exercise such right (i) in the case of a redemption occurring as a result of a Molycorp Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, on or before the Redemption Date and (ii) in any other case, at least 30 days before the Redemption Date.  The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not the Parent and/or Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the Parent or Callco may exercise the Redemption Call Right.  If the Parent and/or Callco exercises the Redemption Call Right, the Parent and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) will sell, on the Redemption Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)                                  For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, the Parent and/or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price less any amounts withheld pursuant to Section 5.6.  Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares on and after the Redemption Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Redemption Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Molycorp Shares which such holder is entitled to receive.  Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the articles and by-laws of the Purchaser, and such additional documents, instruments and payments as the Transfer Agent and the Purchaser may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of the Parent and/or Callco, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive.  If neither the Parent nor Callco exercises the Redemption Call Right in the manner described above, each holder of the Exchangeable Shares will be entitled to receive, on the Redemption Date, the redemption price otherwise payable by the Purchaser in respect of the Exchangeable Shares held by such holder in connection with the redemption of the Exchangeable Shares pursuant to Section 7 of the Exchangeable Share Provisions.

6.3                               Change of Law Call Right.

In addition to the rights contained in the Exchangeable Share Provisions (including the Retraction Call Right), the Parent and Callco shall have the following rights in respect of the Exchangeable Shares:

(a)                                 Subject to the proviso in Section 6.3(b) that Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which the Parent has not exercised the Change of Law Call Right, the Parent and Callco shall each have the overriding right (the “Change of Law Call Right”), in the event of a Change of Law, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) on the Change of Law Call Date all but not less than all of the Exchangeable Shares held by each such holder on payment by the Parent or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Change of Law Call Date (the “Change of Law Call Purchase Price”) in accordance with Section 6.3(c).  In the event of the exercise of the Change of Law Call Right by the Parent or Callco, as the case may be, each such holder of Exchangeable Shares shall be obligated to sell all of the

Exchangeable Shares held by the holder to the Parent or Callco, as the case may be, on the Change of Law Call Date on payment by the Parent or Callco, as the case may be, to such holder of the Change of Law Call Purchase Price for each such share.

(b)                                 Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which the Parent has not exercised the Change of Law Call Right.  To exercise the Change of Law Call Right, the Parent or Callco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Purchaser of its intention to exercise such right at least 30 days before the date (the “Change of Law Call Date”) on which the Parent or Callco, as the case may be, shall acquire the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right.  The Transfer Agent will notify the holders of Exchangeable Shares as to whether the Parent and/or Callco has exercised the Change of Law Call Right forthwith after receiving notice of such exercise from the Parent and/or Callco.  If the Parent and/or Callco exercises the Change of Law Call Right, the Purchaser and/or Callco, as the case may be, will purchase and the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is the Parent or an affiliate of the Parent) will sell, on the Change of Law Call Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)                                  For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, the Parent and/or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the total Change of Law Call Purchase Price.  Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares on and after the Change of Law Call Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Change of Law Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of the Molycorp Shares which such holder is entitled to receive.  Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the articles and by-laws of the Purchaser, and such additional documents, instruments and payments as the Transfer Agent and the Purchaser may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of the Parent and/or Callco, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive.

ARTICLE 7

AMENDMENTS

7.1                               Amendments to Plan of Arrangement

(a)                                 The Company and the Purchaser reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) filed with the Court and, if made following the Company Meeting, approved by the Court and (iii) communicated to or approved by the Shareholders if and as required by the Court.

(b)                                 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company and the Purchaser at any time prior to the Company Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Company Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

(c)                                  Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of the Company and the Purchaser and (ii) if required by the Court or applicable law, is consented to by Shareholders voting in the manner directed by the Court.

(d)                                 Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date but shall only be effective if it is consented to by each of the Company and the Purchaser provided that it concerns a matter which, in the reasonable opinion of the Company and the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Company and the Purchaser or any former holder of Common Shares or Options.

ARTICLE 8

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Company and the Purchaser will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

APPENDIX I

TO THE PLAN OF ARRANGEMENT

PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES

The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions (it being understood that all references to the “Company” in this Appendix I shall be a reference to 0934634 B.C. Ltd.):

1.                                      Interpretation

(a)                                 Definitions.  For the purposes of these Exchangeable Share Provisions:

“affiliate” has the meaning ascribed thereto in the Securities Act;

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and conditions set out in the Plan of Arrangement;

“Arrangement Agreement” means the arrangement agreement dated March 8, 2012 between Neo Material Technologies Inc., Molycorp and the Company, as amended, supplemented and/or restated in accordance with its term;

“Board of Directors” means the board of directors of the Company;

“Business Day” means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banking institutions in Toronto, Ontario or New York City, New York are closed for business;

“Callco” means 0934632 B.C. Ltd., a subsidiary of Molycorp existing under the laws of the Province of British Columbia, or any other direct or indirect wholly-owned subsidiary of Molycorp designated by Molycorp from time to time in replacement thereof;

“Callco Call Notice” has the meaning ascribed thereto in Section 6(b);

“Canadian Dollar Equivalent” means, at any date, in respect of any amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) as of such date, the product obtained by multiplying (i) the Foreign Currency Amount by (ii) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;

“BCBCA” means the Business Corporations Act (British Columbia), as amended;

“Common Shares” means the common shares in the capital of the Company;

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“Current Market Price” means, in respect of a Molycorp Share on any date, the Canadian Dollar Equivalent of the average closing sale price on the NYSE during the period of 20 consecutive trading days ending on the third trading day immediately before such date or, if the Molycorp Shares are not then listed on the NYSE, on such other stock exchange or automated quotation system on which the Molycorp Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Molycorp Shares during such period does not reflect the fair market value of a Molycorp Share, then the Current Market Price of a Molycorp Share shall be determined by the Board of Directors, based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate; and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding, absent manifest error;

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement;

“Exchangeable Shares” means the exchangeable shares in the capital of the Company, having the rights, privileges, restrictions and conditions set forth herein;

“Exchangeable Share Consideration” means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Company in respect of such Exchangeable Share, or purchase of such Exchangeable Share pursuant to these Exchangeable Share Provisions, the Plan of Arrangement, the Support Agreement or the Voting and Exchange Trust Agreement:

(i)                                     the Current Market Price of one Molycorp Share deliverable in connection with such action; plus

(ii)                                  a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends deliverable in connection with such action; plus

(iii)                               such stock or other property constituting any declared, payable and unpaid non-cash dividends deliverable in connection with such action,

provided that: (A) the part of the consideration which represents (i) above shall be fully paid and satisfied by the delivery of one Molycorp Share, such share to be duly issued, fully paid and non-assessable; (B) the part of the consideration which represents (iii) above shall be fully paid and satisfied by delivery of such non-cash items; (C) in each case, any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; and (D) in each case, any such consideration shall be paid without interest and less any tax required to be deducted and withheld therefrom;

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“Exchangeable Share Price” means, at any time, for each Exchangeable Share, an amount equal to the aggregate of:

(i)                                     the Current Market Price of one Molycorp Share at such time;

(ii)                                  the full amount of all cash dividends declared, payable and unpaid, at such time, on such Exchangeable Share;

(iii)                               the full amount of all non-cash dividends declared, payable and unpaid, on such Exchangeable Share; and

(iv)                              the full amount of all dividends declared and payable or paid in respect of each Molycorp Share which have not, at such time, been declared or paid on Exchangeable Shares in accordance herewith;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions set out herein;

“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined) in the Voting and Exchange Trust Agreement;

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change is required to maintain the economic equivalence of the Exchangeable Shares and the Molycorp Shares;

“Liquidation Amount” has the meaning ascribed thereto in Section 5(a);

“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Liquidation Date” has the meaning ascribed thereto in Section 5(a);

“Molycorp” means Molycorp, Inc., a corporation existing under the laws of the State of Delaware;

“Molycorp Control Transaction” shall be deemed to have occurred if:

(i)                                     any person acquires (including by way of plan of arrangement), directly or indirectly, any voting security of Molycorp and, immediately after such acquisition, the acquirer directly or indirectly owns, or exercises control

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and direction over, voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of Molycorp;

(ii)                                  the shareholders of Molycorp approve a merger, consolidation, recapitalization or reorganization of Molycorp, other than any such transaction which would result in the holders of outstanding voting securities of Molycorp immediately prior to such transaction directly or indirectly owning, or exercising control and direction over, voting securities representing more than 50% of the total voting power of all of the voting securities of the surviving entity outstanding immediately after such transaction;

(iii)                               the shareholders of Molycorp approve a liquidation of Molycorp; or

(iv)                              Molycorp sells or disposes of all or substantially all of its assets;

“Molycorp Dividend Declaration Date” means the date on which the board of directors of Molycorp declares any dividend or other distribution on the Molycorp Shares;

“Molycorp Shares” means shares of common stock of Molycorp;

“NYSE” means the New York Stock Exchange;

“person” includes any individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or governmental authority or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule A to the Arrangement Agreement, including any appendices thereto, and any amendments, modifications or supplements thereto made from time to time in accordance with its terms;

“Redemption Call Purchase Price” has the meaning ascribed thereto in the Plan of Arrangement;

“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by the Company of all but not less than all of the outstanding Exchangeable Shares, which date shall be no earlier than the sixth anniversary of the Effective Date, unless:

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(i)                                     the aggregate number of Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by Molycorp and its subsidiaries) is less than 5% of the number of Exchangeable Shares issued on the Effective Date (as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision, combination or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date, as they may determine, upon at least 30 days’ prior written notice to the registered holders of the Exchangeable Shares;

(ii)                                  a Molycorp Control Transaction is proposed, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Molycorp Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such Molycorp Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date as it may determine, upon such number of days prior written notice to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

(iii)                               an Exchangeable Share Voting Event is proposed and (A) the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the Redemption Date) intended by the Exchangeable Share Voting Event in a commercially reasonable manner that does not result in an Exchangeable Share Voting Event and (B) the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exchangeable Share Voting Event, in which case the Redemption Date shall be the Business Day following the later of the day on which the Board of Directors makes such a determination or the holders of the Exchangeable Shares fail to take such action; or

(iv)                              an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which

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case the Redemption Date shall be the Business Day following the day on which the holders of the Exchangeable Shares fail to take such action,

provided, however, that the accidental failure or omission to give any notice of redemption under clauses (i), (ii), (iii) or (iv) above to any of the holders of Exchangeable Shares shall not affect the validity of any such redemption;

“Redemption Price” has the meaning ascribed thereto in Section 7(a);

“Retracted Shares” has the meaning ascribed thereto in Section 6(a)(i);

“Retraction Call Notice” has the meaning ascribed thereto in Section 6(b)(ii);

“Retraction Call Right” has the meaning ascribed thereto in Section 6(b)(i);

“Retraction Call Right Purchase Price” has the meaning ascribed thereto in Section 6(b)(i);

“Retraction Date” has the meaning ascribed thereto in Section 6(a)(i);

“Retraction Price” has the meaning ascribed thereto in Section 6(a)(i);

“Retraction Request” has the meaning ascribed thereto in Section 6(a)(i);

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as amended;

“Support Agreement” means the support agreement to be entered into prior to the issuance by the Company of any Exchangeable Shares among Molycorp, Callco and the Company substantially in the form of Schedule D to the Arrangement Agreement, as may be amended, supplemental or otherwise modified from time to time in accordance with its terms;

“Transfer Agent” means [Computershare Trust Company of Canada] or such other person as may from time to time be appointed by the Company as the registrar and transfer agent for the Exchangeable Shares;

“Trustee” means the trustee chosen by Molycorp to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada or any Province thereof and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement; and

“Voting and Exchange Trust Agreement” means the voting and exchange trust agreement to be made among Molycorp, Callco, the Company and the Trustee in connection with the Plan of Arrangement substantially in the form of Schedule E to the Arrangement Agreement, as may be amended, supplemental or otherwise modified from time to time in accordance with its terms.

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(b)                                 Interpretation Not Affected by Headings.  The division of these Exchangeable Share Provisions into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to a “Section” or “paragraph” followed by a number and/or a letter refer to the specified section of these Exchangeable Share Provisions.

(c)                                  Number and Gender.  In these Exchangeable Share Provision, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa and words imparting any gender shall include all genders.

(d)                                 Date of Any Action.  If any date on which any action is required to be taken hereunder by any person is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

(e)                                  Currency.  In these Exchangeable Share Provision, unless stated otherwise, all cash payments provided for herein shall be made in Canadian dollars.

2.                                      Ranking of Exchangeable Shares

The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares (a) with respect to the payment of dividends as and to the extent provided in Section 3 and (b) with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs as and to the extent provided in Section 5.

3.                                      Dividends

(a)                                 Dividends.  A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Molycorp Dividend Declaration Date, declare a dividend on each Exchangeable Share:

(i)                                     in the case of a cash dividend or distribution declared on the Molycorp Shares, in an amount in cash for each Exchangeable Share equal to the Canadian Dollar Equivalent of the cash dividend or distribution declared on each Molycorp Share on the Molycorp Dividend Declaration Date;

(ii)                                  in the case of a stock dividend or distribution declared on the Molycorp Shares to be paid in Molycorp Shares, by the issue or transfer by the Company of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Molycorp Shares to be paid on each Molycorp Share; provided, however, that the Company may, in lieu of such stock dividend, elect to effect a contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Section 3(e)) subdivision of the outstanding Exchangeable Shares; or

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(iii)                               in the case of a dividend or distribution declared on the Molycorp Shares in property other than cash or Molycorp Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (as determined by the Board of Directors in accordance with Section 3(e)) to the type and amount of property declared as a dividend or distribution on each Molycorp Share.

Such dividends or distributions shall be paid out of money, assets or property of the Company properly applicable to the payment of dividends, or out of authorized but unissued shares of the Company, as applicable.  The holders of Exchangeable Shares shall not be entitled to any dividends other than or in excess of the dividends referred to in this Section 3(a).

(b)                                 Payments of Dividends.  Cheques of the Company payable at par at any branch of the bankers of the Company shall be issued in respect of any cash dividends or distributions contemplated by Section 3(a)(i) and the sending of such cheque to each holder of an Exchangeable Share shall satisfy the cash dividend or distribution represented thereby unless the cheque is not paid on presentation.  Written evidence of the book entry issuance or transfer to the registered holder of Exchangeable Shares shall be delivered in respect of any stock dividends or distributions contemplated by Section 3(a)(ii) and the sending of such written evidence to each holder of an Exchangeable Share shall satisfy the stock dividend or distribution represented thereby.  Such other type and amount of property in respect of any dividends or distributions contemplated by Section 3(a)(iii) shall be issued, distributed or transferred by the Company in such manner as it shall determine and the issuance, distribution or transfer thereof by the Company to each holder of an Exchangeable Share shall satisfy the dividend or distribution represented thereby.  Subject to the requirements of applicable law with respect to unclaimed property, no holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Company any dividend that is represented by a cheque that has not been duly presented to the Company’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

(c)                                  Record and Payment Dates.  The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or distribution declared on the Exchangeable Shares under Section 3(a) shall be the same dates as the record date and payment date, respectively, for the corresponding dividend or distribution declared on the Molycorp Shares.  The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision of the Exchangeable Shares under Section 3(a)(ii) and the effective date of such subdivision shall be the same dates as the record and payment date, respectively, for the corresponding stock dividend or distribution declared on the Molycorp Shares.

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(d)                                 Partial Payment.  If on any payment date for any dividends or distributions declared on the Exchangeable Shares under Section 3(a) the dividends or distributions are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends or distributions that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Company shall have sufficient moneys, assets or property properly applicable to the payment of such dividends or distributions.

(e)                                  Economic Equivalence.  The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the Board of Directors may determine), “economic equivalence” for the purposes of the Exchangeable Share Provisions and each such determination shall be conclusive and binding on the Company and its shareholders.  In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(i)                                     in the case of any stock dividend or other distribution payable in Molycorp Shares, the number of such shares issued in proportion to the number of Molycorp Shares previously outstanding;

(ii)                                  in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Molycorp Shares (or securities exchangeable for or convertible into or carrying rights to acquire Molycorp Shares), the relationship between the exercise price of each such right, option or warrant, the Current Market Price of a Molycorp Share, the volatility of the Molycorp Shares and the terms of any such instrument;

(iii)                               in the case of the issuance or distribution of any other form of property (including any shares or securities of Molycorp of any class other than Molycorp Shares, any rights, options or warrants other than those referred to in Section 3(e)(ii), any evidences of indebtedness of Molycorp or any assets of Molycorp), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Molycorp Share and the Current Market Price of a Molycorp Share;

(iv)                              in the case of any subdivision, redivision or change of the then outstanding Molycorp Shares into a greater number of Molycorp Shares or the reduction, combination, consolidation or change of the then outstanding Molycorp Shares into a lesser number of Molycorp Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting the Molycorp Shares, the effect thereof upon the then outstanding Exchangeable Shares; and

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(v)                                 in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Molycorp Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

4.                                      Certain Restrictions

So long as any of the Exchangeable Shares are outstanding, the Company shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11(a):

(a)                                 pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)                                 redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or the distribution of the assets in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(c)                                  redeem or purchase or make any capital distribution in respect of any other shares of the Company ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(d)                                 issue any Exchangeable Shares or any other shares of the Company ranking equally with the Exchangeable Shares other, in each case, than by way of stock dividends to the holders of such Exchangeable Shares; or

(e)                                  issue any shares of the Company ranking superior to the Exchangeable Shares,

provided, however, that the restrictions in Sections 4(a), (b), (c) and (d) shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the Molycorp Shares shall have been declared and paid in full on the Exchangeable Shares and provided that the proposed redemption, purchase or other capital distribution does not impair the Company’s ability to redeem all of the outstanding Exchangeable Shares.

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5.                                      Liquidation

(a)                                 Liquidation Amount.  Subject to applicable law and the due exercise by Molycorp or Callco of the Liquidation Call Right, in the event of the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Company in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution, winding-up or other distribution (the “Liquidation Date”), before any distribution of any part of the assets of the Company among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share (the “Liquidation Amount”) equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date, which price shall be satisfied in full by the Company delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Liquidation Amount .

(b)                                 Payment of Liquidation Amount.  In the case of a distribution pursuant to Section 5(a), and provided that the Liquidation Call Right has not been exercised by Molycorp or Callco, on or promptly after the Liquidation Date, the Company shall deliver or cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the articles and by-laws of the Company and such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares.  Payment of the Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration such holder is entitled to receive pursuant to Section 5(a).  On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Liquidation Amount has been paid in the manner hereinbefore provided. The Company shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred to, and deposited in a custodial account with, any chartered bank or trust company the Liquidation Amount in respect of the Exchangeable Shares represented by certificates that

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have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by such bank or trust company as trustee for and on behalf of, and for the use and benefit of, such holders.  Upon such deposit being made, the rights of a holder of Exchangeable Shares after such deposit shall be limited to receiving its proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, without interest, and all dividends and other distributions with respect to the Molycorp Shares to which such holder is entitled with a record date after the date of such deposit and before the date of transfer of such Molycorp Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

(c)                                  No Right to Participate in Further Distributions.  After the Company has satisfied its obligations to pay the holders of the Exchangeable Shares the total Liquidation Amount per Exchangeable Share pursuant to this Section 5, such holders shall not be entitled to share in any further distribution of the assets of the Company.

6.                                      Retraction of Exchangeable Shares

(a)                                 Retraction at Option of Holder

(i)                                     Subject to applicable law and the due exercise by Molycorp or Callco of the Retraction Call Right, a holder of Exchangeable Shares shall be entitled at any time to require the Company to redeem, on the fifth Business Day after the date on which the Retraction Request is received by the Company (the “Retraction Date”), any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Price”), which price shall be satisfied in full by the Company delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price.  The holder must give notice of a request to redeem by presenting and surrendering to the Company, at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the certificate or certificates representing the Exchangeable Shares that the holder desires to have the Company redeem, together with (A) such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCBCA and the articles and by-laws of the Company and such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require and (B) a duly executed request (the ‘‘Retraction Request’’) in the form of Schedule A hereto or in such other form as may be acceptable to the Company specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such

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certificate or certificates (the “Retracted Shares”) redeemed by the Company.

(ii)                                  In the case of a redemption of Exchangeable Shares pursuant to this Section 6(a), upon receipt by the Company or the Transfer Agent in the manner specified in Section 6(a)(i) of a certificate representing the number of Exchangeable Shares which the holder desires to have the Company redeem, together with a duly executed Retraction Request and such additional documents and instruments specified in Section 6(a)(i), and provided that (A) the Retraction Request has not been revoked by the holder of such Exchangeable Shares in the manner specified in Section 6(a)(iv) and (B) neither Molycorp nor Callco has exercised the Retraction Call Right, the Company shall redeem the Retracted Shares effective at the close of business on the Retraction Date. On the Retraction Date, the Company shall deliver or cause to be delivered to such holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the Retraction Request or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Price and such delivery of such Exchangeable Share Consideration by or on behalf of the Company by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price to the extent that the same is represented by such Exchangeable Share Consideration, unless any cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation. If only a part of the Exchangeable Shares represented by any certificate is redeemed, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Company.  On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Retraction Price in respect thereof, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the aggregate Retraction Price payable to such holder shall not be made, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Company shall thereafter be considered and deemed for all purposes to be a holder of the Molycorp Shares delivered to such holder.

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(iii)                               Notwithstanding any other provision of this Section 6, the Company shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request if and to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law.  If the Company believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and neither Molycorp nor Callco has exercised the Retraction Call Right with respect to such Retracted Shares, the Company shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder and the Trustee at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Company. In any case in which the redemption by the Company of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Company shall redeem Retracted Shares in accordance with Section 6(a)(ii) on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Company, representing the Retracted Shares not redeemed by the Company pursuant to Section 6(a)(ii). If the Company would otherwise be obligated to redeem Retracted Shares pursuant to Section 6(a)(ii) but is not obligated to do so as a result of solvency requirements or other provisions of applicable law, the holder of any such Retracted Shares not redeemed by the Company pursuant to Section 6(a)(ii) as a result of solvency requirements or other provisions of applicable law shall be deemed, by delivery of the Retraction Request to have instructed the Transfer Agent to require Molycorp or Callco to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Molycorp or Callco to such holder of the total Retraction Price in respect of such Retracted Shares, all as more specifically provided for in the Voting and Exchange Trust Agreement.

(iv)                              A holder of Retracted Shares may, by notice in writing given by the holder to the Company before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Callco shall be deemed to have been revoked.

(v)                                 Notwithstanding any other provision of this Section 6(a), if:

A.                                    exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require the Company to redeem any Exchangeable Shares pursuant to this Section 6(a) on any Retraction Date would

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require listing particulars or any similar document to be issued in order to obtain the approval of the NYSE to the listing and trading (subject to official notice of issuance) of the Molycorp Shares that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

B.                                    as a result of (A) above, it would not be practicable (notwithstanding the reasonable endeavours of Molycorp) to obtain such approvals in time to enable all or any of such Molycorp Shares to be admitted to listing and trading by the NYSE (subject to official notice of issuance) when so delivered, the Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the earlier of (x) the second Business Day immediately following the date the approvals referred to in Section 6(a)(v)A are obtained and (ii) the date which is 30 Business Days after the date on which the relevant Retraction Request is received by the Company, and references in these Exchangeable Share Provisions to such Retraction Date shall be construed accordingly.

(b)                                 Retraction Call Rights

(i)                                     In the event that a holder of Exchangeable Shares delivers a Retraction Request pursuant to Section 6(a), and subject to the limitations set forth in Section 6(b)(ii) (including that Callco shall only be entitled to exercise its Retraction Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which Molycorp has not exercised its Retraction Call Right), Molycorp and Callco shall each have the overriding right (the “Retraction Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by the Company pursuant to Section 6(a), to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by such holder on payment by Molycorp or Callco, as the case may be, of an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Call Right Purchase Price”), which price shall be satisfied in full by Molycorp or Callco, as the case may, delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price. Upon the exercise of the Retraction Call Right in respect of Retracted Shares, the holder of such shares shall be obligated to sell all of such Retracted Shares to Molycorp or Callco, as the case may be, on the Retraction Date on payment by Molycorp or Callco, as the case may be, of the total Retraction Price in respect of such Retracted Shares as set forth in this Section 6(b)(i).

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(ii)                                  Upon receipt by the Company of a Retraction Request, the Company shall immediately notify Molycorp and Callco thereof and shall provide Molycorp and Callco with a copy of the Retraction Request.  Callco shall only be entitled to exercise its Retraction Call Right with respect to those holders of Retracted Shares, if any, in respect of which Molycorp has not exercised its Retraction Call Right.  In order to exercise its Retraction Call Right, Molycorp or Callco, as the case may be, must notify the Company in writing of its determination to do so (a “Retraction Call Notice”) within five Business Days after the Company notifies Molycorp and Callco of the Retraction Request.  If neither Molycorp nor Callco so notifies the Company within such five Business Day period, the Company shall notify the holder as soon as possible thereafter that neither Molycorp nor Callco will exercise the Retraction Call Right.  If one or both of Molycorp and Callco delivers a Retraction Call Notice within such five Business Day period and duly exercises its Retraction Call Right in accordance with this Section 6(b)(ii), the obligation of the Company to redeem the Retracted Shares shall terminate and, provided that the Retraction Request is not revoked by the holder of such Retracted Shares in the manner specified in Section 6(a)(a)(iv), Molycorp or Callco, as the case may be, shall purchase from such holder and such holder shall sell to Molycorp or Callco, as the case may be, on the Retraction Date the Retracted Shares for an amount per share equal to the Retraction Call Right Purchase Price.  Provided that the aggregate Retraction Call Right Purchase Price has been so deposited with the Transfer Agent as provided in Section 6(b)(iii), the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Company of such Retracted Shares shall take place on the Retraction Date.

(iii)                               For the purpose of completing a purchase of Retracted Shares pursuant to the exercise of the Retraction Call Right, Molycorp or Callco, as the case may be, shall deliver or cause to be delivered to the holder of such Retracted Shares, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price to which such holder is entitled and such delivery of Exchangeable Share Consideration on behalf of Molycorp or Callco, as the case may be, shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Call Right Purchase Price to the extent that the same is represented by such Exchangeable Share Consideration, unless such cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation.

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(iv)                              On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Retraction Call Right Purchase Price in respect thereof, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the aggregate Retraction Call Right Purchase Price payable to such holder shall not be made, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Call Right Purchase Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Call Right Purchase Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so purchased by Molycorp or Callco, as the case may be, shall thereafter be considered and deemed for all purposes to be a holder of the Molycorp Shares delivered to such holder.

7.                                      Redemption of Exchangeable Shares by the Company

(a)                                 Redemption Amount.  Subject to applicable law and the due exercise by Molycorp or Callco of the Redemption Call Right, the Company shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share (the “Redemption Price”) equal to the Exchangeable Share Price on the last Business Day prior to the Redemption Date, which price shall be satisfied in full by the Company delivering or causing to be delivered to each holder of Exchangeable Shares the Exchangeable Share Consideration for each Exchangeable Share held by such holder.

(b)                                 Notice of Redemption.  In the case of a redemption of Exchangeable Shares pursuant to Section 7(a), the Company shall, at least 30 days before the Redemption Date (other than a Redemption Date established in connection with a Molycorp Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Company or the purchase by Molycorp or Callco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a Molycorp Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of the redemption by the Company or the purchase by Molycorp or Callco, as the case may be, under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.  In the case of any notice given in connection with a

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possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

(c)                                  Payment of Redemption Price.  On or after the Redemption Date, and provided that the Redemption Call Right has not been exercised by Callco, the Company shall deliver or cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the articles and by-laws of the Company and such additional documents, instruments and payments as the Transfer Agent and the Company may reasonably require, at the registered office of the Company or at any office of the Transfer Agent as may be specified by notice to the holders of the Exchangeable Shares.  Payment of the Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the Redemption Price.  On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Redemption Price has been paid in the manner hereinbefore provided.  The Company shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price (in the form of Exchangeable Share Consideration) of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice and any interest earned on such deposit shall belong to the Company.  Provided that such total Redemption Price has been so deposited prior to the Redemption Date, on and after the Redemption Date, the Exchangeable Shares shall be redeemed and the rights of the holders thereof after the Redemption Date shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the certificates for the Exchangeable Shares held by them, respectively, in accordance with the foregoing provisions.

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8.                                      Purchase for Cancellation

(a)                                 Private Agreement.  Subject to applicable law and the articles and by-laws of the Company, and notwithstanding Section 8(b), the Company may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with the holder thereof.

(b)                                 Tender Offer.  Subject to applicable law and the articles and by-laws of the Company, the Company may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price per share by tender to all the holders of record of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted together with an amount equal to all declared and unpaid dividends thereon for which the record date has occurred prior to the date of purchase. If in response to an invitation for tenders under the provisions of this Section 8(b), more Exchangeable Shares are tendered at a price or prices acceptable to the Company than the Company is prepared to purchase, the Exchangeable Shares to be purchased by the Company shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Company, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Company is prepared to purchase after the Company has purchased all the shares tendered at lower prices. If only part of the Exchangeable Shares represented by any certificate are purchased pursuant to this Section 8(b), a new certificate for the balance of such shares shall be issued at the expense of the Company.

9.                                      Voting Rights

Except as required by applicable law and by Section 11, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Company or to vote at any such meeting.  Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not have class votes except as required by applicable law.

10.                               Specified Amount

The amount specified in respect of each Exchangeable Share for the purposes of subsection 191(4) of the Income Tax Act (Canada) shall be an amount equal to $[•].

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11.                               Amendment and Approval

(a)                                 Amendment.  The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

(b)                                 Approval.  Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable law shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided, however, that if at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

12.                               Reciprocal Changes, etc. in Respect of Molycorp Shares

(a)                                 Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that Molycorp will not, except as provided in the Support Agreement, without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b):

(i)                                     issue or distribute Molycorp Shares (or securities exchangeable for or convertible into or carrying rights to acquire Molycorp Shares) to the holders of all or substantially all of the then outstanding Molycorp Shares by way of stock dividend or other distribution, other than an issue of Molycorp Shares (or securities exchangeable for or convertible into or carrying rights to acquire Molycorp Shares) to holders of Molycorp Shares (i) who exercise an option to receive dividends in Molycorp Shares (or securities exchangeable for or convertible into or carrying rights to acquire Molycorp Shares) in lieu of receiving cash dividends or (ii) pursuant to any dividend reinvestment plan or similar arrangement;

(ii)                                  issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Molycorp Shares entitling them to

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subscribe for or to purchase Molycorp Shares (or securities exchangeable for or convertible into or carrying rights to acquire Molycorp Shares); or

(iii)                               issue or distribute to the holders of all or substantially all of the then outstanding Molycorp Shares:

A.                                    shares or securities of Molycorp of any class other than Molycorp Shares (or securities convertible into or exchangeable for or carrying rights to acquire Molycorp Shares);

B.                                    rights, options or warrants other than those referred to in Section 12(a)(ii) above;

C.                                    evidence of indebtedness of Molycorp; or

D.                                    assets of Molycorp,

unless (A) the Company is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets to the holders of the Exchangeable Shares and (B) the Company shall issue or distribute the economic equivalent of such rights, options, warrants, securities, shares evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Molycorp in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.

(b)                                 Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that for so long as any Exchangeable Shares not owned by Molycorp or its affiliates are outstanding, Molycorp will not without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b):

(i)                                     subdivide, redivide or change the then outstanding Molycorp Shares into a greater number of Molycorp Shares;

(ii)                                  reduce, combine, consolidate or change the then outstanding Molycorp Shares into a lesser number of Molycorp Shares; or

(iii)                               reclassify or otherwise change the Molycorp Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Molycorp Shares,

unless (A) the company is permitted under applicable law to make the same or an economically equivalent change to, or in the rights of holders of, the Exchangeable Shares and (B) the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable

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Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Molycorp in order to give effect to and to consummate the transactions contemplated by, and in accordance with the Arrangement Agreement. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(a).

(c)                                  Notwithstanding the foregoing provisions of this Section 12, in the event of an Molycorp Control Transaction:

(i)                                     in which Molycorp merges or amalgamates with, or in which all or substantially all of the then outstanding Molycorp Shares are acquired by one or more other corporations to which Molycorp is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than virtue of a right referred to in paragraph 251(5)(b) thereof);

(ii)                                  which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of the definition of such term in Section 1(a); and

(iii)                               in which all or substantially all of the then outstanding Molycorp Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Molycorp Control Transaction, owns or controls, directly or indirectly, Molycorp;

then all references herein to “Molycorp” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Molycorp Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these Exchangeable Share Provisions or the exchange of shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Molycorp Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, option or retraction of such shares pursuant to these Exchangeable Share Provisions or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Molycorp Control Transaction and the Molycorp Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

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13.                               Actions by the Company under Support Agreement

(a)                                 Actions by the Company.  The Company will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Molycorp, Callco and the Company with all provisions of the Support Agreement applicable to Molycorp, Callco and the Company, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Company all rights and benefits in favour of the Company under or pursuant to such agreement.

(b)                                 Changes to the Support Agreement.  The Company shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(b) other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(i)                                     adding to the covenants of any or all of the other parties to the Support Agreement if the board of directors of each of Molycorp, Callco and the Company shall be of the good faith opinion that such additions will not be prejudicial in any material respect to the rights or interests of the holders of the Exchangeable Shares as a whole;

(ii)                                  evidencing the succession of successors to Molycorp either by operation of law or agreement to the liabilities and covenants of Molycorp under the Support Agreement (“Molycorp Successors”) and the covenants of and obligations assumed by each such Molycorp Successor in accordance with the provisions of Article 3 of the Support Agreement;

(iii)                               making such amendments or modifications not inconsistent with the Support Agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the board of directors of each of Molycorp, Callco and the Company, having in mind the interests of the holders of the Exchangeable Shares as a whole, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments and modifications will not be prejudicial in any material respect to the rights or interests of the holders of the Exchangeable Shares as a whole; or

(iv)                              making such changes in or corrections to the Support Agreement which, on the advice of counsel to Molycorp, Callco and the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the board of directors of each of

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Molycorp, Callco and the Company shall be of the good faith opinion that such changes or corrections will not be prejudicial in any material respect to the rights or interests of the holders of the Exchangeable Shares as a whole.

14.                               Legend; Call Rights; Withholding Rights

(a)                                 Legend.  The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right, the Redemption Call Right and the Change of Law Call Right, the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights and automatic exchange thereunder) and the Retraction Call Right.

(b)                                 Call Rights.  Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Redemption Call Right, the Change of Law Call Right and the Retraction Call Right, in each case, in favour of Molycorp and Callco, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Molycorp and Callco as provided herein and in the Plan of Arrangement.

(c)                                  Withholding Rights.  Molycorp, Callco, the Company and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution or other consideration otherwise payable to any holder of Exchangeable Shares such amounts as Molycorp, Callco, the Company or the Transfer Agent, as the case may be, is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing agency.  To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Molycorp, Callco, the Company and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Molycorp, Callco, the Company or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Molycorp, Callco, the Company or the Transfer Agent, as the case may be, shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

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15.                               Notices

(a)                                 Notices.  Subject to applicable law, any notice, request or other communication to be given to the Company by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by telecopy or by delivery to the registered office of the Company and addressed to the attention of the Secretary of the Company.  Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Company.

(b)                                 Certificates.  Any presentation and surrender by a holder of Exchangeable Shares to the Company or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Company or the retraction or redemption of Exchangeable Shares shall be made by first class mail (postage prepaid) or by delivery to the registered office of the Company or to such office of the Transfer Agent as may be specified by the Company, in each case, addressed to the attention of the Secretary of the Company. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Company or the Transfer Agent, as the case may be.  Any such presentation and surrender of certificates made by first class mail (postage prepaid) shall be at the sole risk of the holder mailing the same.

(c)                                  Notice to Shareholders.

(i)                                     Subject to applicable law, any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Company shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of the Company or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder.  Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery.  Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Company pursuant thereto.

(ii)                                  In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, the Company shall make reasonable efforts to disseminate any notice by other means, such as publication.  Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Company or the Transfer Agent may give or cause to be given

A-I-25

hereunder will be deemed to have been properly given and to have been received by holders of Exchangeable Shares if (i) it is given to the Toronto Stock Exchange for dissemination or (ii) it is published once in the national edition of The Globe and Mail and in the daily newspapers of general circulation in each of the French and English languages in the City of Montreal, provided that if the national edition of The Globe and Mail is not being generally circulated, publication thereof will be made in the National Post or any other daily newspaper of general circulation published in the City of Toronto.

(iii)                               Notwithstanding any other provisions of these Exchangeable Share Provisions, notices, other communications and deliveries need not be mailed if the Company determines that delivery thereof by mail may be delayed.  Persons entitled to any deliveries (including certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as the Company has determined that delivery by mail will not longer be delayed.  the Company will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section 15(c).  Such deliveries in such circumstances will constitute delivery to the persons entitled thereto.

16.                               Disclosure of Interests in Exchangeable Shares

The Company shall be entitled to require any holder of an Exchangeable Share or any person whom the Company knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to (a) confirm that fact or (b) give such details as to whom has an interest in such Exchangeable Share, in each case as would be required (if the Exchangeable Shares were a class of “equity shares” of the Company) under Section 102.1 of the Securities Act or as would be required under the articles or by-laws of Molycorp or any laws or regulations, or pursuant to the rules or regulations of any regulatory agency, if and only to the extent that the Exchangeable Shares were Molycorp Shares.

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SCHEDULE A
TO APPENDIX I

RETRACTION REQUEST
[TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]

To:                             Molycorp, Inc. (“Molycorp”), 0934632 B.C. Ltd. (“Callco”) and 0934634 B.C. Ltd. (the “Company”)

This notice is given pursuant to Section 6 of the share provisions (the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares of the Company represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Exchangeable Share Provisions have the meanings ascribed to such words and expressions in such Exchangeable Share Provisions.

The undersigned hereby notifies the Company that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Company redeem in accordance with Section 6 of the Exchangeable Share Provisions:

☐                                    all share(s) represented by this certificate; or

☐                                                                                                                            share(s) only represented by this certificate.

The undersigned acknowledges the overriding Retraction Call Right of Molycorp and Callco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Molycorp or Callco in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Purchase Price and on the other terms and conditions set out in Section 6(b) of the Exchangeable Share Provisions. If neither Molycorp nor Callco exercised the Retraction Call Right, the Company will notify the undersigned of such fact as soon as possible.  This Retraction Request, and this offer to sell the Retracted Shares to Molycorp or Callco, may be revoked and withdrawn by the undersigned only by notice in writing given to the Company at any time before the close of business on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Company is unable to redeem all Retracted Shares, and provided that neither Molycorp nor Callco has exercised the Retraction Call Right with respect to the Retracted Shares, the Retracted Shares will be automatically exchanged pursuant to the Voting and Exchange Trust Agreement so as to require Molycorp to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to Molycorp, Callco and the Company that the undersigned:

☐                                    is

(select one)

☐                                    is not

a resident of Canada for purposes of the Income Tax Act (Canada).  The undersigned acknowledges that in the absence of an indication that the undersigned is not a resident of Canada, withholding on account of

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Canadian tax may be made from amounts payable to the undersigned on the redemption or purchase of the Retracted Shares.

The undersigned hereby represents and warrants to Molycorp, Callco and the Company that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Molycorp, Callco or the Company, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

☐                                    Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent at the principal office of the Transfer Agent in Toronto, Ontario, failing which such certificates and cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE:          This panel must be completed and this certificate, together with such additional documents and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent and the Company may require, must be deposited with the Transfer Agent at its principal transfer office in Toronto, Ontario. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Company and the certificates for the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:

Name of Person in Whose Name Securities or Cheque(s)
Are to be Registered, Issued or Delivered (please print):

Street Address or P.O. Box:

Signature of Shareholder:

City, Province and Postal Code:

Signature Guaranteed by:

NOTE:          If this Retraction Request is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of the Company represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of the Company, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

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SCHEDULE B

ARRANGEMENT RESOLUTION

RESOLUTION OF THE [SHAREHOLDERS]

OF NEO MATERIAL TECHNOLOGIES INC. (the “Company”)

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

A.            The arrangement (as it may be modified or amended, the “Arrangement”) under Section 192 of the Canada Business Corporations Act (“CBCA”) involving the Company and its securityholders, all as more particularly described and set forth in the plan of arrangement (as it may be modified or amended, the “Plan of Arrangement”) attached as Appendix [A] to the information circular of the Company dated [•], 2012 (the “Information Circular”), is hereby authorized and approved.

B.            The Arrangement Agreement dated as of March 8, 2012 among the Company, 0934634 B.C. Ltd. and Molycorp Inc., as may be amended from time to time (the “Arrangement Agreement”), the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and causing the performance by the Company of its obligations thereunder are hereby confirmed, ratified, authorized and approved.

C.            Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by securityholders of the Company or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of the Company are hereby authorized and empowered without further approval of any securityholders of the Company (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or Plan of Arrangement and (ii) not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

D.            Any one director or officer of the Company is hereby authorized, empowered and instructed, acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.

B-1

SCHEDULE C

REQUIRED REGULATORY APPROVALS

(a)                                  Investment Canada Act Approval

(b)                                 HSR Approval

C-1

SCHEDULE D

FORM OF SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT made as of [•], 2012 among Molycorp, Inc., a corporation existing under the laws of the State of Delaware (“Molycorp”), 0934632 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia ( “Callco”) and 0934634 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia (“Exchangeco”).

RECITALS:

A.                                   In connection with an arrangement agreement (the “Arrangement Agreement”) dated March 8, 2012 between, on the one hand, Molycorp and Exchangeco and, on the other hand, Neo Material Technologies Inc. (“Neo”), Exchangeco is to issue exchangeable shares (“Exchangeable Shares”) to certain holders of common shares of Neo pursuant to an arrangement under Section 192 of the Canada Business Corporations Act (the “Arrangement”) on the terms and conditions set out in the Plan of Arrangement (as defined in the Arrangement Agreement).

B.                                     Holders of Exchangeable Shares will be entitled to require Exchangeco to redeem such Exchangeable Shares and, upon such redemption, each Exchangeable Share so redeemed shall be exchanged by Exchangeco for one share of common stock of Molycorp (each, a “Molycorp Share”).

C.                                     The parties desire to make appropriate provision and to establish a procedure whereby Molycorp will take certain actions and make certain payments and deliveries necessary to ensure that Callco and Exchangeco will be able to make certain payments and to deliver or cause to be delivered Molycorp Shares in satisfaction of the obligations of Callco and/or Exchangeco under the Exchangeable Share Provisions (as hereinafter defined) and this Agreement.

D.                                    Pursuant to the Arrangement Agreement, Molycorp, Callco and Exchangeco are required to enter into a support agreement substantially in the form of this Agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                               Defined Terms

In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Exchangeco.

1.2                               Interpretation Not Affected by Headings

The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. Unless otherwise specified, references to an “Article” or “Section” refer to the specified Article or Section of this Agreement.

1.3                               Number and Gender

Unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa and words imparting any gender shall include all genders.

1.4                               Date of any Action

If any date on which any action is required to be taken hereunder by any person is not a Business Day (as that term is defined in the Arrangement Agreement), then such action shall be required to be taken on the next succeeding day which is a Business Day.

ARTICLE 2
COVENANTS OF MOLYCORP AND EXCHANGECO

2.1                               Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by Molycorp or its affiliates are outstanding, Molycorp shall:

(a)                                  not declare or pay any dividend or make any other distribution on the Molycorp Shares unless:

(i)                                     Exchangeco shall (A) simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as determined in accordance with the Exchangeable Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”) and (B) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law and the Exchangeable Share Provisions, of any such Equivalent Dividend; or

(ii)                                  if the dividend is a stock dividend or distribution of stock, in lieu of such a dividend, on the Molycorp Shares, Exchangeco shall (A) effect a corresponding, contemporaneous and economically equivalent subdivision of the Exchangeable Shares (as determined in accordance with the Exchangeable Share Provisions) (an “Equivalent Stock Subdivision”) and (B) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)                                 advise Exchangeco sufficiently in advance of the declaration by Molycorp of any dividend or other distribution on the Molycorp Shares and take all such other actions as are reasonably necessary or desirable, in co-operation with Exchangeco, to ensure that:

(i)                                     the respective declaration date, record date and payment date for an Equivalent Dividend shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the Molycorp Shares; or

(ii)                                  the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock dividend or distribution of stock, in lieu of such a dividend, on the Molycorp Shares and that such Equivalent Stock Subdivision shall comply with the requirements of the stock exchange on which the Exchangeable Shares are then listed;

(c)                                  ensure that the record date for determining shareholders entitled to receive any dividend or other distribution declared on the Molycorp Shares is not less than ten Business Days after the declaration date of such dividend or other distribution or such shorter period as may be permitted under applicable law and the requirements of any stock exchange on which the Exchangeable Shares are then listed;

(d)                                 take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price upon the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Exchangeco, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit Exchangeco to deliver or cause to be delivered Molycorp Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of Sections 5, 6 or 7, as the case may be, of the Exchangeable Share Provisions;

(e)                                  take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Molycorp or Callco, as the case may be, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right (as defined in the Plan of Arrangement) or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Molycorp or Callco, as the case may be, to deliver or cause to be delivered Molycorp Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as the case may be; and

(f)                                    not exercise its vote as a shareholder of Exchangeco to initiate the voluntary liquidation, dissolution or winding up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs.

2.2                               Segregation of Funds

Molycorp shall cause Exchangeco to deposit a sufficient amount of funds in a separate account of Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable Exchangeco to pay dividends when due and to pay or otherwise satisfy its respective obligations with respect to the applicable dividend, Liquidation Amount, Retraction Price or Redemption Price, in each case once such amounts become payable under the terms of this Agreement or the Exchangeable Share Provisions. Exchangeco will use such funds, assets and property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price.

2.3                               Reservation of Molycorp Shares

Molycorp hereby represents, warrants and covenants in favour of Exchangeco and Callco that Molycorp has reserved for issuance and shall, at all times while any Exchangeable Shares are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Molycorp Shares (or other shares or securities into which Molycorp Shares may be reclassified or changed as contemplated by Section 2.7):

(a)                                  as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and

(b)                                 as are now and may hereafter be required to enable and permit each of Molycorp, Callco and Exchangeco to meet its obligations under the Voting and Exchange Trust Agreement, the Exchangeable Share Provisions and any other security or commitment relating to the Arrangement pursuant to which Molycorp, Callco or Exchangeco may now or hereafter be required to issue Molycorp Shares.

2.4                               Notification of Certain Events

In order to assist Molycorp to comply with its obligations hereunder and to permit Molycorp or Callco to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as applicable, Exchangeco shall notify Molycorp and Callco of each of the following events at the time set forth below:

(a)                                  in the event of any determination by the board of directors of Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)                                 promptly upon the earlier of (i) receipt by Exchangeco of notice of and (ii) Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs;

(c)                                  immediately, upon receipt by Exchangeco of a Retraction Request;

(d)                                 on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions;

(e)                                  as soon as practicable upon the issuance by Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Arrangement); and

(f)                                    promptly, upon receiving notice of a Change of Law (as such term is defined in the Plan of Arrangement).

2.5                               Delivery of Molycorp Shares

Upon notice from Callco or Exchangeco of any event that requires Callco or Exchangeco to deliver or cause to be delivered Molycorp Shares to any holder of Exchangeable Shares, Molycorp shall forthwith issue and deliver or cause to be delivered the requisite number of shares of Molycorp Shares to Callco or Exchangeco, as appropriate, and Callco or Exchangeco, as the case may be, shall forthwith deliver or cause to be delivered the requisite number of Molycorp Shares to or for the benefit of the former holder of the surrendered Exchangeable Shares. All such Molycorp Shares shall be duly authorized and validly issued as fully paid, non-assessable, free of pre-emptive rights and shall be free and clear of any lien, claim or encumbrance. In consideration for the issuance and delivery of each such Molycorp Share, Callco or Exchangeco, as the case may be, shall subscribe a cash amount or pay a purchase price equal to the fair market value of the Molycorp Shares, and Molycorp shall contribute or cause to be contributed to the capital of Callco or Exchangeco, as the case may be, the cash necessary for Callco or Exchangeco, as the case may be, to effect such subscription or payment.

2.6                               Qualification of Molycorp Shares

(a)                                  Molycorp covenants that it will use its reasonable best efforts to make such filings and seek such regulatory consents and approvals as are necessary so that the Molycorp Shares to be issued to holders of Exchangeable Shares pursuant to the terms of the Exchangeable Share Provisions, the Voting and Exchange Trust

Agreement and this Agreement will be issued in compliance with the applicable securities laws in Canada and the United States and may be freely traded thereafter (other than by reason of a holder being a ‘‘control person’’ of Molycorp for purposes of Canadian federal, provincial or territorial securities laws or by holders who are Affiliates of Molycorp within the meaning of U.S. securities laws). Molycorp will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Molycorp Shares to be delivered hereunder to be listed, quoted and posted for trading on all stock exchanges and quotation systems on which outstanding Molycorp Shares have been listed by Molycorp and remain listed and are quoted or posted for trading at such time.

(b)                                 Notwithstanding any other provision of the Exchangeable Share Provisions, or any term of this Agreement, the Voting and Exchange Trust Agreement or the Plan of Arrangement, no Molycorp Shares shall be issued (and Molycorp will not be required to issue any Molycorp Shares) in connection with any liquidation, dissolution or winding-up of Exchangeco, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of Molycorp Shares would not be permitted by applicable laws.

2.7                               Economic Equivalence

So long as any Exchangeable Shares not owned by Molycorp or its affiliates are outstanding:

(a)                                  Molycorp shall not without prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b) of the Exchangeable Share Provisions:

(i)                                     issue or distribute Molycorp Shares (or securities exchangeable for or convertible into or carrying rights to acquire Molycorp Shares) to the holders of all or substantially all of the then outstanding Molycorp Shares by way of stock dividend or other distribution, other than an issue of Molycorp Shares (or securities exchangeable for or convertible into or carrying rights to acquire Molycorp Shares) to holders of Molycorp Shares (A) who exercise an option to receive dividends in Molycorp Shares (or securities exchangeable for or convertible into or carrying rights to acquire Molycorp Shares) in lieu of receiving cash dividends or (B) pursuant to any dividend reinvestment plan or similar arrangement; or

(ii)                                  issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Molycorp Shares entitling them to subscribe for or to purchase Molycorp Shares (or securities exchangeable for or convertible into or carrying rights to acquire Molycorp Shares); or

(iii)                               issue or distribute to the holders of all or substantially all of the then outstanding Molycorp Shares (A) shares or securities of Molycorp of any class other than Molycorp Shares (or securities convertible into or exchangeable for or carrying rights to acquire Molycorp Shares), (B) rights, options, warrants or other assets other than those referred to in Section 2.7(a)(ii), (C) evidence of indebtedness of Molycorp or (D) assets of Molycorp, unless, in each case, (x) Exchangeco is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets to holders of the Exchangeable Shares and (y) Exchangeco shall issue or distribute the economic equivalent of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares, provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Molycorp in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.

(b)                                 Molycorp shall not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b) of the Exchangeable Share Provisions:

(i)                                     subdivide, redivide or change the then outstanding Molycorp Shares into a greater number of Molycorp Shares; or

(ii)                                  reduce, combine, consolidate or change the then outstanding Molycorp Shares into a lesser number of Molycorp Shares; or

(iii)                               reclassify or otherwise change Molycorp Shares or effect an amalgamation, merger, arrangement, reorganization or other transaction affecting Molycorp Shares;

unless, in each case, (x) Exchangeco is permitted under applicable law to make the same or an economically equivalent change to, or in the rights of holders of, the Exchangeable Shares, and (y) the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares, provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Molycorp in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.

(c)                                  Molycorp shall ensure that the record date for any event referred to in Section 2.7(a) or Section 2.7(b) or, if no record date is applicable for such event, the effective date for any such event, is not less than ten Business Days after the date on which such event is declared or announced by Molycorp (with contemporaneous notification thereof by Molycorp to Exchangeco).

(d)                                 The board of directors of Exchangeco shall determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the board of may determine), “economic equivalence” for the purposes of any event referred to in Section 2.7(a) or Section 2.7(b) and each such determination shall be conclusive and binding on Molycorp.  In making each such determination, the following factors shall, without excluding other factors determined by the board of directors of Exchangeco to be relevant, be considered by the board of directors of Exchangeco:

(i)                                     in the case of any stock dividend or other distribution payable in Molycorp Shares, the number of such shares issued in proportion to the number of Molycorp Shares previously outstanding;

(ii)                                  in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Molycorp Shares (or securities exchangeable for or convertible into or carrying rights to acquire Molycorp Shares), the relationship between the exercise price of each such right, option or warrant, the Current Market Price of a Molycorp Share, the volatility of the Molycorp Shares and the terms of any such instrument;

(iii)                               in the case of the issuance or distribution of any other form of property (including any shares or securities of Molycorp of any class other than Molycorp Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii), any evidences of indebtedness of Molycorp or any assets of Molycorp), the relationship between the fair market value (as determined by the board of directors of Exchangeco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Molycorp Share and the Current Market Price of a Molycorp Share;

(iv)                              in the case of any subdivision, redivision or change of the then outstanding Molycorp Shares into a greater number of Molycorp Shares or the reduction, combination, consolidation or change of the then outstanding Molycorp Shares into a lesser number of Molycorp Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting Molycorp Shares, the effect thereof upon the then outstanding Molycorp Shares; and

(v)                                 in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Molycorp Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(e)                                  Exchangeco agrees that, to the extent required, upon due notice from Molycorp, Exchangeco shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the Molycorp Shares and Exchangeable Shares as provided for in this Section 2.7.

2.8                               Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Molycorp Shares (an “Offer”) is proposed by Molycorp or is proposed to Molycorp or its shareholders and is recommended by the board of directors of Molycorp, or is otherwise effected or to be effected with the consent or approval of the board of directors of Molycorp, and the Exchangeable Shares are not redeemed by Exchangeco or purchased by Molycorp or Callco pursuant to the Redemption Call Right, Molycorp and Exchangeco will use reasonable best efforts to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Molycorp and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Molycorp Shares, without discrimination. Without limiting the generality of the foregoing, Molycorp and Exchangeco will use reasonable best efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Exchangeco (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Exchangeco to redeem, or Molycorp or Callco to purchase pursuant to the Redemption Call Right, Exchangeable Shares in the event of a Molycorp Control Transaction.

2.9                               Molycorp and Affiliates Not to Vote Exchangeable Shares

Each of Molycorp and Callco covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Each of Molycorp and Callco further covenants and agrees that it shall not, and shall cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Business Corporations Act (British Columbia) (or any successor or other corporate statute by which Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares, provided however, for further clarity, that this Section 2.9 shall not in any way restrict Callco’s right to vote its common shares of Exchangeco in accordance with the Exchangeable Share Provisions.

2.10                        Ordinary Market Purchases

For certainty, nothing contained in this Agreement, including the obligations of Molycorp contained in Section 2.8, shall limit the ability of Molycorp (or any of its affiliates) to make ordinary market purchases of Molycorp Shares in accordance with applicable laws and regulatory or stock exchange requirements.

2.11                        Ownership of Outstanding Shares

Without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(b) of the Exchangeable Share Provisions, Molycorp covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares not owned by Molycorp or its affiliates are outstanding, Molycorp will be and remain the direct or indirect beneficial owner of all issued and outstanding common shares in the capital of Exchangeco and Callco. Notwithstanding the foregoing, Molycorp shall not be in violation of this Section 2.11 if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of Molycorp or the Molycorp Shares pursuant to any merger of Molycorp pursuant to which Molycorp was not the surviving corporation.

2.12                        Stock Exchange Listing

Molycorp covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any person other than Molycorp or any of its affiliates, Molycorp shall use reasonable efforts to maintain a listing for such Exchangeable Shares on the Toronto Stock Exchange.

ARTICLE 3
MOLYCORP SUCCESSORS

3.1                               Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by Molycorp or its affiliates are outstanding, Molycorp shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)                                 such other person or continuing corporation (the “Molycorp Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Molycorp Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Molycorp Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of Molycorp under this Agreement; and

(b)                                 such transaction shall be upon such terms and conditions as to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

3.2                               Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the Molycorp Successor and such other person that may then be the issuer of the Molycorp Shares shall possess and from time to time may exercise each and every right and power of Molycorp under this Agreement in the name of Molycorp or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Molycorp or any officers of Molycorp may be done and performed with like force and effect by the directors or officers of such Molycorp Successor.

3.3                               Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (a) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Molycorp with or into Molycorp, (b) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Molycorp, provided that all of the assets of such subsidiary are transferred to Molycorp or another wholly-owned direct or indirect subsidiary of Molycorp, (c) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Molycorp among the shareholders of such subsidiary for the purpose of winding up its affairs and (d) any such transactions are expressly permitted by this Article 3.

3.4                               Successorship Transaction

Notwithstanding the foregoing provisions of this Article 3, in the event of a Molycorp Control Transaction:

(a)                                 in which Molycorp merges or amalgamates with, or in which all or substantially all of the then outstanding Molycorp Shares are acquired by, one or more other corporations to which Molycorp is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)                                 which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)                                  in which all or substantially all of the then outstanding Molycorp Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) or another corporation (the “Other Corporation”) that, immediately after such Molycorp Control Transaction, owns or controls, directly or indirectly, Molycorp;

then all references herein to “Molycorp” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Molycorp Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 5 of the Plan of Arrangement or exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Molycorp Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 5 of the Plan of Arrangement, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Molycorp Control Transaction and the Molycorp Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

ARTICLE 4
GENERAL

4.1                               Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than Molycorp and any of its affiliates.

4.2                               Changes in Capital of Molycorp and Exchangeco

Notwithstanding the provisions of Section 4.4, at all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 or otherwise, as a result of which either Molycorp Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Molycorp Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3                               Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.4                               Amendments, Modifications

Subject to Section 4.2, Section 4.3 and Section 4.5 this Agreement may not be amended or modified except by an agreement in writing executed by Molycorp, Callco and Exchangeco and approved by the holders of the Exchangeable Shares in accordance with Section 11(b) of the Exchangeable Share Provisions.  No amendment or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.5                               Ministerial Amendments

Notwithstanding the provisions of Section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)                                 adding to the covenants of any or all parties hereto if the board of directors of each of Molycorp, Callco and Exchangeco shall be of the good faith opinion that such additions will not be prejudicial in any material respect to the rights or interests of the holders of the Exchangeable Shares as a whole;

(b)                                 evidencing the succession of Molycorp Successors and the covenants of and obligations assumed by each such Molycorp Successor in accordance with the provisions of Article 3;

(c)                                  making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the good faith opinion of the board of directors of each of Molycorp, Callco and Exchangeco, having in mind the interests of the holders of the Exchangeable Shares as a whole, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial in any material respect to the rights or interests of the holders of the Exchangeable Shares as a whole; or

(d)                                 making such changes or corrections hereto which, on the advice of counsel to Molycorp, Callco and Exchangeco, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained herein, provided that the boards of directors of each of Molycorp, Callco and Exchangeco shall be of the good faith opinion that such changes or corrections will not be prejudicial in any material respect to the rights or interests of the holders of the Exchangeable Shares as a whole.

4.6                               Meeting to Consider Amendments

Exchangeco, at the request of Molycorp, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4.  Any such meeting or meetings shall be called and held in accordance with the articles and bylaws of Exchangeco, the Exchangeable Share Provisions and all applicable laws.

4.7                               Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.8                               Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(a)                                 In the case of Molycorp, Callco or Exchangeco to the following addresses:

Molycorp, Inc.
5619 DTC Parkway, Suite 1000
Greenwood Village, Colorado
USA  80111

Attn:       John F. Ashburn, Jr.
Fax:        (303) 843-8082
Email:    john.ashburn@molycorp.com

with a copy to (which shall not constitute notice):

Jones Day
P.O. Box 165017
325 John H. McConnell Boulevard, Suite 600
Columbus, Ohio
USA  43216-5017

Attn:       Jeffrey D. Litle
Fax:        (614) 281-3886
Email:    jdlitle@jonesday.com

and:

McCarthy Tétrault LLP
P.O. Box 10424, Pacific Centre
Suite 1300, 777 Dunsmuir Street
Vancouver, British Columbia
Canada  V7Y 1K2

Attn:       Michael Urbani
Fax:        (604) 605-5289
Email:    murbani@mccarthy.ca

or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.

4.9                               Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.10                        Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

[Remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MOLYCORP, INC.

By:
Name:
Title:

0934632 B.C. LTD.

By:
Name:
Title:

0934634 B.C. LTD.

By:
Name:
Title:

SCHEDULE E

FORM OF VOTING AND EXCHANGE TRUST AGREEMENT

THIS VOTING AND EXCHANGE TRUST AGREEMENT made as of [•], 2012 among Molycorp, Inc., a corporation existing under the laws of the State of Delaware (“Molycorp”), 0934632 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia (“Callco”), 0934634 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia (“Exchangeco”) and Computershare Trust Company of Canada, a trust company incorporated under the laws of Canada (the “Trustee”).

RECITALS:

A.                                   In connection with the arrangement agreement (the “Arrangement Agreement”) made as of March 8, 2012 between Molycorp, Exchangeco and Neo Material Technologies Inc., the Exchangeable Shares are to be issued to certain holders of securities of Neo Material Technologies Inc. pursuant to the Plan of Arrangement contemplated in the Arrangement Agreement.

B.                                     Holders of Exchangeable Shares will be entitled to require Exchangeco to redeem such Exchangeable Shares and, upon such redemption, each Exchangeable Share so redeemed shall be exchanged by Exchangeco for one share of common stock of Molycorp (each, a “Molycorp Share”).

C.                                     The parties desire to make appropriate provision and to establish a procedure whereby voting rights in Molycorp shall be exercisable by the Beneficiaries (as hereinafter defined) from time to time by and through the Trustee, which will hold legal title to the Special Voting Share (as hereinafter defined) to which voting rights attach for the benefit of the Beneficiaries.

D.                                    Pursuant to the Arrangement Agreement, Molycorp, Callco and Exchangeco are required to enter into a voting and exchange trust agreement substantially in the form of this Agreement.

E.                                      These recitals and any statements of fact in this Agreement are made by Molycorp, Callco and Exchangeco and not by the Trustee.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively,

the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Exchangeco and the following terms shall have the following meanings:

“Arrangement Agreement” has the meaning ascribed thereto in Recital A;

“Automatic Exchange Right” has the meaning ascribed thereto in Section 5.10(b);

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than Molycorp and its affiliates;

“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2;

“Callco” has the meaning ascribed thereto in the introductory paragraph;

“Change of Law Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Equivalent Vote Amount” means, with respect to any matter, proposition, proposal or question on which holders of Molycorp Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Molycorp Share is entitled with respect to such matter, proposition or question;

“Exchange Right” has the meaning ascribed thereto in Section 5.1;

“Exchangeco” has the meaning ascribed thereto in the introductory paragraph;

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1;

“Insolvency Event” means (i) the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, (ii) the filing by Exchangeco of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), or the failure by Exchangeco to contest in good faith any such proceedings commenced in respect of Exchangeco within 30 days of becoming aware thereof, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver, (iii) the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they become due, or (iv) Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6(a)(iii) of the Exchangeable Share Provisions specified in a retraction request delivered to Exchangeco in accordance with Section 6 of the Exchangeable Share Provisions;

“Liquidation Event” has the meaning ascribed thereto in Section 5.10(a);

“Liquidation Event Effective Date” has the meaning ascribed thereto in Section 5.10(c);

“List” has the meaning ascribed thereto in Section 4.6;

“Molycorp” has the meaning ascribed thereto in the introductory paragraph;

“Molycorp Consent” has the meaning ascribed thereto in Section 4.2;

“Molycorp Meeting” has the meaning ascribed thereto in Section 4.2;

“Molycorp Share” as the meaning ascribed thereto in Recital B;

“Molycorp Successor” has the meaning ascribed thereto in Section 10.1(a);

“Officer’s Certificate” means, with respect to Molycorp, Callco or Exchangeco, as the case may be, a certificate signed by any one of the chairman of the board, the president,  the chief executive officer, the chief financial officer or any other executive officer of Molycorp, Callco or Exchangeco, as the case may be;

“Other Corporation” has the meaning ascribed thereto in Section 10.4(c);

“Other Shares” has the meaning ascribed thereto in Section 10.4(c);

“Privacy Laws” has the meaning ascribed thereto in Section 6.18;

“Retracted Shares” has the meaning ascribed thereto in Section 5.7;

“Special Voting Share” means the special voting share in the capital of Molycorp, issued by Molycorp to and deposited with the Trustee, which, at any time, entitles the holder of record to that number of votes at meetings of holders of Molycorp Shares equal to the number of Exchangeable Shares outstanding at such time (excluding Exchangeable Shares held by Molycorp and its affiliates);

“Support Agreement” means the support agreement dated the date hereof between Molycorp, Callco and Exchangeco, substantially in the form of Schedule E to the Arrangement Agreement;

“Trust Estate” means the Special Voting Share, any other securities, the Exchange Right, the Automatic Exchange Right and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement;

“Trust” means the trust created by this Agreement;

“Trustee” has the meaning ascribed thereto in the introductory paragraph; and

“Voting Rights” means the voting rights attached to the Special Voting Share.

1.2                               Interpretation Not Affected by Headings

The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.  Unless otherwise specified, references to an “Article” or “Section” refer to the specified Article or Section of this Agreement.

1.3                               Number, Gender, etc.

Unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa and words imparting any gender shall include all genders.

1.4                               Date for any Action

If any date on which any action is required to be taken hereunder by any person is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

ARTICLE 2

PURPOSE OF AGREEMENT

2.1                               Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries as herein provided.  Molycorp, as the settlor of the Trust, hereby appoints the Trustee as trustee of the Trust.  The Trustee shall hold the Special Voting Share in order to enable the Trustee to exercise the Voting Rights and shall hold the Exchange Right and the Automatic Exchange Right in order to enable the Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.

ARTICLE 3

SPECIAL VOTING SHARE

3.1                               Issue and Ownership of the Special Voting Share

Immediately following execution and delivery of this Agreement, Molycorp shall issue to and deposit with the Trustee the Special Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement.  Molycorp hereby acknowledges receipt from the Trustee, as trustee for and on behalf of the Beneficiaries, of $1.00 and other good and valuable consideration (and the adequacy thereof) for the issuance of the Special Voting Share by Molycorp to the Trustee.  During the term of the Trust, and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Special Voting Share; provided, however, that:

(a)                                  the Trustee shall hold the Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)                                 except as specifically authorized by this Agreement, the Trustee shall have no power or authority to sell, transfer, vote or otherwise deal in or with the Special Voting Share and the Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

3.2                               Legended Share Certificates

Exchangeco shall cause each certificate representing Exchangeable Shares to bear a legend notifying the Beneficiary of such shares of his, her or its right to instruct the Trustee with respect to the exercise of that portion of the Voting Rights which corresponds to the number of Exchangeable Shares held by each such Beneficiary.

3.3                               Safe Keeping of Certificate

The certificate representing the Special Voting Share shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

ARTICLE 4

EXERCISE OF VOTING RIGHTS

4.1                               Voting Rights

The Trustee, as the holder of record of the Special Voting Share, shall be entitled to exercise all of the Voting Rights, including the right to consent to or vote in person or by proxy the Special Voting Share, on any matter, question, proposal or proposition whatsoever that may properly come before the shareholders of Molycorp at a Molycorp Meeting.  The Voting Rights shall be and remain vested in and exercised by the Trustee subject to the terms of this Agreement.  Subject to Section 6.15:

(a)                                  the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries on the record date established by Molycorp or by applicable law for such Molycorp Meeting or Molycorp Consent who are entitled to instruct the Trustee as to the voting thereof; and

(b)                                 to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights in respect of which such Beneficiary is entitled to instruct the Trustee, the Trustee shall not exercise or permit the exercise of such Voting Rights.

4.2                               Number of Votes

With respect to all meetings of shareholders of Molycorp at which holders of Molycorp Shares are entitled to vote (each, a “Molycorp Meeting”) and with respect to all written consents sought from holders of Molycorp Shares (each, a “Molycorp Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, that number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Beneficiary at the close of business on the record date established by Molycorp or by applicable law for such Molycorp Meeting or Molycorp Consent, as the case may be (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Molycorp Meeting or consented to in connection with such Molycorp Consent.

4.3                               Mailings to Shareholders

(a)                                  With respect to each Molycorp Meeting or Molycorp Consent, the Trustee will mail or cause to be mailed (or otherwise communicate in the same manner as Molycorp utilizes in communications to holders of Molycorp Shares, subject to applicable regulatory requirements and to the Trustee being advised in writing of such manner and provided that such manner of communications is reasonably available to the Trustee) to each Beneficiary named in the applicable List on the same day as the mailing (or other communication) with respect thereto is commenced by Molycorp to its shareholders:

(i)                                     a copy of such mailing, together with any related materials, including any proxy or information statement or listing particulars, to be provided to shareholders of Molycorp;

(ii)                                  a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Molycorp Meeting or Molycorp Consent or, pursuant to Section 4.7, to attend such Molycorp Meeting and to exercise personally the Beneficiary Votes thereat;

(iii)                               a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give (A) a proxy to such Beneficiary or his, her or its designee to exercise personally such holder’s Beneficiary Votes or (B) a proxy to a designated agent or other representative of Molycorp to exercise such holder’s Beneficiary Votes;

(iv)                              a statement that if no such instructions are received from such Beneficiary, the Beneficiary Votes to which the Beneficiary is entitled will not be exercised;

(v)                                 a form of direction such Beneficiary may use to direct and instruct the Trustee as contemplated herein; and

(vi)                              a statement of (A) the time and date by which such instructions must be received by the Trustee in order for such instructions to be binding upon the Trustee, which in the case of a Molycorp Meeting shall not be earlier than the close of business on the Business Day immediately prior to the date by which Molycorp has required proxies to be deposited for such meeting, and (B) of the method for revoking or amending such instructions.

(b)                                 The materials referred to in this Section 4.3 shall be provided to the Trustee by Molycorp, and the materials referred to in Sections 4.3(a)(ii), 4.3(a)(iii), 4.3(a)(iv), 4.3(a)(v) and 4.3(a)(vi) shall (if reasonably practicable to do so) be subject to reasonable comment by the Trustee in a timely manner.  Subject to the foregoing, Molycorp shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Molycorp Shares.  Molycorp agrees not to communicate with holders of Molycorp Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries.  Notwithstanding the foregoing, Molycorp may, at its option, exercise the duties of the Trustee to deliver copies of all materials to all Beneficiaries as required by this Section 4.3 so long as, in each case, Molycorp delivers a certificate to the Trustee stating that Molycorp has undertaken to perform the obligations of the Trustee set forth in this Section 4.3.

(c)                                  For the purpose of determining the number of Beneficiary Votes to which a Beneficiary is entitled in respect of any Molycorp Meeting or Molycorp Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Molycorp or by applicable law for purposes of determining shareholders entitled to vote at such Molycorp Meeting or in respect of such Molycorp Consent.  Molycorp shall notify the Trustee of any decision of the board of directors of Molycorp with respect to the calling of any Molycorp Meeting or any Molycorp Consent and shall provide all necessary information and materials to the Trustee in each case promptly and, in any event, in sufficient time to enable the Trustee to perform the obligations of the Trustee set forth in this Section 4.3.

4.4                               Copies of Shareholder Information

Molycorp shall deliver to the Trustee copies of all proxy materials (including notices of Molycorp Meetings but excluding proxies to vote Molycorp Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed by Molycorp from time to time to holders of Molycorp Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send or cause to send those materials to each Beneficiary at the same time as such materials are first sent to holders of Molycorp Shares.  The Trustee shall mail or otherwise send to each Beneficiary, at the expense of Molycorp, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Molycorp) received by the Trustee from Molycorp contemporaneously with the sending of such materials to holders of Molycorp Shares.  The Trustee shall also make available for inspection by any Beneficiary at the Trustee’s principal office in Toronto, Ontario all proxy materials, information statements, reports and other written communications that are:

(a)                                  received by the Trustee as the registered holder of the Special Voting Share and made available by Molycorp generally to the holders of Molycorp Shares; or

(b)                                 specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Molycorp.

Notwithstanding the foregoing, Molycorp may, at its option, exercise the duties of the Trustee to deliver copies of all such materials to all Beneficiaries as required by this Section 4.4 so long as, in each case, Molycorp delivers a certificate to the Trustee stating that Molycorp has undertaken to perform the obligations of the Trustee set forth in this Section 4.4.

4.5                               Other Materials

As soon as reasonably practicable after receipt by Molycorp or shareholders of Molycorp (if such receipt is known by Molycorp) of any material sent or given by or on behalf of a third party to holders of Molycorp Shares generally, including dissident proxy and information circulars (and related information and material) and take-over bid and securities exchange take-over bid circulars (and related information and material), provided such material has not been sent to the Beneficiaries by or on behalf of such third party, Molycorp shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee shall mail or otherwise send to each Beneficiary, at the expense of Molycorp, copies of all such materials received by the Trustee from Molycorp.  The Trustee shall also make available for inspection by any Beneficiary at the Trustee’s principal office in Toronto, Ontario copies of all such materials.  Notwithstanding the foregoing, Molycorp may, at its option, exercise the duties of the Trustee to deliver copies of all such materials to all Beneficiaries as required by this Section 4.5 so long as, in each case, Molycorp delivers a certificate to the Trustee stating that Molycorp has undertaken to perform the obligations of the Trustee set forth in this Section 4.5.

4.6                               List of Persons Entitled to Vote

Exchangeco shall, (a) prior to each annual, general and special Molycorp Meeting or the seeking of any Molycorp Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Molycorp Meeting or Molycorp Consent, at the close of business on the record date established by Molycorp or pursuant to applicable law for determining the holders of Molycorp Shares entitled to receive notice of and/or to vote at such Molycorp Meeting or to give consent in connection with a Molycorp Consent.  Each such List shall be delivered to the Trustee promptly after receipt by Exchangeco of such request or the record date for such meeting or consent, as the case may be, and, in any event, within sufficient time as to permit the Trustee to perform its obligations under this Agreement.  Molycorp agrees to give Exchangeco notice (with a copy to the Trustee) of the calling of any Molycorp Meeting or the seeking of any Molycorp Consent, together with the record date therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent, so as to enable Exchangeco to perform its obligations under this Section 4.6.

4.7                               Entitlement to Direct Votes

Subject to Section 4.8 and Section 4.11, any Beneficiary named in a List prepared in connection with any Molycorp Meeting or Molycorp Consent shall be entitled to (a) instruct the Trustee in the manner described in Section 4.2 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled, (b) attend such meeting and personally exercise thereat (or to exercise with respect to any written consent), as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled or (c) appoint a third party as the proxy of the Trustee to attend such meeting and exercise thereat the Beneficiary Votes to which such Beneficiary is entitled except, in each case, to the extent that such Beneficiary has transferred the ownership of any Exchangeable Shares in respect of which such Beneficiary is entitled to Beneficiary Votes after the close of business on the record date for such meeting or seeking of consent.

4.8                               Voting by Trustee and Attendance of Trustee Representative at Meeting

(a)                                  In connection with each Molycorp Meeting and Molycorp Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.2, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions) other than any Beneficiary Votes that are the subject of Section 4.8(a); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(b)                                 To the extent so instructed in accordance with the terms of this Agreement, the Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights enabling a Beneficiary to attend a Molycorp Meeting.  Upon submission by a Beneficiary (or its designee) named in the List prepared in connection with the relevant meeting of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary (or its designee) exercising such Beneficiary Votes in accordance with such proxy shall have the same rights in respect of such Beneficiary Votes as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9                               Distribution of Written Materials

Any written materials distributed by the Trustee to the Beneficiaries pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Molycorp utilizes in communications to holders of Molycorp Shares subject to applicable regulatory requirements and to the Trustee being advised in writing of such manner and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the register of holders of Exchangeable Shares maintained by the registrar.  In connection with each such distribution, Exchangeco shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense (a) a current List and (b) upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.  Exchangeco’s obligations under this Section 4.9 shall be deemed satisfied to the extent Molycorp exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and Exchangeco provides the required information and materials to Molycorp.

4.10                        Termination of Voting Rights

Except as otherwise provided in the Exchangeable Share Provisions, all of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall lapse and be deemed to be surrendered by the Beneficiary to Molycorp or Callco, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon:

(a)                                  the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right;

(b)                                 the occurrence of the automatic exchange of Exchangeable Shares for Molycorp Shares, as specified in Article 5;

(c)                                  the retraction or redemption of Exchangeable Shares pursuant to Section 6 or 7 of the Exchangeable Share Provisions;

(d)                                 the effective date of the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs pursuant to Section 5 of the Exchangeable Share Provisions; or

(e)                                  upon the purchase of Exchangeable Shares from the holder thereof by Molycorp or Callco, as the case may be, pursuant to the exercise by Molycorp or Callco of the Liquidation Call Right, the Redemption Call Right, the Change of Law Call Right or the Retraction Call Right (unless, in any case, Molycorp or Callco, as the case may be, shall not have delivered the requisite consideration deliverable in exchange therefor).

4.11                        Disclosure of Interest in Exchangeable Shares

The Trustee or Exchangeco shall be entitled to require any Beneficiary or any person whom the Trustee or Exchangeco, as the case may be, knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to (a) confirm that fact or (b) give such details as to whom has an interest in such Exchangeable Share, in each case as would be required (if the Exchangeable Shares were a class of “equity shares” of Exchangeco) under Section 102.1 of the Securities Act (Ontario), as amended from time to time, or as would be required under the articles or by-laws of Molycorp or any laws or regulations, or pursuant to the rules or regulations of any regulatory agency, if and only to the extent that the Exchangeable Shares were Molycorp Shares.  If a Beneficiary does not provide the information required to be provided by such Beneficiary pursuant to this Section 4.11, the board of directors of Molycorp may take any action permitted under the articles or by-laws of Molycorp or any laws or regulations, or pursuant to the rules or regulations of any regulatory agency, with respect to the Voting Rights relating to the Exchangeable Shares held by such Beneficiary.

ARTICLE 5

EXCHANGE AND AUTOMATIC EXCHANGE

5.1                               Grant and Ownership of the Exchange Right and Automatic Exchange Right

(a)                                  Molycorp and, in the case the Exchange Right, Callco hereby grant to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries (i) the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Molycorp or Callco to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary, all in accordance with the provisions of this Agreement, and (ii) the Automatic Exchange Right.  Each of Molycorp and Callco hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by Molycorp or Callco, as the case may be, to the Trustee.

(b)                                 During the term of the Trust, and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Right, provided that the Trustee shall:

(i)                                     hold the Exchange Right and the Automatic Exchange Right and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(ii)                                  except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Right, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

5.2                               Legended Share Certificates

Exchangeco shall cause each certificate representing Exchangeable Shares to bear a legend notifying the Beneficiary in respect of the Exchangeable Shares represented by such certificate of (a) his, her or its right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by such Beneficiary and (b) the Automatic Exchange Right.

5.3                               General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by Trustee.  Subject to Section 6.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof.  To the extent that no instructions are received from any Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4                               Purchase Price

The purchase price payable by Molycorp or Callco, as the case may be, for each Exchangeable Share to be purchased by Molycorp or Callco, as the case may be, pursuant to the exercise of the Exchange Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of the closing of the purchase and sale of such Exchangeable Share pursuant to such exercise of the Exchange Right, which price may be satisfied only by Molycorp or Callco, as the case may be, delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, the Exchangeable Share Consideration representing such Exchangeable Share Price.

5.5                               Exercise Instructions

Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary.  In order to cause the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of a Beneficiary, such Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Toronto, Ontario or at such other place as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Molycorp or Callco to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of the Exchangeable Shares under the Business Corporations

Act (British Columbia), the articles or by-laws of Exchangeco and such additional documents and instruments as Molycorp, Exchangeco or the Trustee may reasonably require together with:

(a)                                 a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Molycorp or Callco to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Molycorp or Callco free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing Molycorp Shares issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the persons to whom such new certificates should be delivered; and

(b)                                 payment (or evidence satisfactory to Molycorp, Exchangeco and the Trustee of payment) of the taxes (if any) payable as contemplated by Section 5.7 of this Agreement.

If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Molycorp or Callco pursuant to the exercise of the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Exchangeco.

5.6                               Delivery of Molycorp Shares; Effect of Exercise

Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares which a Beneficiary desires Molycorp or Callco to purchase pursuant to the exercise of the Exchange Right, together with a notice of exercise and such other documents and instruments specified by Section 5.5, the Trustee shall notify Molycorp, Callco and Exchangeco of its receipt of the same, which notice to Molycorp, Callco and Exchangeco shall constitute exercise of the Exchange Right by the Trustee on behalf of such Beneficiary in respect of such Exchangeable Shares, and Molycorp or Callco, as the case may be, shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with such exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to Molycorp, Callco, Exchangeco and the Trustee of the payment of) the taxes (if any) payable as contemplated by Section 5.7 of this Agreement.  Immediately upon the giving of notice by the Trustee to Molycorp, Callco and Exchangeco of any exercise of the Exchange Right, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary in respect of such Exchangeable Shares shall be deemed to have transferred to Molycorp or Callco, as the case may be, all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Exchangeable Share Consideration in respect of such Exchangeable Shares, unless such Exchangeable Share Consideration is not delivered by Molycorp or Callco, as the case may be, to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is so delivered.  Upon delivery of such Exchangeable Share Consideration to the Trustee, the Trustee shall promptly deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary).  Concurrently with the closing of the transaction of purchase and sale contemplated by such exercise of the Exchange Right, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Molycorp Shares delivered to it pursuant to such exercise of the Exchange Right.

5.7                               Exercise of Exchange Right Subsequent to Retraction

In the event that a Beneficiary has exercised its retraction right under Section 6 of the Exchangeable Share Provisions to require Exchangeco to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by Exchangeco pursuant to Section 6(a)(iii) of the Exchangeable Share Provisions that Exchangeco will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, subject to receipt by the Trustee of written notice to that effect from Exchangeco, and provided that neither Molycorp nor Callco shall have exercised its Retraction Call Right with respect to the Retracted Shares and that the Beneficiary shall not have revoked the retraction request delivered by the Beneficiary to Exchangeco pursuant to Section 6(a)(iv) of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that Exchangeco is unable to redeem. In any such event, Exchangeco hereby agrees with the Trustee, and in favour of the Beneficiary, promptly to notify the Trustee of such prohibition against Exchangeco and to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Exchangeco or to the Transfer Agent in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Exchangeco is not permitted to redeem and will require Molycorp or, at the option of Molycorp, Callco to purchase such shares in accordance with the provisions of this Article 5

5.8                               Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to Molycorp pursuant to the exercise of the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing the Molycorp Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of Molycorp, Callco, Exchangeco or the Trustee shall be required to pay) any documentary, stamp, transfer of other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of Molycorp, Callco, Exchangeco and the Trustee that such taxes (if any) have been paid.

5.9                               Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Molycorp and Exchangeco shall give written notice thereof to the Trustee.  As soon as practicable after receiving notice from Molycorp or Exchangeco of the occurrence of an Insolvency Event, or upon the Trustee otherwise becoming aware of an Insolvency Event, the Trustee shall mail to each Beneficiary, at the expense of Molycorp (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Molycorp, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10                        Automatic Exchange on Liquidation of Molycorp

(a)                                 Molycorp shall give the Trustee written notice of each of the following events (each, a “Liquidation Event”) at the time set forth below:

(i)                                     in the event of any determination by the board of directors of Molycorp to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Molycorp or to effect any other distribution of assets of Molycorp among its shareholders for the purpose of winding up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)                                  as soon as practicable following the earlier of (A) receipt by Molycorp of notice of and (B) Molycorp otherwise becoming aware of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Molycorp or to effect any other distribution of assets of Molycorp among its shareholders for the purpose of winding up its affairs, in each case where Molycorp has failed to contest in good faith any such proceeding commenced in respect of Molycorp within 10 days of becoming aware thereof.

(b)                                 As soon as practicable following receipt by the Trustee from Molycorp of notice of a Liquidation Event, the Trustee shall give notice thereof to the Beneficiaries.  Such notice shall be provided by Molycorp to the Trustee and shall include a brief description of the automatic exchange of Exchangeable Shares for Molycorp Shares provided for in Section 5.10(c) (the “Automatic Exchange Right”).

(c)                                  In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Molycorp Shares in the distribution of assets of Molycorp in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, each of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Molycorp and its affiliates) shall be automatically exchanged for one Molycorp Share.  To effect such automatic exchange, Molycorp shall purchase each such Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall sell each Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share equal to Exchangeable Share Price on the last Business Day immediately prior to the Liquidation Event Effective Date, which price shall be satisfied in full by Molycorp delivering to such holder the Exchangeable Share Consideration representing such Exchangeable Share Price.

(d)                                 The closing of the transaction of purchase and sale contemplated by any exercise of the Automatic Exchange Right shall be deemed to have occurred at the close of business on the Business Day immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to Molycorp all of such Beneficiary’s right, title and interest in and to the Exchangeable Shares held by such Beneficiary free and clear of any lien, claim or encumbrance and the related interest in the Trust Estate and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Molycorp shall deliver or cause to be delivered to the Trustee, for delivery to such Beneficiary, the Exchangeable Share Consideration deliverable to such Beneficiary upon such exercise of the Automatic Exchange Right.  Concurrently with each such Beneficiary ceasing to be a holder of Exchangeable Shares, such Beneficiary shall be considered and deemed for all purposes to be the holder of the Molycorp Shares included in the Exchangeable Share Consideration to be delivered to such Beneficiary and the certificates held by such Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Molycorp pursuant to the exercise of the Automatic Exchange Right shall thereafter be deemed to represent the Molycorp Shares issued to such Beneficiary by Molycorp pursuant to the exercise of the Automatic Exchange Right.  Upon the request of any Beneficiary and the surrender by such Beneficiary of Exchangeable Share certificates deemed to represent Molycorp Shares, duly endorsed in blank and accompanied by such instruments of transfer as Molycorp may reasonably require, Molycorp shall deliver or cause to be delivered to such Beneficiary certificates representing the Molycorp Shares of which the Beneficiary is the holder.

5.11                        Withholding Rights

Molycorp, Callco, Exchangeco and the Trustee shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Molycorp Shares such amounts as Molycorp, Callco, Exchangeco or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, state, local or foreign tax Law, in each case as amended or succeeded.  The Trustee may act and rely on the advice of counsel with respect to such matters.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing agency.  To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Molycorp, Callco, Exchangeco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Molycorp, Callco, Exchangeco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Molycorp, Callco, Exchangeco or the Trustee, as the case may be, shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

ARTICLE 6

CONCERNING THE TRUSTEE

6.1                               Powers and Duties of the Trustee

(a)                                 The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

(i)                                     receipt and deposit of the Special Voting Share from Molycorp as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(ii)                                  granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(iii)                               voting the Beneficiary Votes in accordance with the provisions of this Agreement;

(iv)                              receiving the grant of the Exchange Right from Molycorp and Callco, and the Automatic Exchange Right from Molycorp, as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(v)                                 exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Right, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries any requisite documents and distributing to such Beneficiaries the Exchangeable Share Consideration to which such Beneficiaries are entitled pursuant to the exercise of the Exchange Right or the Automatic Exchange Right, as the case may be;

(vi)                              holding title to the Trust Estate;

(vii)                           investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(viii)                        taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Molycorp, Callco and Exchangeco under this Agreement; and

(ix)                              taking such other actions and doing such other things as are specifically provided in this Agreement to be carried out by the Trustee.

(b)                                 In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust.  Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

(c)                                  The Trustee, in exercising its rights, powers, duties and authorities hereunder, shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

(d)                                 The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2                               No Conflict of Interest

The Trustee represents to Molycorp, Callco and Exchangeco that, at the date of execution and delivery of this Agreement, there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity.  The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9.  If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest.  If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Ontario Superior Court of Justice for an order that the Trustee be replaced as Trustee hereunder.

6.3                               Dealings with Transfer Agents, Registrars, etc.

(a)                                 Each of Molycorp, Callco and Exchangeco irrevocably authorizes the Trustee, from time to time, to:

(i)                                     consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Molycorp Shares; and

(ii)                                  requisition, from time to time, from any such registrar or transfer agent, any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement.

(b)                                 Each of Molycorp and Callco covenants that it shall supply the Trustee or its transfer agent, as the case may be, in a timely manner with duly executed share certificates for the purpose of completing the exercise from time to time of all rights to acquire Molycorp Shares hereunder, under the Exchangeable Share Provisions and under any other security or commitment given to the Beneficiaries pursuant thereto, in each case pursuant to the provisions hereof or of the Exchangeable Share Provisions or otherwise.

6.4                               Books and Records

The Trustee shall keep available for inspection by Molycorp, Callco and Exchangeco at the Trustee’s principal office in Toronto, Ontario correct and complete books and records of account relating to the Trustee’s actions under this Agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Right.  On or before [•], and on or before [•] in every year thereafter, so long as the Special Voting Share is registered in the name of the Trustee, the Trustee shall transmit to Molycorp, Callco and Exchangeco a brief report, dated as of the preceding December 31st, with respect to:

(a)                                 the property and funds comprising the Trust Estate as of that date;

(b)                                 the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance and delivery by Molycorp or Callco of Molycorp Shares in connection with the Exchange Right, during the calendar year ended on such December 31st; and

(c)                                  any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported.

6.5                               Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file, or cause to be prepared and filed, on behalf of the Trust appropriate Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded.  In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable.  If requested by the Trustee, Molycorp shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.6                               Indemnification Prior to Certain Actions by Trustee

(a)                                 The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Special Voting Share pursuant to Article 4, subject to Section 6.15, and with respect to the Exchange Right and the Automatic Exchange Right pursuant to Article 5.

(b)                                 None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

6.7                               Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter.  In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Right or the Automatic Exchange Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

6.8                               Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this Agreement.

6.9                               Evidence and Authority to Trustee

(a)                                 Molycorp, Callco and/or Exchangeco shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Molycorp, Callco and/or Exchangeco or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights, the Exchange Right or the Automatic Exchange Right and the taking of any other action to be taken by the Trustee at the request of or on the application of Molycorp, Callco and/or Exchangeco promptly if and when:

(i)                                     such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.9; or

(ii)                                  the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Molycorp, Callco and/or Exchangeco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

(b)                                 Such evidence shall consist of an Officer’s Certificate of Molycorp, Callco and/or Exchangeco or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

(c)                                  Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Right or the taking of any other action to be taken by the Trustee at the request or on the application of Molycorp, Callco and/or Exchangeco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert or any other person whose qualifications give authority to a statement made by such person; provided, however, that if such report or opinion is furnished by a director, officer or employee of Molycorp, Callco and/or Exchangeco it shall be in the form of an Officer’s Certificate or a statutory declaration.

(d)                                 Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(i)                                     declaring that such person has read and understands the provisions of this Agreement relating to the condition in question;

(ii)                                  describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

(iii)          declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

6.10                        Experts, Advisers and Agents

The Trustee may:

(a)                                 in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert, whether retained by the Trustee or by Molycorp, Callco and/or Exchangeco or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid;

(b)                                 employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder; and

(c)                                  pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all reasonable disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

6.11                        Investment of Moneys Held by Trustee

Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested or reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Ontario, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee and the Trustee shall so invest such money on the written direction of Exchangeco. Pending the investment of any money as herein provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Exchangeco, in the deposit department of the Trustee or any other specified loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.  The Trustee shall not be held liable for any losses incurred in the investment of any funds as herein provided and all interest on monies held by or on behalf of the Trustee shall be for the account of Exchangeco and held by the Trustee for the benefit of Exchangeco.

6.12                        Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

6.13                        Trustee Not Bound to Act on Request

Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Molycorp, Callco and/or Exchangeco or of the respective directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.  The Trustee shall have the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation or regulation.  Further, should the Trustee, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation or regulation, then it shall have the right to resign on ten days written notice to the other parties to this Agreement, provided that (a) the Trustee’s written notice shall describe the circumstances of such non-compliance and (b) if such circumstances are rectified to the Trustee’s satisfaction within such ten day period, such resignation shall not be effective.

6.14                        Authority to Carry on Business

The Trustee represents to Molycorp, Callco and Exchangeco that, at the date of execution and delivery by it of this Agreement, it is authorized to carry on the business of a trust company in each of the provinces and territories of Canada but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Right and the other rights granted in or resulting from the Trustee being a party to this Agreement shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province or territory of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15                        Conflicting Claims

(a)                                 If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, in its sole discretion, to refuse to recognize or to comply with any such claims or demands.  In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands.  The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(i)            the rights of all adverse claimants with respect to the Voting Rights, Exchange Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands have been adjudicated by a final judgement of a court of competent jurisdiction and all rights of appeal have expired; or

(ii)           all differences with respect to the Voting Rights, Exchange Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

(b)                                 If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16                        Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for, by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

6.17                        Third Party Interests

Each party to this Agreement hereby represents to the Trustee that any account to be opened by, or interest to be held by the Trustee in connection with this Agreement, for or to the credit of such party, either (a) is not intended to be used by or on behalf of any third party or (b) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

6.18                        Privacy

The parties acknowledge that Canadian federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Agreement.  Despite any other provision of this Agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws.  The parties shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws.  Specifically, the Trustee agrees (a) to have a designated chief privacy officer, (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry, (c) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and not to use it for any purpose except with the consent of or direction from the other parties or the individual involved, (d) not to sell or otherwise improperly disclose personal information to any third part and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

ARTICLE 7

COMPENSATION

7.1                               Fees and Expenses of the Trustee

Molycorp, Callco and Exchangeco jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and shall reimburse the Trustee for all reasonable expenses (including taxes (other than taxes based on the net income or capital of the Trustee), fees paid to legal counsel and other experts and advisors and agents and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency, in each case reasonably incurred by the Trustee in connection with its duties under this Agreement; provided, however, that Molycorp, Callco and Exchangeco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation or any such proceedings in which the Trustee is determined to have acted in bad faith or with fraud, gross negligence, recklessness or wilful misconduct.

ARTICLE 8

INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1                               Indemnification of the Trustee

(a)                                 Molycorp, Callco and Exchangeco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without bad faith, fraud, gross negligence, recklessness or wilful misconduct on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Molycorp, Callco or Exchangeco pursuant hereto.

(b)                                 The Trustee shall promptly notify Molycorp, Callco and Exchangeco of a claim or of any action commenced against any Indemnified Parties promptly after the Trustee or any of the Indemnified Parties shall have received written assertion of such a claim or action or have been served with a summons or other first legal process giving information as to the nature and basis of the claim or action; provided, however, that the omission to so notify Molycorp, Callco or Exchangeco shall not relieve Molycorp, Callco or Exchangeco of any liability which any of them may have to any Indemnified Party except to the extent that any such delay prejudices the defence of any such claim or action or results in any increase in the liability which Molycorp, Callco or Exchangeco have under this indemnity. Subject to (ii) below, Molycorp, Callco and Exchangeco shall be entitled to participate at their own expense in the defence and, if Molycorp, Callco and Exchangeco so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim.  The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless (i) the employment of such counsel has been authorized by Molycorp, Callco or Exchangeco or (ii) the named parties to any such suit include both the Trustee and Molycorp, Callco or Exchangeco and the Trustee shall have been advised by counsel acceptable to Molycorp, Callco and Exchangeco that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Molycorp, Callco or Exchangeco and that, in the judgement of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Molycorp, Callco and Exchangeco shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of the Trust and the resignation or removal of the Trustee.

8.2                               Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the bad faith, fraud, gross negligence, recklessness or wilful misconduct on the part of the Trustee.

ARTICLE 9

CHANGE OF TRUSTEE

9.1                               Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Molycorp, Callco and Exchangeco specifying the date on which it desires to resign, provided that such notice shall not be given less than 30 days before such desired resignation date unless Molycorp, Callco and Exchangeco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee.  Upon receiving such notice of resignation, Molycorp, Callco and Exchangeco shall promptly appoint a successor trustee, which successor trustee shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces and territories of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee.  Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement.  If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Molycorp, Callco and Exchangeco shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

9.2                               Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Molycorp, Callco and Exchangeco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee, provided that such removal shall not take effect until the date of acceptance of appointment by the successor trustee.

9.3                               Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Molycorp, Callco and Exchangeco and to its predecessor trustee an instrument accepting such appointment.  Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement.  However, on the written request of Molycorp, Callco and Exchangeco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act.  Upon the request of any such successor trustee, Molycorp, Callco, Exchangeco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.  Notwithstanding the foregoing, any corporation to which all or substantially all of the business of the Trustee is transferred shall automatically become the successor trustee without any further act.

9.4                               Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Molycorp, Callco and Exchangeco shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List.  If Molycorp, Callco or Exchangeco shall fail to cause such notice to be mailed within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Molycorp, Callco and Exchangeco.

ARTICLE 10

MOLYCORP SUCCESSORS

10.1                        Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by Molycorp or its affiliates are outstanding, Molycorp shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)                                 such other person or continuing corporation (the “Molycorp Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Molycorp Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Molycorp Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Molycorp under this Agreement; and

(b)                                 such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

10.2                        Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the parties, if required by Section 10.1, shall execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon the Molycorp Successor and such other person that may then be the issuer of the Molycorp Shares shall possess and from time to time may exercise each and every right and power of Molycorp under this Agreement in the name of Molycorp or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Molycorp or any officers of Molycorp may be done and performed with like force and effect by the directors or officers of such Molycorp Successor.

10.3                        Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (a) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Molycorp with or into Molycorp, (b) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Molycorp, provided that all of the assets of such subsidiary are transferred to Molycorp or another wholly-owned direct or indirect subsidiary of Molycorp, (c) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Molycorp among the shareholders of such subsidiary for the purpose of winding up its affairs and (d) any such transactions which are expressly permitted by this Article 10.

10.4                        Successor Transactions

Notwithstanding the foregoing provisions of this Article 10, in the event of a Molycorp Control Transaction:

(a)                                 in which Molycorp merges or amalgamates with, or in which all or substantially all of the then outstanding Molycorp Shares are acquired by, one or more other corporations to which Molycorp is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)                                 which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of that definition; and

(c)                                  in which all or substantially all of the then outstanding Molycorp Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Molycorp Control Transaction, owns or controls, directly or indirectly, Molycorp, then, (i) all references herein to “Molycorp” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Molycorp Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 6 of the Plan of Arrangement or exchange of such shares pursuant to this Agreement immediately subsequent to the Molycorp Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 6 of the Plan of Arrangement, or exchange of such shares pursuant to this Agreement had occurred immediately prior to the Molycorp Control Transaction and the Molycorp Control Transaction was completed) without any need to amend the terms and conditions of this Agreement and without any further action required and (ii) Molycorp shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this Agreement.

ARTICLE 11

AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1                        Amendments, Modifications, etc.

Subject to Section 11.2, this Agreement may not be amended or modified except by an agreement in writing executed by Molycorp, Callco, Exchangeco and the Trustee and approved by the Beneficiaries in accordance with Section 11(b) of the Exchangeable Share Provisions.

11.2                        Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of:

(a)                                 adding to the covenants of any or all parties hereto for the protection of the Beneficiaries if the board of directors of each of Molycorp, Callco and Exchangeco shall be of the good faith opinion and the Trustee, acting on the advice of counsel, shall be of the opinion that such additions will not be prejudicial in any material respect to the rights or interests of the Beneficiaries as a whole;

(b)                                 evidencing the succession of Molycorp Successors and the covenants of and obligations assumed by each such Molycorp Successor in accordance with the provisions of Article 10;

(c)                                  making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the good faith opinion of the board of directors of each of Molycorp, Callco and Exchangeco and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries as a whole, it may be expedient to make, provided that each such board of directors and the Trustee shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial in any material respect to the rights or interests of the Beneficiaries as a whole; or

(d)                                 making such changes or corrections which, on the advice of counsel to Molycorp, Callco, Exchangeco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that each such board of directors and the Trustee shall be of the good faith opinion that such changes or corrections will not be prejudicial in any material respect to the rights or interests of the Beneficiaries as a whole.

11.3                        Meeting to Consider Amendments

Exchangeco, at the request of Molycorp, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto.  Any such meeting or meetings shall be called and held in accordance with the articles and by-laws of Exchangeco, the Exchangeable Share Provisions and all applicable laws.

11.4                        Changes in Capital of Molycorp and Exchangeco

At all times after the occurrence of any event contemplated pursuant to Section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either Molycorp Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Molycorp Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

11.5                        Execution of Supplemental Trust Agreements

Notwithstanding the provisions of Section 11.1, from time to time Molycorp, Callco and Exchangeco (in each case, when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)                                 evidencing the succession of Molycorp Successors and the covenants of and obligations assumed by each such Molycorp Successor in accordance with the provisions of Article 10 and the successors of the Trustee or any successor trustee in accordance with the provisions of Article 9;

(b)                                 making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Right which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Molycorp, Callco, Exchangeco, the Trustee or this Agreement; and

(c)                                  for any other purposes not inconsistent with the provisions of this Agreement, including to make or evidence any amendment or modification to this Agreement as contemplated hereby; provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 12

TERMINATION

12.1                        Term

The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)                                 no outstanding Exchangeable Shares are held by a Beneficiary; and

(b)                                 each of Molycorp, Callco and Exchangeco elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 11(b) of the Exchangeable Share Provisions.

12.2                        Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.

ARTICLE 13

GENERAL

13.1                        Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.2                        Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns and, subject to the terms hereof, to the benefit of the Beneficiaries.

13.3                        Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by facsimile or email transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(a)                                 In the case of Molycorp, Callco or Exchangeco to the following address:

Molycorp, Inc.
5619 DTC Parkway, Suite 1000
Greenwood Village, Colorado
USA  80111

Attn:                    John F. Ashburn, Jr.
Fax:                       (303) 843-8082
Email:            john.ashburn@molycorp.com

with a copy to (which shall not constitute notice):

Jones Day
P.O. Box 165017
325 John H. McConnell Boulevard, Suite 600
Columbus, Ohio
USA  43216-5017

Attn:                    Jeffrey D. Litle
Fax:                       (614) 281-3886
Email:            jdlitle@jonesday.com

and:

McCarthy Tétrault LLP
P.O. Box 10424, Pacific Centre
Suite 1300, 777 Dunsmuir Street
Vancouver, British Columbia
Canada  V7Y 1K2

Attn:                    Michael Urbani
Fax:                       (604) 605-5289
Email:            murbani@mccarthy.ca

(b)                                 In the case of Trustee to:

Computershare Trust Company of Canada
[•]

Attn:                    [•]
Fax:                       [•]
Email:            [•]

or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.

13.4                        Notice to Beneficiaries

Any notice, request or other communication to be given to a Beneficiary shall be in writing and shall be valid and effective if given by mail (postage pre-paid or by delivery, to the address of the holder recorded in the securities register of Exchangeco or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder.  Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery.  Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares, or any defect in such notice, shall not invalidate or otherwise alter or affect any action or proceeding to be taken pursuant thereto.

13.5                        Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.6                        Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

13.7                        Attornment

Each of Molycorp, Callco, Exchangeco and the Trustee agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and Molycorp hereby appoints Exchangeco at its registered office in the Province of Ontario as attorney for service of process.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MOLYCORP, INC.

By:
Name:
Title:

0934632 B.C. LTD.

By:
Name:
Title:

0934634 B.C. LTD.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY OF CANADA

By:
Name:
Title:

By:
Name:
Title: